Exhibit 2.1

ASSET PURCHASE AGREEMENT

DATED AS OF OCTOBER 28, 2020

BY AND AMONG

COPPER RETAIL JV LLC AND COPPER BIDCO LLC, AS PURCHASERS,

AND

J. C. PENNEY COMPANY, INC., AS THE COMPANY,

AND

THE OTHER SELLERS NAMED HEREIN

i

INDEX OF EXHIBITS

SCHEDULE I PROPCO PRE-CLOSING REORGANIZATION

EXHIBIT A	RESERVED

EXHIBIT B	FORM OF PATENT ASSIGNMENT AGREEMENT

EXHIBIT C	FORM OF TRADEMARK ASSIGNMENT AGREEMENT

EXHIBIT D	FORM OF COPYRIGHT ASSIGNMENT AGREEMENT

EXHIBIT E	FORM OF DOMAIN NAME ASSIGNMENT AGREEMENT

EXHIBIT F	FORM OF BARGAIN AND SALE DEED

EXHIBIT G	FORM OF ASSIGNMENT AND ASSUMPTION OF LEASE

EXHIBIT H	RESERVED

EXHIBIT I	RESERVED

EXHIBIT J	FORM OF OPCO TERM LOAN B CREDIT AGREEMENT

EXHIBIT K	FORM OF TRANSITION SERVICES AGREEMENT

EXHIBIT L	ESCROW AGREEMENT

EXHIBIT M	RESERVED

EXHIBIT N	FORM OF EARNOUT AGREEMENT

EXHIBIT O	FORM OF BENEFITS TRANSITION SERVICES AGREEMENT

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of October 28, 2020 (the “Effective Date”), by and among Copper Retail JV LLC, a Delaware limited liability company (“OpCo Purchaser”), Copper BidCo LLC, a Delaware limited liability company (“BidCo” or “PropCo Purchaser” and, together with OpCo Purchaser, the “Purchasers”), J. C. Penney Company, Inc., a Delaware corporation (the “Company”), and the Subsidiaries of the Company that are indicated on the signature pages attached hereto (together with the Company, each a “Seller” and collectively “Sellers”). Purchasers and Sellers are referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used herein shall have the meanings set forth herein or in Article XI.

WHEREAS, on May 15, 2020, the Company and the other Sellers filed voluntary petitions for relief under the Bankruptcy Code, in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”), which are jointly administered for procedural purposes (collectively, the “Bankruptcy Case”);

WHEREAS, subject to (x) the Prepetition ABL Liens (as defined in the Financing Order) and the ABL Adequate Protection Liens (as defined in the Financing Order), in each case with respect to ABL Priority Collateral (as defined in the Financing Order) and (y) the Carve Out (as defined in the Financing Order) the DIP Collateral Agent, on behalf of the DIP Secured Parties, holds a perfected first priority priming Encumbrance securing the DIP Obligations and Term Loan/First Lien Notes Collateral Agent, on behalf of the Term Loan/First Lien Notes Secured Parties, holds a perfected Encumbrance securing the Term Loan Obligations and First Lien Notes Obligations on substantially all assets of Sellers, including the OpCo Acquired Assets and PropCo Acquired Assets (collectively, the “Encumbered Assets” and such Encumbrances, the “Credit Bid Encumbrances”);

WHEREAS, pursuant to the direction letter, dated as of the date hereof (the “Instruction Letters”), a true and correct copy of which has been provided to Sellers, PropCo Purchaser and OpCo Purchaser, the Requisite Lenders (as defined in the Term Loan Agreement), the Term Loan Administrative Agent, the Term Loan/First Lien Notes Collateral Agent, the First Lien Notes Trustee, the Requisite Lenders (as defined in the DIP Credit Agreement), the DIP Administrative Agent and the DIP Collateral Agent have authorized and directed that BidCo credit bid, for the benefit of and on behalf of BidCo (or its Designee(s)), (i) $900,000,000 of DIP Obligations and (ii) an aggregate of $100,000,000 of Term Loan Obligations and First Lien Notes Obligations to be allocated ratably based on relative outstanding obligations (collectively, the “Credit Bid Amount”), pursuant to section 363(k) of the Bankruptcy Code (the “Credit Bid”) with respect to the OpCo Acquired Assets and PropCo Acquired Assets as set forth in this Agreement;

WHEREAS, as part of the Credit Bid and subject to the terms and conditions of this Agreement, OpCo Purchaser (or a Designee) desires to purchase the OpCo Acquired Assets and assume the OpCo Assumed Liabilities from Sellers, and Sellers desire to sell, convey, assign, and transfer to OpCo Purchaser (or a Designee) the OpCo Acquired Assets together with the OpCo Assumed Liabilities, in a sale authorized by the Bankruptcy Court, subject to entry of the Sale Order (such transaction, collectively, the “OpCo Sale”);

WHEREAS, in order to facilitate the consummation of the OpCo Sale, BidCo intends to assign a portion of the Credit Bid to OpCo Purchaser to enable, in part, OpCo Purchaser to acquire the OpCo Acquired Assets;

WHEREAS, as part of the Credit Bid and subject to the terms and conditions of this Agreement, PropCo Purchaser (or a Designee) desires to acquire the PropCo Acquired Assets and assume the PropCo Assumed Liabilities from Sellers, and Sellers desire to sell, convey, assign and transfer to the PropCo Purchaser (or a Designee) the PropCo Acquired Assets together with the PropCo Assumed Liabilities, pursuant to the Sale Order and the Plan subject to entry of the Confirmation Order and consummation of the Plan (the “Plan Effective Date”) or, if the Confirmation Order is not entered in accordance with Section 7.1(d)), pursuant to the Sale Order (such transaction, collectively, the “PropCo Sale” and together with the OpCo Sale, each a “Transaction”); and

WHEREAS, on or immediately prior to the PropCo Closing Date, Sellers shall transfer to a newly formed trust (“PropCo Trust”) or one or more Subsidiaries of PropCo Trust (the “PropCo Subsidiaries”), and PropCo Trust or such PropCo Subsidiaries will accept and assume, the PropCo Acquired Assets and PropCo Assumed Liabilities, and take the steps and enter into the documents sets forth on, and in accordance with, Schedule I (such steps, the “PropCo Pre-Closing Reorganization”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants, and agreements set forth herein, and intending to be legally bound hereby, Purchasers and Sellers hereby agree as follows.

ARTICLE I

PURCHASE AND SALE OF THE ACQUIRED ASSETS;

ASSUMPTION OF ASSUMED LIABILITIES

1.1. Purchase and Sale of the OpCo Acquired Assets. Pursuant to sections 363 and 365 of the Bankruptcy Code and on the terms and subject to the conditions set forth herein and the Sale Order, at the OpCo Closing, Sellers shall sell, transfer, assign, convey, and deliver to OpCo Purchaser or one or more Designees, and OpCo Purchaser or such Designee(s) shall purchase, acquire, and accept from Sellers, all of Sellers’ right, title, and interest in, to and under, as of the OpCo Closing, the OpCo Acquired Assets, free and clear of all Encumbrances other than Permitted Post-Closing Encumbrances. “OpCo Acquired Assets” means all of the properties, rights, interests, and other assets of Sellers as of the OpCo Closing, whether tangible, or intangible, real, personal or mixed, wherever located and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP, including the following assets of Sellers, but excluding in all cases the Excluded Assets and the PropCo Acquired Assets:

(a) the OpCo Assigned Contracts, including any Contracts designated for assumption and assignment pursuant to Section 1.7 and including, for the avoidance of doubt, any rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by Sellers therein as of the OpCo Closing;

(b) all OpCo Closing Cash, all bank accounts (other than those listed on Schedule 1.3(c)) and all Accounts Receivable of Sellers, in each case, as of the OpCo Closing;

(c) without duplication of any other OpCo Acquired Assets, all royalties, advances, prepaid assets (excluding prepaid Taxes of Sellers), security and other deposits, prepayments and other current assets (excluding current Tax assets), in each case of Sellers as of the OpCo Closing (but excluding all interests in the Excluded Insurance Policies and all prepaid assets to the extent relating to Excluded Contracts as of the OpCo Closing);

(d) all Documents that are not Excluded Documents;

(e) the Owned Real Property other than the PropCo Acquired Owned Real Property (the “OpCo Acquired Owned Real Property” and together with the PropCo Acquired Owned Real Property, the “Acquired Owned Real Property”);

(f) the Leased Real Property other than the PropCo Acquired Leased Real Property (the “OpCo Acquired Leased Real Property” and together with the PropCo Acquired Leased Real Property, the “Acquired Leased Real Property”), in each case, including any Leasehold Improvements and all permanent fixtures, improvements and appurtenances thereto;

(g) the Excluded PropCo Real Property;

(h) all tangible assets (including Equipment, computer systems, computer hardware, supplies furniture, fixtures, machinery and fixed assets) of Sellers, including the tangible assets of Sellers located at any OpCo Acquired Leased Real Property or OpCo Acquired Owned Real Property and any tangible assets on order to be delivered to any Seller; provided that if any such asset is leased by any Seller, the underlying lease for such asset is an OpCo Assigned Contract;

(i) all demands, allowances, refunds (other than Tax refunds), rebates (including any vendor or supplier rebates, but excluding Tax rebates), express or implied guarantees, warranties, representations, covenants, indemnities, rights, claims, counterclaims, defenses, credits, causes of action, rights of set off, rights of contribution, rights of reimbursement, rights of recoupment, or other rights of recovery (regardless of whether such rights are currently exercisable) (in each case, other than against any Seller), including rights under vendors’ and manufacturers’ warranties, indemnities and guaranties, relating to or arising against suppliers, vendors, merchants, manufacturers, counterparties to leases, counterparties to licenses and counterparties to any OpCo Assigned Contract, in each case arising out of or relating to events occurring on or prior to the OpCo Closing Date;

(j) all of the rights and benefits accruing under all Permits, to the extent transferable;

(k) to the extent transferable, all current and prior insurance policies of Sellers or their Subsidiaries that relate to the OpCo Acquired Assets or OpCo Assumed Liabilities, and all rights and benefits of Sellers or their Subsidiaries of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries, but excluding all interests in the Excluded Insurance Policies and any rights to insurance recovery required to be paid to Persons other than OpCo Purchaser under any Order of the Bankruptcy Court relating to debtor-in-possession financing obtained by Sellers;

(l) all rights of Sellers under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with any Transferred Employee or any current or former employee of Sellers, current or former directors, consultants, independent contractors and agents of Sellers or their Subsidiaries or any of their Affiliates or with third parties;

(m) all shares of capital stock or other equity interests of any Subsidiary of any Seller (other than any Seller) set forth on Schedule 1.1(m) (each, an “Acquired Subsidiary”); provided that (i) OpCo Purchaser shall have the right to add or remove any entity from Schedule 1.1(m) on or prior to the date that is seven (7) days prior to the OpCo Closing Date (the “Acquired Subsidiary Designation Date”) and to the extent removed from Schedule 1.1(m) after the date hereof but on or prior to the Acquired Subsidiary Designation Date, such entity shall not constitute an Acquired Subsidiary for any purposes hereunder; provided that OpCo Purchaser shall use its commercially reasonable efforts to notify Sellers of its intent to add or remove any entity from Schedule 1.1(m) as soon as practicable following the date hereof; (ii) for the purposes of the representations and warranties in Article III, “Acquired Subsidiaries” shall not include any Subsidiary added to Schedule 1.1(m) after the date hereof; (iii) (subject to Section 6.1(b)) in the event any Acquired Subsidiary shall be liquidated or dissolved prior to the OpCo Closing in accordance with this Agreement, the assets constituting the proceeds of such liquidation or dissolution (and not the equity interests in respect of such liquidated or dissolved Subsidiary) shall be OpCo Acquired Assets hereunder; (iv) any Subsidiaries formed after the date hereof solely to effectuate the PropCo Sale and that do not have any assets or operations other than to the extent required to effectuate the PropCo Sale shall not be Acquired Subsidiaries or Acquired Assets; and (v) any Subsidiary removed from Schedule 1.1(m) shall not be a Seller and its assets and Liabilities will not be Acquired Assets or Assumed Liabilities, except as provided in Section 6.20;

(n) all assets, including receivables, due from an Acquired Subsidiary as of the OpCo Closing subject to Section 6.9(b);

(o) the sponsorship of each Seller Plan set forth on Schedule 1.1(o) (each, an “Acquired Seller Plan”) and all right, title and interest in any assets thereof or relating thereto; provided that OpCo Purchaser shall have the right to add or remove any Seller Plan from Schedule 1.1(o) prior to the deadline for such right as set forth in the Benefits TSA (the “Acquired Seller Plan Designation Date”) and to the extent removed from Schedule 1.1(o) after the date hereof but on or prior to the Acquired Seller Plan Designation Date, such Seller Plan shall not constitute an Acquired Seller Plan for any purposes hereunder;

(p) all Intellectual Property owned by Sellers (including the Intellectual Property set forth on Schedule 3.12), including all (i) rights to collect royalties and proceeds in connection therewith, (ii) all rights to sue and recover for past, present and future infringements, misappropriations or other violations of such Intellectual Property against any Persons (regardless of whether or not such claims and causes of action have been asserted by Sellers) and (iii) rights to protection of interests in the foregoing under the Laws of all jurisdictions, including all registrations, renewals, extensions, combinations, divisions, or reissues of, and applications for, any of the rights referred to above; provided that the OpCo Acquired Assets shall not include any application for registration of any trademark that would be invalidated, canceled, voided or abandoned due to the contribution, assignment or conveyance of any trademarks hereunder, including intent-to-use applications filed with the United States Patent and Trademark Office pursuant to 15 USC Section 1051(b) prior to the filing and acceptance of a statement of use or amendment to allege use pursuant to 15 USC Section 1051(c) or (d) (an “Intent-To-Use Trademark”), unless and until such time that the contribution, assignment or conveyance of any trademarks hereunder will not cause such trademark to be invalidated, cancelled, voided or abandoned;

(q) all goodwill associated with the other OpCo Acquired Assets, including all goodwill associated with the Intellectual Property of Sellers and all rights under any confidentiality agreements executed by any third party for the benefit of Sellers or their Subsidiaries;

(r) all inventory (including inventory in transit), supplies and materials of Sellers as of the OpCo Closing (including all rights of Sellers to receive such inventory, supplies, materials and spare parts that are on order and all rights of Sellers with respect to any inventory held on consignment), including the Merchandise, and all open purchase orders with suppliers;

(s) all rights with respect to that certain Action described on Schedule 1.1(s) (the “Specified Litigation”);

(t) all Avoidance Actions (inclusive of any Avoidance Actions against suppliers, vendors, merchants, manufacturers, or counterparties to any OpCo Assigned Contracts), other than actions under section 547 of the Bankruptcy Code or any comparable “preference” action arising under applicable non-bankruptcy law against Entities designated as Key Go Forward Suppliers in accordance with the Plan that are in fact waived pursuant to consummation of the Plan;

(u) all rights of Sellers to cash collateral held by third parties as security for the OpCo Assumed Liabilities;

(v) all Tax refunds or rebates (i) that relate solely to OpCo Taxes, (ii) that reduce the amount of Taxes payable by Sellers pursuant to the terms of Section 9.4(c) or are included in Schedule 1.1(y), or (iii) that transfer by automatic operation of Law to OpCo Purchaser as a result of acquiring the OpCo Acquired Assets or the OpCo Assumed Liabilities;

(w) any (i) prepaid Taxes relating to OpCo Taxes, (ii) any prepaid Tax that reduces the amount of Taxes payable by Sellers pursuant to the terms of Section 9.4(c) or are included in Schedule 1.1(y), and (iii) prepaid Taxes or other Tax assets that transfer by automatic operation of Law to OpCo Purchaser as a result of acquiring the OpCo Acquired Assets or the OpCo Assumed Liabilities;

(x) all other assets that are owned or leased by any Seller as of the OpCo Closing that are not Excluded Assets or PropCo Acquired Assets; and

(y) all current assets set forth on Schedule 1.1(y), (including, for the avoidance of doubt, any Tax asset to the extent included therein that is not otherwise included under Sections 1.1(v) and 1.1(w)).

1.2. Purchase and Sale of the PropCo Acquired Assets. Pursuant to sections 363 and 365 of the Bankruptcy Code and on the terms and subject to the conditions set forth herein and in the Confirmation Order or Sale Order, as applicable, at the PropCo Closing, Sellers shall sell, transfer, assign, convey, and deliver to PropCo Purchaser or one or more Designees, and PropCo Purchaser or such Designee(s) shall purchase, acquire, and accept from Sellers, all of Sellers’ right, title, and interest in, to and under, as of the Closing, the PropCo Acquired Assets, free and clear of all Encumbrances other than Permitted Post-Closing Encumbrances. “PropCo Acquired Assets” means the following assets of Sellers, but excluding in all cases the Excluded Assets and the OpCo Acquired Assets:

(a) all cash and cash equivalents other than the OpCo Closing Cash and the amounts included in the Wind-Down Operating Budget and Reserved Claims Budget as determined pursuant to Section 2.1(f) (the “PropCo Closing Cash”);

(b) the Leased Real Property listed on Schedule 1.2(b), other than the Excluded PropCo Real Property (the “PropCo Acquired Leased Real Property”);

(c) the Owned Real Property listed on Schedule 1.2(c), other than the Excluded PropCo Real Property (the “PropCo Acquired Owned Real Property”);

(d) the Leases pursuant to which the applicable Seller owns its leasehold estate with respect to each PropCo Acquired Leased Real Property PropCo Acquired Leased Real Property (the “PropCo Acquired Leases”);

(e) to the extent transferable under applicable Law, all Permits relating to the ownership of each PropCo Acquired Owned Real Property or PropCo Acquired Leased Real Property;

(f) all Real Estate Plans and Real Estate Warranties with respect to each PropCo Acquired Owned Real Property or PropCo Acquired Leased Real Property;

(g) the Master Lease Agreement, the Distribution Centers Lease Agreement, the Interim Period Rent Payments (subject to Section 6.1(d)), and the Transition Services Agreement;

(h) all equity interest in PropCo Trust;

(i) all Tax refunds or rebates that relate solely to PropCo Taxes or that transfer by automatic operation of Law to PropCo Purchaser as a result of acquiring the PropCo Acquired Assets or the PropCo Assumed Liabilities;

(j) any prepaid PropCo Taxes and other Tax assets that transfer by automatic operation of Law to PropCo Purchaser as a result of acquiring the PropCo Acquired Assets or the PropCo Assumed Liabilities; and

(k) the Escrow Agreement (which shall be assigned to Earnout Co. at the PropCo Closing).

1.3. Excluded Assets. Notwithstanding anything to the contrary in this Agreement, in no event shall Sellers be deemed to sell, transfer, assign, convey or deliver and Sellers shall retain all right, title and interest in, to and under the following assets, properties, interests and rights of each such Seller (collectively, the “Excluded Assets”):

(a) all cash and cash equivalents that are not OpCo Closing Cash or PropCo Closing Cash;

(b) all Contracts of Sellers listed on Schedule 1.3(b) and all Contracts designated for exclusion in accordance with Section 1.7 (the “Excluded Contracts”);

(c) all bank accounts listed on Schedule 1.3(c) (for the avoidance of doubt, no OpCo Closing Cash will be held in such retained bank accounts but shall be transferred to OpCo Purchaser pursuant to Section 1.1(b));

(d) all Personal Data that any Seller is required by Law to retain or is prohibited by or would otherwise contravene applicable Law or Sellers’ applicable policies from transferring to a Purchaser, including credit card numbers or related customer payment source or social security numbers;

(e) Tax Returns that do not constitute Documents;

(f) all Documents (i) to the extent they primarily relate to any of the Excluded Assets or Excluded Liabilities or (ii) that any Seller is required by Law to retain or is prohibited by Law from transferring to OpCo Purchaser (collectively, the “Excluded Documents”); provided that, in each case of (i) and (ii), OpCo Purchaser shall have the right, to the extent permitted by applicable Law, to make copies of any portions of any Excluded Documents;

(g) all shares of capital stock or other equity interests of any Seller or securities convertible into, exchangeable or exercisable for any such shares of capital stock or other equity interests;

(h) any records, documents or other information relating to employees of Sellers who are not Transferred Employees, and any materials containing information about any Transferred Employee, disclosure of which would violate applicable Law;

(i) all claims or actions that any Seller may have against any Person to the extent related to any other Excluded Assets or any Excluded Liabilities;

(j) Sellers’ corporate charter, minute and stock record books and corporate seal; provided that OpCo Purchaser shall have the right to make copies of any portions of such documents relating to the Acquired Assets;

(k) Sellers’ rights under this Agreement, or any agreement, certificate, instrument or other document executed and delivered between any Seller and any Purchaser in connection with the transactions contemplated hereby, or any other agreement between any Seller and any Purchaser entered into on or after the date hereof;

(l) any Contracts of Sellers relating to Indebtedness incurred by the Company or any Subsidiary of the Company; and any Contracts between any Seller, on the one hand, and any equity holder of any Seller (including any Person who has the right to acquire equity of any Seller, whether as the result of an exchange, conversion, exercise, or otherwise) in such Person’s capacity as an equity holder of any Seller, on the other hand (including any stock purchase, shareholders’, registration rights or similar agreements), except to the extent expressly included in the Assigned Contracts;

(m) any Tax asset, Tax refund, or prepaid Tax of Sellers, other than as set forth in Sections 1.1(v), 1.1(w), 1.2(i), and 1.2(j);

(n) all assets, rights and properties to the extent relating to any Seller Plan that is not an Acquired Seller Plan;

(o) the Leases related to the Stores set forth on Schedule 1.3(o) (the “GOB Stores”); provided that OpCo Purchaser shall have the right to add (but not remove) any Store to Schedule 1.3(o) on or prior to the day prior to the OpCo Closing Date;

(p) all Excluded Insurance Policies; and

(q) the properties and assets set forth on Schedule 1.3(q).

1.4. Assumption of Certain OpCo Liabilities. On the terms and subject to the conditions set forth in this Agreement and the Sale Order, effective as of the OpCo Closing, OpCo Purchaser or one or more of its Designees shall assume from Sellers (and, from and after the OpCo Closing, pay, perform, discharge, or otherwise satisfy if, as and when required by their respective terms), and Sellers shall irrevocably convey, transfer and assign to OpCo Purchaser or such Designee(s) the following (and only the following) Liabilities (collectively, the “OpCo Assumed Liabilities”):

(a) all Liabilities and obligations of Sellers under the OpCo Assigned Contracts to the extent first arising from and after the OpCo Closing and all Liabilities and obligations of Sellers under open purchase orders with suppliers, subject to Section 1.6(a);

(b) any Liabilities to the extent first arising out of the ownership of the OpCo Acquired Assets by OpCo Purchaser from and after the OpCo Closing Date, subject to Section 1.6(a);

(c) all Liabilities owing to any Acquired Subsidiary as of the OpCo Closing, subject to Section 6.9(b);

(d) sponsorship of (i) the Acquired Seller Plans and all Liabilities under or related thereto and (ii) the VARP and all Liabilities under or related thereto;

(e) all Liabilities related to (i) the Transferred Employees to the extent attributable to the actions of the OpCo Purchaser following the expiration of the Term (as such term is defined in the Benefits TSA); and (ii) any such Liabilities specifically assumed by the OpCo Purchaser under the Benefits TSA first arising from and after the OpCo Closing;

(f) all workers’ compensation Liabilities;

(g) all current Liabilities set forth on Schedule 1.4(g) (including, for the avoidance of doubt, any Taxes to the extent included therein but not otherwise included in the definition of OpCo Taxes, but excluding the Liabilities set forth on Schedule 1.6(q)); provided, that any severance Liabilities set forth on Schedule 1.4(g) shall be assumed only to the extent specified on Schedule 1.4(g);

(h) COBRA Liabilities to the extent the assumption thereof by OpCo Purchaser is required by Law and other Liabilities assumed under Section 6.6;

(i) all OpCo Taxes; and

(j) all Liabilities arising out of noncompliance with Environmental Laws or the release of Hazardous Substances at the OpCo Acquired Owned Real Property and the OpCo Acquired Leased Real Property, whether known or unknown, except as set forth in Section 1.6(o).

Notwithstanding the foregoing and for the avoidance of doubt, OpCo Assumed Liabilities shall not include any Liability relating to or arising out of any violation of Law by, or any Action against, any Seller or any breach, default or violation by any Seller of or under any OpCo Assigned Contracts, all of which shall constitute Excluded Liabilities.

1.5. Assumption of Certain PropCo Liabilities. On the terms and subject to the conditions set forth in this Agreement and the Confirmation Order or the Sale Order, as applicable, effective as of the PropCo Closing, PropCo Purchaser or one or more Designees shall assume from Sellers (and, from and after the PropCo Closing, pay, perform, discharge, or otherwise satisfy in accordance with their respective terms), and Sellers shall irrevocably convey, transfer and assign to PropCo Purchaser or such Designee(s), the following (and only the following) Liabilities (collectively, the “PropCo Assumed Liabilities”):

(a) all Liabilities and obligations of Sellers under the PropCo Assigned Contracts to the extent first arising from and after the PropCo Closing;

(b) any Liabilities to the extent first arising out of the ownership of the PropCo Acquired Assets by PropCo Purchaser from and after the PropCo Closing Date;

(c) all of the Liabilities of Sellers set forth on Schedule 1.5;

(d) all Liabilities of Sellers under the Master Lease Agreement, Distribution Centers Lease Agreement and Transition Services Agreement;

(e) all PropCo Taxes;

(f) all Liabilities of Sellers under the Escrow Agreement; and

(g) all Liabilities arising out of noncompliance with Environmental Laws or the release of Hazardous Substances at the PropCo Acquired Owned Real Property and the PropCo Acquired Leased Real Property, whether known or unknown, except as set forth in Section 1.6(o).

For the avoidance of doubt, PropCo Assumed Liabilities shall not include any Liability relating to or arising out of any violation of Law by, or any Action against, any Seller or any breach, default or violation by any Seller of or under any PropCo Acquired Leases.

1.6. Excluded Liabilities. Notwithstanding any provision in this Agreement to the contrary, the Parties expressly acknowledge and agree that neither Purchaser (or any Designee of any Purchaser) shall assume, be obligated to pay, perform or otherwise discharge or in any other manner be liable or responsible for any Liabilities of Sellers or relating to the Acquired Assets, whether existing on the OpCo Closing Date, the PropCo Closing Date or arising thereafter as a result of any act, omission or circumstances taking place prior to the applicable Closing, other than the Assumed Liabilities (as applicable) (all such Liabilities that Purchasers (or their respective Designees) are not assuming being referred to collectively herein as the “Excluded Liabilities,” which Excluded Liabilities shall be discharged pursuant to the Plan and in accordance with section 1129 of the Bankruptcy Code). Without limiting the foregoing, neither Purchaser nor any Designee of any Purchaser (as applicable) shall be obligated to assume, and does not assume, and hereby disclaims all the Excluded Liabilities, including the following Liabilities of any Seller or of any predecessor of any Seller:

(a) all cure costs required to be paid pursuant to section 365 of the Bankruptcy Code in connection with the assumption and assignment of the OpCo Assigned Contracts as finally determined by the Bankruptcy Court (the “OpCo Cure Costs”) and all cure costs required to be paid pursuant to section 365 of the Bankruptcy Code in connection with the assumption and assignment of the PropCo Acquired Leases as finally determined by the Bankruptcy Court (the “PropCo Cure Costs” and, together with any OpCo Cure Costs, the “Cure Costs”) and any rejection damages claims or other Liabilities arising in connection with the rejection of any Contracts pursuant to Section 1.7 or otherwise;

(b) (i) all Taxes of or payable by Sellers, other than OpCo Taxes and PropCo Taxes and (ii) any Liability for escheat or unclaimed property obligations with respect to escheat or unclaimed property periods that have lapsed through the applicable Closing Date, as determined in accordance with the principles of Section 9.4(c);

(c) except as expressly assumed under Section 1.4(d), Section 1.4(e), Section 1.4(f), Section 1.4(g) or Section 6.6 or specifically assumed by OpCo Purchaser under the Benefits TSA, all employment-related Liabilities of Sellers, including (i) payments or entitlements to any current or former employees, officers, directors or consultants of Sellers, including wages, other remuneration, holiday or vacation pay, severance pay (statutory or otherwise), commission, post-employment medical or life obligations, pension contributions, and insurance premiums, (ii) ERISA Affiliate Liability, (iii) any Liability arising out of, relating to or resulting from the employment or termination of employment prior to the Closing of any current or former employee or independent contractor of Sellers, (iv) any Liability for any action resulting from Sellers’ employees’ separation of employment, including any severance or separation pay, (v) any Liability with respect to any former employee or any employee who does not become a Transferred Employee (other than any COBRA Liabilities assumed under Section 6.6(e)), (vi) any Liability arising out of or relating to any collective bargaining agreement or union agreement, including any withdrawal liability with respect to any multiemployer plan (as defined under Section 3(37) of ERISA) (whether or not yet asserted) and (vii) any Liability relating to or arising out of the employment practices of Sellers or any of their Subsidiaries or Affiliates, including any violations of Sellers or their Subsidiaries or Affiliates of any labor or employment agreement;

(d) any Liability with respect to (i) each Seller’s and their Subsidiaries’ and Affiliates’ defined benefit pension plans (including the JCP Corporation Inc. Pension Plan), the J.C. Penney Corporation Inc. Mirror Savings Plan or retiree medical, retiree dental or retiree life insurance plans or arrangements, including, in each case, Liabilities arising out of termination of such plans or arrangements, or any other obligation or related expense, (ii) each Seller’s and their Subsidiaries’ and Affiliates’ nonqualified deferred compensation plans (including the plans set forth on Schedule 1.6(o)) and (iii) except as set forth in Section 1.4(d) or 1.4(g), any bonus plans, change of control plans (including the J. C. Penney Corporation, Inc. 2011 Change in Control Plan and J. C. Penney Corporation, Inc. 2009 Change in Control Plan), retention plans, key employee incentive plans or key employee retention plans (including the KERP);

(e) except as assumed under the Benefits TSA, all Liabilities related to the WARN Act, with respect to Sellers’ termination of employment of Sellers’ or any of their respective Subsidiaries’ or Affiliates’ employees on or prior to Closing;

(f) all Liabilities arising under or relating to any Seller Plan that is not an Acquired Seller Plan (including all assets, trusts, insurance policies and administration service contracts related thereto), but excluding, for the avoidance of doubt, any Liabilities which are expressly assumed under Section 1.4(d), 1.4(g), or 6.6 or the Benefits TSA;

(g) all Liabilities relating to Excluded Assets, including executory Contracts that are not Assigned Contracts;

(h) all Liabilities arising from or related to any claim, action, arbitration, audit, hearing, investigation, suit, litigation or other proceeding (whether civil, criminal, administrative, investigative, or informal and whether pending or threatened or having any other status) against any Seller or Seller Subsidiary or any of their respective Affiliates, or related to the Acquired Assets or the Assumed Liabilities, pending or threatened or with respect to facts, actions, omissions, circumstances or conditions existing, occurring or accruing prior to the applicable Closing Date;

(i) all Liabilities to any equity holder of any Seller or Seller Subsidiary;

(j) all Liabilities in respect of Indebtedness, including in respect of accrued or unpaid interest thereon and any premiums, fees, expenses or penalties (including prepayment or early termination fees) associated with the repayment thereof;

(k) all Liabilities arising out of or relating to services, products or product or service warranties of any Seller or any predecessor or Affiliate of any Seller to the extent provided, developed, designed, manufactured, sourced, produced, marketed, sold, or distributed prior to the applicable Closing;

(l) all Liabilities relating to the closure or liquidation of the GOB Stores;

(m) all Liabilities relating to any Stores, including the GOB Stores, that are not located at the OpCo Acquired Leased Real Property, OpCo Acquired Owned Real Property or Leased Real Properties that are to be leased to OpCo Purchaser pursuant to the Master Lease Agreement or the Distribution Centers Lease Agreement, in each case, except as expressly assumed under Section 1.4(d), 1.4(e), 1.4(g), or 6.6;

(n) all Liabilities for any legal, accounting, investment banking, reorganization, restructuring, brokerage or similar fees or expenses incurred by any Seller in connection with, resulting from or attributable to the transactions contemplated by this Agreement, the Bankruptcy Case or otherwise;

(o) all Liabilities relating to the matters set forth on Schedule 1.6(o);

(p) except as assumed under Section 1.4(g), all Liabilities for fees, costs and expenses that have been incurred or that are incurred or owed by Sellers or any of their predecessors in connection with this Agreement or the administration of the Bankruptcy Case (including all fees and expenses of professionals engaged by Sellers) and administrative expenses and priority claims accrued through the OpCo Closing Date, including arising under sections 503(b), 507(b), or 1114(e)(2) of the Bankruptcy Code and specified post-closing administrative wind-down expenses of the bankrupt estates pursuant to the Bankruptcy Code (which such amounts shall be paid by Sellers) and all costs and expenses incurred in connection with (i) the negotiation, execution and consummation of the transactions contemplated under this Agreement and each of the other documents delivered in connection herewith and (ii) the consummation of the transactions contemplated by this Agreement, including any retention bonuses, “success” fees, change of control payments and any other payment obligations of Sellers or of any of their predecessors payable as a result of the consummation of the transactions contemplated by this Agreement and the documents delivered in connection herewith; and

(q) all Liabilities set forth on Schedule 1.6(q); provided that the general liabilities and automotive liabilities described in the line titled “AC_RSKMGT - RSKMGT - Risk Management” shall only constitute Excluded Liabilities to the extent (i) such liabilities arose prior to May 15, 2020 or (ii) disallowed and expunged in accordance with Article IX.F of the Plan (or any similar provision of the Plan as it may be amended in form and substance reasonably acceptable to the Purchasers).

In the event of any conflict between the terms of this Section 1.6, on the one hand, and Sections 1.4 and 1.5, on the other hand, the terms of Sections 1.4 and 1.5 shall control. Notwithstanding the foregoing clauses of this Section 1.6 but subject to Section 1.1(m), OpCo Purchaser hereby acknowledges and agrees that no Liability of any Acquired Subsidiary as of the OpCo Closing shall be an Excluded Liability and that all Liabilities of any Acquired Subsidiary as of the OpCo Closing shall continue to be the Liabilities of such Acquired Subsidiary following the OpCo Closing.

1.7. Assignment of Certain Executory Contracts and Unexpired Leases.

(a) Identification of Executory Contracts and Unexpired Leases Available for Assignment to Purchasers. Simultaneously with the execution of this Agreement, Sellers shall deliver: (i) Schedule 1.7(a)(i) to OpCo Purchaser, setting forth all executory Contracts and unexpired Leases to which any Seller is a party, other than the PropCo Available Contracts (the “OpCo Available Contracts”) and the Sellers’ proposed Cure Costs associated with each such Contract and unexpired Lease and (ii) Schedule 1.7(a)(ii) to PropCo Purchaser, setting forth all executory Contracts and unexpired Leases to which any Seller is a party that are available for PropCo to potentially acquire pursuant to Section 1.2(d) (the “PropCo Available Contracts”) and the Sellers’ proposed Cure Costs associated with each such executory Contract and unexpired Lease, which such schedules may be updated from time to time to add or remove any executory Contracts or unexpired Leases inadvertently included or excluded from such schedule or to update any Cure Costs set forth in such schedule, including reasonably promptly upon request by OpCo Purchaser or PropCo Purchaser, as applicable.

(b) Identification of Executory Contracts and Unexpired Leases to be Assigned to Purchasers. No later than three (3) days before the filing of the Plan Supplement (or such later date agreed to between the Sellers and OpCo Purchaser or PropCo Purchaser, as applicable):

(i) OpCo Purchaser shall deliver to Sellers Schedule 1.7(b)(i) (such Schedule as of the date thereof, the “Initial OpCo Contract Schedule”) designating (in its sole discretion) (A) any OpCo Available Contracts that, as of the date of delivery, are intended to be assumed and assigned to OpCo Purchaser or its Designee(s) (such executory Contracts and unexpired Leases, less any such Contracts and Leases removed after the date thereof in accordance with this Section 1.7, together with any other Contracts and unexpired Leases assumed by any Seller and assigned to OpCo Purchaser or its Designee(s) pursuant to this Agreement, the “OpCo Assigned Contracts”); and (B) any OpCo Available Contracts that, as of the date of delivery, are intended for non-assignment to the OpCo Purchaser and which the Sellers may reject effective on or as soon as reasonably practicable after the OpCo Closing (the “OpCo Non-Assigned Contracts”); provided that to the extent any OpCo Available Contract is not designated as either an OpCo Assigned Contract or an OpCo Non-Assigned Contract on the Initial OpCo Contract Schedule, the OpCo Purchaser may designate such OpCo Available Contract(s) as either an OpCo Assigned Contract or an OpCo Non-Assigned Contract during the OpCo Designation Rights Period in accordance with Section 1.7(c); provided further that the Initial OpCo Contract Schedule (and any subsequently revised version(s) of Schedule 1.7(b)(ii)) shall be (and shall be deemed) modified or supplemented to reflect additions or removals, as applicable, in accordance with this Section 1.7.

(ii) PropCo Purchaser shall deliver to Sellers Schedule 1.7(b)(ii)) (such Schedule as of the date thereof, the “Initial PropCo Contract Schedule”) designating (in its sole discretion) (A) any PropCo Available Contracts that, as of the date of delivery, are intended to be assumed and assigned to PropCo Purchaser or its Designee(s); provided that Schedule 1.7(b)(ii) shall include the PropCo Acquired Leases and any other Leases subject to the Master Lease Agreement or the Distribution Centers Lease Agreement (such designated executory Contracts and unexpired Leases, less any such Contracts removed after the date thereof in accordance with this Section 1.7, together with any other Contracts assumed by any Seller and assigned to PropCo Purchaser or its Designee(s) pursuant to this Agreement, the “PropCo Assigned Contracts”); and (B) any PropCo Available Contracts, that, as of the date of delivery, are intended for non-assignment to the PropCo Purchaser, which the Sellers may reject at any time during the Bankruptcy Case determined in the Sellers’ business judgment (the “PropCo Non-Assigned

Contracts”); provided that to the extent any PropCo Available Contract is not designated as either a PropCo Assigned Contract or a PropCo Non-Assigned Contract on the Initial PropCo Contract Schedule, the PropCo Purchaser may designate such PropCo Available Contract(s) as either a PropCo Assigned Contract or a PropCo Non-Assigned Contract during the PropCo Designation Rights Period in accordance with Section 1.7(d); provided, further that the Initial PropCo Contract Schedule (and any subsequently revised version(s) of Schedule 1.7(b)(ii)) shall be (and shall be deemed) modified or supplemented to reflect additions or removals, as applicable, in accordance with this Section 1.7; provided further that the PropCo Non-Assigned Contracts shall not include at any time the PropCo Acquired Leases or any other Leases subject to the Master Lease Agreement or the Distribution Centers Lease Agreement.

(c) OpCo Designation Rights Period. At any time between the Effective Date and three (3) days before the earliest of (w) 90 days following the OpCo Closing, (x) February 28, 2021 and (y) solely with respect to unexpired Leases for nonresidential real property, the deadline set forth in section 365(d)(4) of the Bankruptcy Code (the “OpCo Designation Rights Period”):

(i) OpCo Purchaser may deliver to the Sellers one or more revised versions of Schedule 1.7(b)(i) that (A) adds as an OpCo Assigned Contract any OpCo Available Contracts not previously designated for assumption and assignment to OpCo Purchaser or its Designee(s) and not previously rejected by Sellers or (B) removes any executory Contract and unexpired Leases previously designated as an OpCo Assigned Contract, which removed executory Contract or unexpired Leases shall be deemed as an OpCo Non-Assigned Contract that the Sellers may reject effective on or as soon as reasonably practicable after the OpCo Purchaser delivers to the Sellers a revised Schedule 1.7(b)(i);

(ii) Within five (5) Business Days of receipt of a request from the Sellers, OpCo Purchaser shall provide a then-current
 Schedule 1.7(b)(i);

(iii) At any time following OpCo Closing, OpCo Purchaser may request in writing (with e-mail being sufficient) that Sellers (A) pay an undisputed Cure Cost associated with an OpCo Assigned Contract set forth on Schedule 1.7(b)(i)) in accordance with Section 1.7(f)(i) and the Sellers shall pay such undisputed Cure Cost as promptly as reasonably practicable upon receipt of such request; provided that, upon payment of such Cure Cost, the applicable executory Contract or unexpired Lease shall be ineligible to be removed as an OpCo Assigned Contract and the applicable executory Contract or unexpired Lease will be deemed assigned to the OpCo Purchaser as of the OpCo Closing Date, or (B) reject an OpCo Non-Assigned Contracts set forth on Schedule 1.7(b)(i) and the Sellers shall reject such OpCo Non-Assigned Contract as promptly as reasonably practicable upon receipt of such request; provided that, upon the effective date of the rejection of the applicable executory Contract or unexpired Lease, such executory Contract or unexpired Lease shall be ineligible to be designated as an OpCo Assigned Contract.

(iv) With respect to any Contract or unexpired Lease with respect to which Sellers have negotiated a Cure Cost (which, in the case of a waiver thereof, shall be deemed to be a negotiated Cure Cost of $0) prior to the date hereof (such Contracts and unexpired Leases, the “Pre-Negotiated Cure Agreements”), as set forth on Schedule 1.7(c)(iv) (the aggregate of all such Cure Costs, the “Pre-Negotiated Cure Amount”), no Purchaser shall (x) designate any such Contract or Lease as an OpCo Non-Assigned Contract or a PropCo Non-Assigned Contract in

accordance with this Section 1.7 unless such designation is irrevocable or (y) to the extent resulting from actions taken by such Purchaser, change such Cure Costs in a manner that results in the aggregate Cure Costs for Pre-Negotiated Cure Agreements exceeding the Pre-Negotiated Cure Amount, unless such excess is borne by OpCo Purchaser.

(d) PropCo Designation Rights Period.

(i) At any time between the Effective Date and three (3) days before the earlier of (x) the Plan Effective Date (y) PropCo Closing, and (z) solely with respect to unexpired Leases for nonresidential real property, the deadline set forth in section 365(d)(4) of the Bankruptcy Code (the “PropCo Designation Rights Period”), PropCo Purchaser may deliver to the Sellers a revised version of Schedule 1.7(b)(ii) that (A) adds as a PropCo Assigned Contract any PropCo Available Contracts not previously designated for assumption and assignment to PropCo Purchaser or its Designee(s) and not previously rejected by Sellers or (B) removes any executory Contracts and unexpired Leases (other than the PropCo Acquired Leases or any other Leases subject to the Master Lease Agreement or the Distribution Centers Lease Agreement) previously designated as a PropCo Assigned Contract, which removed executory Contracts or unexpired Leases shall be deemed as a PropCo Non-Assigned Contract that the Sellers may reject at any time during the Bankruptcy Case determined in the Sellers’ business judgment; provided further that the PropCo Non-Assigned Contracts shall not include at any time the PropCo Acquired Leases or any other Leases subject to the Master Lease Agreement or the Distribution Centers Lease Agreement.

(ii) Within five (5) Business Days of receipt of a written request from the Sellers, PropCo Purchaser shall provide a then-current Schedule 1.7(b)(ii).

(e) Effectiveness of Assignments.

(i) Each executory Contract and unexpired Lease listed on Schedule 1.7(b)(i)) as an OpCo Assigned Contract, to the extent not previously deemed assigned to the OpCo Purchaser pursuant to Section 1.7(c), as of the expiration of the OpCo Designation Rights Period shall be (and shall be deemed to be) assumed by the Sellers and assigned to OpCo Purchaser or its Designee(s) effective on and as of the OpCo Closing, unless otherwise provided in an order of the Bankruptcy Court or a written agreement between the Sellers, OpCo Purchaser, and the applicable counterparty to an executory Contract or unexpired Lease.

(ii) Each executory Contract and unexpired Lease listed on Schedule 1.7(b)(ii) as of the expiration of the PropCo Designation Rights Period shall be (and shall be deemed to be) assumed by the Sellers and assigned to PropCo Purchaser or its Designee(s) effective on and as of the PropCo Closing, unless otherwise provided in an order of the Bankruptcy Court or written agreement between the Sellers, PropCo Purchaser, and the applicable counterparty to an executory Contract or unexpired Lease.

(f) Costs.

(i) Commencing on and after the OpCo Closing, OpCo Purchaser shall be responsible for any and all payment Liabilities and performance obligations of the Sellers under all OpCo Available Contracts accruing or arising on or after the OpCo Closing; provided, that if any such OpCo Available Contract is rejected in accordance with this Section 1.7, OpCo Purchaser shall not be responsible for any such payment Liabilities and performance obligations accruing or arising after the effective date of such rejection. Notwithstanding anything herein to the contrary, other than with respect to any OpCo Assumed Liabilities, the Sellers shall be responsible for any and all payment Liabilities and performance obligations arising, related to or incurred under the OpCo Available Contracts prior to the OpCo Closing and any rejection damages claims or other Liabilities arising in connection with the rejection of any OpCo Available Contracts.

(ii) PropCo Purchaser shall be liable for any Cure Cost associated with an executory Contract or unexpired Lease listed on Schedule 1.7(b)(ii) as of the expiration of the PropCo Designation Rights Period, which Cure Costs PropCo Purchaser shall pay no later than on or as soon as reasonably practicable after the later of (A) the expiration of the PropCo Designation Rights Period and (B) the resolution between the Sellers or PropCo Purchaser, as applicable, and the applicable counterparty of a dispute regarding the amount of such Cure Cost.

(g) Sellers shall comply with all Bankruptcy Court orders setting forth procedures for the assumption, assumption and assignment, and rejection of executory Contracts and unexpired Leases, including filing and serving any notices required thereby.

(h) Sellers, OpCo Purchaser, and PropCo Purchaser (as applicable) shall take all actions reasonably required to assume and assign (i) the OpCo Assigned Contracts to OpCo Purchaser or its Designee(s) (and for OpCo Purchaser or its Designee(s) to assume all Assumed Liabilities in connection therewith) and (ii) the PropCo Assigned Contracts to PropCo Purchaser or its Designee(s) (and for PropCo Purchaser or its Designee(s) to assume all Assumed Liabilities in connection therewith), including taking all actions reasonably necessary to facilitate any negotiations with the counterparties to such executory Contracts or unexpired Leases and, if necessary, to obtain an order of the Bankruptcy Court containing a finding that a proposed assumption and assignment satisfies all applicable requirements of section 365 of the Bankruptcy Code.

(i) During the OpCo Designation Rights Period, Sellers shall not reject, terminate, amend, supplement, modify, waive any rights under, or create any adverse interest with respect to any OpCo Available Contracts, or take any affirmative action not required thereby, other than in accordance with the provisions of this Section 1.7, without the prior written consent of OpCo Purchaser; provided that Sellers shall not be required to take any action, expend any money or incur any Liabilities with respect to or relating to any OpCo Available Contract (including any Lease or any Store associated with any Lease) except to the extent required by the terms of this Agreement or such OpCo Available Contract (or another OpCo Available Contract).

(j) During the OpCo Designation Rights Period, Sellers shall provide unrestricted access to all properties governed by any Lease that has been determined irrevocably to be an OpCo Acquired Leases in accordance with this Section 1.7, to allow OpCo Purchaser and its representatives to operate the Sellers’ business from and after OpCo Closing.

(k) Notwithstanding anything herein to the contrary, a Contract or Lease shall not be an Assigned Contract hereunder and shall not be assigned to, or assumed by, the applicable Purchaser or its Designee to the extent that such Contract (i) is terminated by a Seller (subject to
 Section 6.1(b)) or the counterparty thereto, or terminates or expires by and in accordance with its terms, on or prior to such time as it is to be assumed by the applicable Purchaser as an Assigned Contract hereunder and is not continued or otherwise extended upon assumption, or (ii) requires a Consent or Governmental Authorization (other than, and in addition to, that of the Bankruptcy Court) in order to permit the sale or transfer to the applicable Purchaser or its Designee of the applicable Seller’s rights under such Contract or Lease, and such Consent or Governmental Authorization has not been obtained prior to the applicable Closing, such time as such Contract or Lease is to be assumed by the applicable Purchaser as an Assigned Contract hereunder, or the end of the applicable Designation Rights Period. In addition, a Permit shall not be assigned to, or assumed by, OpCo Purchaser to the extent that such Permit requires a Consent or Governmental Authorization (other than, and in addition to, that of the Bankruptcy Court) in order to permit the sale or transfer to OpCo Purchaser of the applicable Seller’s rights under such Permit, and no such Consent or Governmental Authorization has been obtained prior to the applicable Closing or the end of the Designation Rights Period. In the event that any Assigned Contract is deemed not to be assigned pursuant to clause (ii) in the first sentence of this Section 1.7(k) or any Permit is deemed not to be assigned pursuant to the second sentence of this Section 1.7(k), the applicable Closing shall nonetheless occur and the applicable Designation Rights Period shall nonetheless end subject to the terms and conditions set forth herein and, thereafter, through the earlier of (x) such time as such Consent or Governmental Authorization is obtained and (y) twelve (12) months following the applicable Closing (or in each case of clauses (x) and (y), the remaining term of such Contract or the closing of the Bankruptcy Case, if shorter), Sellers and the applicable Purchaser shall (A) use commercially reasonable efforts to secure such Consent or Governmental Authorization as promptly as practicable after the applicable Closing and (B) cooperate in good faith in any lawful and commercially reasonable arrangement reasonably proposed by such Purchaser, including subcontracting, licensing, or sublicensing to such Purchaser or an Affiliate thereof any or all of any Seller’s rights and obligations with respect to any such Assigned Contract or Permit, under which (1) such Purchaser shall obtain (without infringing upon the legal rights of such third party or violating any Law) the economic rights and benefits (including the amount of any related net Tax benefit obtained by Sellers, resulting from any related Tax cost or otherwise) under such Assigned Contract or Permit with respect to which the Consent or Governmental Authorization has not been obtained and (2) such Purchaser shall assume any related burden (including the amount of any related Tax cost imposed on Sellers) and obligation (including performance) with respect to such Assigned Contract or Permit. Upon satisfying any requisite Consent or Governmental Authorization requirement applicable to such Assigned Contract or Permit after the applicable Closing, such Assigned Contract or Permit shall promptly be transferred and assigned to the applicable Purchaser or its Designee(s) in accordance with the terms of this Agreement, the Plan, the Sale Order, or the Confirmation Order and the Bankruptcy Code. Without limitation of the foregoing, prior to the applicable Closing, Sellers shall cooperate with the applicable Purchaser in connection with seeking any Consent, including by providing such Purchaser with reasonable access to and facilitating discussions with the applicable counterparties (after consultation with, and with the presence or participation of, Sellers) in respect of such Consents, and shall use commercially reasonable efforts to assist such Purchaser with seeking such Consents as promptly as practicable after the date hereof and prior to the such Closing.

(l) At no point in time, whether before or after the OpCo Closing, so long as Sellers own and control the Leased Real Properties which are to be leased to OpCo Purchaser pursuant to the Master Lease Agreement or the Distribution Centers Lease Agreement, shall Sellers reject, or permit the rejection of or submit a motion for the rejection of, the Master Lease Agreement or the Distribution Centers Lease Agreement, without the prior written consent of the OpCo Purchaser and PropCo Purchaser, each in its sole discretion.

1.8. Designated Purchaser(s).

(a) In connection with its respective Closing, each Purchaser shall be entitled to designate, in accordance with the terms and subject to the limitations set forth in this Section 1.8, one (1) or more Affiliates (of each such Purchaser or of any of its respective Investors) to exercise such Purchaser’s rights or obligations to (i) in the case of the OpCo Purchaser, acquire the OpCo Acquired Assets and assume the OpCo Assumed Liabilities, in accordance with Section 1.1 and 1.4 and all of the other terms of this Agreement that are applicable generally to the OpCo Sale (including Section 6.3), and (ii) in the case of the PropCo Purchaser, acquire the PropCo Acquired Assets and assume the PropCo Assumed Liabilities, in accordance with the Plan and all of the other terms of this Agreement that are applicable generally to the PropCo Sale (each such Affiliate that is properly designated by a Purchaser in accordance with this Section 1.8, a “Designee”); provided that (x) no such designation would materially delay any Closing or the consummation of the Plan or materially and adversely affect the receipt of any regulatory approval and (y) any Designee(s) of OpCo Purchaser shall, to the extent required by the terms thereby, also be added as a “borrower” or “guarantor” under the OpCo Term Loan B Credit Agreement. At and after the applicable Closing, each Purchaser shall, or shall cause its respective Designee(s) to, honor such Purchaser’s obligations and be subject to the other terms of the Agreement at and from and after such applicable Closing, and the applicable Purchaser shall not be relieved of any Liability or obligation hereunder until satisfaction of such Liability or obligation by such Designee(s). After such applicable Closing, any reference to a Purchaser made in this Agreement in respect of any purchase, assumption or employment referred to in this Agreement shall be deemed to include reference to such Purchaser’s Designee(s), if any. For the avoidance of doubt, by agreeing to honor a Purchaser’s obligations pursuant to this
Section 1.8(a), a Designee agrees to be bound by all obligations applicable to such Purchaser including those covenants contained in Article VI.

(b) Subject to clause (x) of the proviso in Section 1.8(a), the designation of a Designee in accordance with this Section 1.8 shall be made by a Purchaser by way of a written notice to be delivered to Sellers in no event later than two days prior to the applicable Closing. From and after the Effective Date, OpCo Purchaser shall use commercially reasonable efforts to keep the Company and the PropCo Purchaser informed on a regular basis of any changes to the organizational structure of OpCo Purchaser and its Subsidiaries intended to be in place at and immediately after the OpCo Closing.

(c) If required under applicable Law, in lieu of the OpCo Purchaser transferring the relevant portion of the OpCo-Company Closing Date Payment to the Company, a Designee of OpCo Purchaser will transfer such portion of the OpCo-Company Closing Date Payment to its corresponding local Company Affiliate, which portion such Designee may pay in the applicable local currency, converted from U.S. dollars at the exchange rate published by Bloomberg as of (or as close as practicable to) two Business Days prior to the Closing Date.

1.9. Non-U.S. Assets. The Sellers and OpCo Purchaser will reasonably cooperate (including submitting any and all necessary information, documentation and applications to, and making supportive representations to the relevant authorities) in effectuating the transfer of the OpCo Acquired Assets held through the Sellers’ branch offices in Bangladesh, Pakistan and Vietnam in a tax efficient manner (taking into account all Tax assets available to the Sellers) jointly agreed to by Sellers and OpCo Purchaser, which may include (i) redomiciling the applicable Seller in another U.S. state, undertaking a demerger transaction and transferring the new resulting entity that holds such OpCo Acquired Assets to OpCo Purchaser (or its Designee) at the OpCo Closing as an Acquired Subsidiary or (ii) establishing customary delayed transfer arrangements pursuant to which such OpCo Acquired Assets would not be transferred to OpCo Purchaser at the OpCo Closing but would only be transferred (for no additional consideration) once OpCo Purchaser has established a reasonably satisfactory Designee in the applicable jurisdiction, prior to which the Sellers would cooperate in good faith in any lawful and commercially reasonable arrangement reasonably proposed by OpCo Purchaser, including subcontracting, licensing, or sublicensing to OpCo Purchaser or an Affiliate thereof any or all of any Seller’s rights and obligations with respect to any such OpCo Acquired Assets, under which (1) OpCo Purchaser shall obtain (without infringing upon the legal rights of such third party or violating any Law) the economic rights and benefits (including the amount of any related net Tax benefit obtained by Sellers, resulting from any related Tax cost or otherwise) under such OpCo Acquired Assets and (2) OpCo Purchaser shall assume any related burden (including the amount of any related Tax cost imposed on Sellers) and obligation (including performance) with respect to such OpCo Acquired Assets; provided that (A) after the OpCo Closing, the foregoing shall not require Sellers to incur any cost that is not reimbursed by OpCo Purchaser or its Affiliates and (B) OpCo Purchaser shall provide to Sellers by the OpCo Closing a plan with respect to OpCo Purchaser’s expected steps for this Section 1.9.

ARTICLE II

CONSIDERATION; PAYMENT; CLOSING

2.1. Consideration; Payment.

(a) In order to facilitate the consummation of the OpCo Closing, at the OpCo Closing, the following steps shall be deemed to occur in the following order:

(i) to effect the portion of the Credit Bid with respect to the OpCo Sale, BidCo (or its Designee(s)) shall be deemed to assign to OpCo Purchaser a portion of the Credit Bid Amount (the “OpCo Credit Bid Amount”), which OpCo Credit Bid Amount shall be comprised of a portion of (A) the Term Loan Obligations and First Lien Notes Obligations, and (B) the DIP Obligations, which portions shall be proportionate to the total amount of Term Loan Obligations and First Lien Notes Obligations and DIP Obligations as constitute the total Credit Bid Amount;

(ii) as consideration for the deemed assignment of the OpCo Credit Bid Amount described in clause (i), OpCo Purchaser (or its Designee(s)) shall (A) deliver, or cause to be delivered, to or at the direction of PropCo Purchaser, a cash payment equal to one million dollars ($1,000,000) to an account designated by Earnout Co. and (B) take the actions contemplated by Section 2.5(b);

(iii) OpCo Purchaser shall (or shall cause its Designee to):

(A) credit bid the OpCo Credit Bid Amount;

(B) deliver, or cause to be delivered, to the Company, a cash payment (the “OpCo-Company Closing Date Payment”) equal to:

(1) six hundred ninety-two million dollars ($692,000,000); plus

(2) the Payoff Amount; plus

(3) fifty percent (50%) of the amount (if any) by which Estimated October EBITDA exceeds the Target October EBITDA; less

(4) fifty percent (50%) of the amount (if any) by which Target October EBITDA exceeds Estimated October EBITDA; less

(5) the Estimated Closing Cash; less

(6) Proposed November Non-Operating Costs; less

(7) one million dollars ($1,000,000); and

(C) assume the OpCo Assumed Liabilities, in each case in exchange for the OpCo Acquired Assets.

(iv) Any amounts described in Section 2.1(a) to be distributed by or on behalf of PropCo Purchaser shall be proportionately allocated between the DIP Collateral Agent and the Term Loan/First Lien Notes Collateral Agent based upon the amount of the Credit Bid made on behalf of each such agent for its holders at such time.

(b) The OpCo-Company Closing Date Payment and any payment required to be made pursuant to any other provision of this Section 2.1 shall be made in cash by wire transfer of immediately available funds to a segregated account of the Sellers established for the purposes of this Agreement and the payments permitted hereunder (the “Closing Account.” In connection with the OpCo Closing, BidCo shall release or cause the release of the Credit Bid Encumbrances on any Encumbered Asset that is included in the OpCo Acquired Assets (and for the avoidance of doubt an asset not being purchased by OpCo Purchaser pursuant to this Agreement shall not be released and will continue to secure the remaining outstanding amount of the Credit Bid Indebtedness). Sellers shall cause the OpCo-Company Closing Date Payment to be held in the Closing Account in accordance with the terms of this Agreement, including Section 6.1(d).

(c) At the PropCo Closing, to effect the Credit Bid, PropCo Purchaser shall (or shall cause its Designee to) (i) credit bid the Credit Bid Amount, less the OpCo Credit Bid Amount (the “PropCo Credit Bid Amount”) and (ii) assume the PropCo Assumed Liabilities as and when delivered to PropCo Purchaser (or its Designee) in accordance with the Confirmation Order or the Sale Order, as applicable, in each case, in exchange for the receipt of the PropCo Acquired Assets. Any PropCo Acquired Assets to be distributed by or on behalf of PropCo Purchaser shall be proportionately allocated between the DIP Collateral Agent and the Term Loan/First Lien Notes Collateral Agent based upon the amount of the Credit Bid made on behalf of each such agent for its holders at such time.

(d) No later than the fifth (5th) Business Day prior to the OpCo Closing Date, the Company shall deliver to OpCo Purchaser and PropCo Purchaser a calculation (the “Estimated Closing Statement”), setting forth its good faith estimates of October EBITDA (“Estimated October EBITDA”), Closing Cash (“Estimated Closing Cash”), November Non-Operating Costs (“Proposed November Non-Operating Costs”) and the Inventory Amounts (the “Company Inventory Amounts”), in each case, calculated in accordance with GAAP (applied on a consistent basis) and prepared in accordance with the definitions thereof, and based on such estimates, the determination of the OpCo-Company Closing Date Payment. From and after delivery of the Estimated Closing Statement until the OpCo Closing, the Company shall (i) upon reasonable prior written notice, provide OpCo Purchaser and PropCo Purchaser and its representatives with reasonable access at reasonable times during normal business hours, in compliance with applicable Law and in a manner so as not to unreasonably interfere with the normal business operations of the Company and its Subsidiaries or impose any material costs on the Company or its Subsidiaries, to the books and records of the Company and its Subsidiaries and to senior management personnel of the Company and its Subsidiaries, in each case to the extent reasonably requested by OpCo Purchaser or PropCo Purchaser or any of its representatives in connection with their review of the Estimated Closing Statement, (ii) reasonably cooperate with OpCo Purchaser or PropCo Purchaser and their respective representatives in connection with their review of the Estimated Closing Statement and (iii) consider in good faith any comments reasonably proposed by OpCo Purchaser or PropCo Purchaser and make any revisions to the Estimated Closing Statement that are agreed by the Parties. For the avoidance of doubt, the Estimated Closing Statement reflecting any such agreed revisions will be deemed the Estimated Closing Statement for all purposes hereof.

(e) No later than the fifth (5th) Business Day prior to the OpCo Closing Date, the Company shall deliver to OpCo Purchaser and PropCo Purchaser a copy of a payoff letter or letters with respect to the Loan Document Obligations and the Secured Swap Obligations (in each case as defined in the ABL Credit Agreement as in effect on the date hereof) (together, the “Payoff Indebtedness”) in customary form (collectively, the “Payoff Letter”), which Payoff Letter shall (i) indicate the total amount required to be paid to fully satisfy all principal and interest then due and payable with respect to the Loan Document Obligations and the termination value of the Secured Swap Obligations as of the anticipated OpCo Closing Date (and the daily accrual thereafter) (the “Payoff Amount”), and, in each case, the prepayment premiums, penalties, breakage costs, costs, expenses and any other monetary obligations (other than contingent indemnification obligations for which no claim has been made) with respect to all such obligations (together with the Payoff Amount, the “Aggregate ABL Amount”), (ii) state that upon receipt of the Aggregate ABL Amount, the Payoff Indebtedness and all related loan documents shall be terminated (other than the terms thereof that expressly survive such termination in accordance with the terms of such documents) and (iii) provide that all guarantees of any of the Subsidiaries of the Company of the Payoff Indebtedness and, to the extent secured, all Encumbrances securing obligations in respect of the Payoff Indebtedness shall be released and terminated upon payment of the Aggregate ABL Amount on the OpCo Closing Date. At the OpCo Closing, the Sellers shall repay the Aggregate ABL Amount by wire transfer of immediately available funds as provided for in the Payoff Letter. For the avoidance of doubt, “Payoff Indebtedness” and the “Payoff Amount” shall exclude any letters of credit under the ABL Credit Agreement that are to be assumed by OpCo Purchaser at the Closing and Support Obligations that are to remain outstanding in accordance with Section 6.15 hereof.

(f) Budgets and Interim Distributions.

(i) Within five (5) Business Days after the later of the Effective Date and the delivery to Sellers by PropCo Purchaser of a reasonable format therefor, the Sellers shall deliver to PropCo Purchaser a proposed budget consistent in all material respects with such format setting forth Sellers’ good faith estimate of the operating costs of administering the Sellers’ estates during the period commencing on the OpCo Closing Date and ending on the PropCo Closing Date. Following delivery of such proposed budget and prior to the OpCo Closing Date, Sellers and PropCo Purchaser shall negotiate in good faith and agree on a final version of the form and substance of such budget (the “Interim Budget”) no later than the OpCo Closing. In addition, within fifteen (15) Business Days after the Effective Date, the Sellers shall deliver to PropCo Purchaser a proposed budget consistent in all material respects with the format delivered to Sellers setting forth Sellers’ good faith estimate of the operating costs of administering the Sellers’ estates during the period commencing on the PropCo Closing Date and ending on the date when the Sellers’ estates are wound down (as agreed pursuant to this Section 2.1(f)(i), the “Wind-Down Operating Budget”). For the avoidance of doubt, the Wind-Down Operating Budget shall not include reserves for claims reasonably likely to have to be rendered unimpaired in order to confirm a chapter 11 plan of reorganization under section 1129 of the Bankruptcy Code (such claims, “Reserved Claims”). Between the date the Preliminary Wind-Down Operating Budget is delivered and the date the Wind-Down Reserves Budget is finalized pursuant to Section 2.1(f)(iii), the Sellers and PropCo Purchaser shall negotiate in good faith and agree on a final version of the form and substance of the Wind-Down Operating Budget.

(ii) On December 1, 2020, Sellers shall make from the Final Loan Escrow Account to the DIP Collateral Agent and the Term Loan / First Lien Notes Collateral Agent in accordance with Section 2.1(a)(iv) an interim distribution of all funds then remaining in the Final Loan Escrow Account (i.e., two-hundred twenty-five million dollars ($225,000,000)) (the “First Interim Distribution”).

(iii) No later than December 11, 2020, the Sellers shall file a motion with the Bankruptcy Court seeking to estimate, pursuant to section 502(c) of the Bankruptcy Code, any disputed claim that is contingent or unliquidated and, if ultimately allowed, would be reasonably likely to have to be rendered unimpaired in order to confirm a chapter 11 plan of reorganization under section 1129 of the Bankruptcy Code. As promptly as reasonably practicable following entry of an Order of the Bankruptcy Court with respect to such motion (the “Disputed Claims Order”) but in no event later than January 8, 2021, the Sellers shall deliver to PropCo Purchaser Sellers’ good faith estimate of the Reserved Claims, taking into account the findings of the Disputed Claims Order. Following delivery of such proposed budget and prior to January 15, 2021, Sellers and PropCo Purchaser shall negotiate in good faith and agree on the amount of Reserved Claims, taking into account the findings of the Disputed Claims Order (such amount, as it may be amended, modified or supplemented in accordance with this Section 2.1(f), the “Reserved Claims Budget”). In the event that the Sellers and PropCo Purchaser are unable to agree on the Reserved Claims Budget, the Sellers and PropCo Purchaser shall promptly submit the disputed amounts (the “Disputed Reserved Claims Amounts”) to mediation conducted by the Bankruptcy Court for final resolution.

(iv) On January 15, 2021, the Sellers shall make a further interim distribution (the “Second Interim Distribution”) from the Closing Account to the DIP Collateral Agent and the Term Loan / First Lien Notes Collateral Agent in accordance with Section 2.1(a)(iv) in an amount equal to (x) the amount remaining in the Closing Account at such time minus (y) the aggregate amount of costs and other expenditures to be paid by Sellers set forth in the Wind-Down Operating Budget and the Reserved Claims Budget minus (z) any amount reasonably determined by PropCo Purchaser to be necessary to cause the PropCo Closing Cash and the Interim Period Rent Payments Account to equal at least $25,000,000 at the PropCo Closing. However, in the event any Disputed Reserved Claims Amounts are submitted to the Bankruptcy Court for resolution pursuant to Section 2.1(f)(iii), the Second Interim Distribution shall be calculated assuming all Disputed Reserved Claims Amounts are included in the Reserved Claims Budget, and promptly following resolution of such Disputed Reserved Claims Amounts by the Bankruptcy Court pursuant to pursuant to Section 2.1(f)(iii), the Sellers shall make an additional distribution from the Closing Account to the DIP Collateral Agent and the Term Loan / First Lien Notes Collateral Agent in accordance with Section 2.1(a)(iv) in an amount equal to the difference between (I) the amount of the Second Interim Distribution actual made and (II) the amount of the Second Interim Distribution that would have been made at the Reserved Claims Budget reflected the resolution of the Disputed Reserved Claims Amount by the Bankruptcy Court pursuant to Section 2.1(f)(iii).

2.2. Deposit.

(a) OpCo Purchaser has, on or prior to the date hereof, made an earnest money deposit with Acquiom Clearinghouse LLC (the “Escrow Agent”) in the amount of $30,000,000 (the “Deposit”), by wire transfer of immediately available funds for deposit into a separate escrow account (the “Deposit Escrow Account”), established pursuant to the escrow agreement, dated as of the date hereof, by and among the Company, OpCo Purchaser and the Escrow Agent, substantially in the form attached hereto as Exhibit L (the “Escrow Agreement”). The Deposit shall not be subject to any lien, attachment, trustee process, or any other judicial process of any creditor of any of Sellers or OpCo Purchaser and, if the OpCo Closing occurs, shall be applied against payment of the OpCo-Company Closing Date Payment on the OpCo Closing Date in accordance with Section 2.1(a).

(b) If, prior to the OpCo Closing, this Agreement has been terminated by the Company pursuant to Section 8.1(i) (due to a breach by OpCo Purchaser) or 8.1(m) (or by OpCo Purchaser in circumstances where the Company would be entitled to terminate this Agreement pursuant to Section 8.1(i) (due to a breach by OpCo Purchaser) or 8.1(m)), then the Company shall retain the Deposit together with all received investment income, if any.

(c) If, prior to the OpCo Closing, this Agreement has been terminated by any Party other than as contemplated by Section 2.2(b), then the balance of the Deposit Escrow Account, shall be returned to OpCo Purchaser within five (5) Business Days after such termination.

(d) The Parties agree that the Company’s right to retain the Deposit, as set forth in Section 2.2(b), is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Sellers for their respective efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

(e) If the OpCo Closing occurs, the Deposit and the amounts in the Deposit Escrow Account shall be treated in accordance with Section 2.9(h).

2.3. OpCo Closing. The closing of the purchase and sale of the OpCo Acquired Assets, the delivery of the OpCo-Company Closing Date Payment and the assumption of the OpCo Assumed Liabilities (the “OpCo Closing”) will take place by telephone conference and electronic exchange of documents (or, if the Parties agree in writing to hold a physical closing, at the offices of Kirkland & Ellis LLP, located at 601 Lexington Avenue New York, NY 10022) at 8:00 a.m. New York time on the third (3rd) Business Day following full satisfaction or due waiver (by the Party entitled to the benefit of such condition) of the closing conditions set forth in Sections 7.1, 7.2(a), and 7.3(a) (other than conditions that by their terms or nature are to be satisfied at the OpCo Closing, but subject to the satisfaction or waiver of those conditions), or at such other place and time as the Parties may agree; provided, that OpCo Purchaser shall in no event be required to effect the OpCo Closing on a date that is prior to November 16, 2020. The date on which the OpCo Closing actually occurs is referred to herein as the “OpCo Closing Date.”

2.4. OpCo Closing Deliveries by Sellers and BidCo.

(a) At or prior to the OpCo Closing, Sellers shall deliver to OpCo Purchaser:

(i) a bill of sale and assignment and assumption agreement, in respect of the OpCo Acquired Assets and the OpCo Assumed Liabilities, in customary form reasonably agreed between the Company and OpCo Purchaser (the “OpCo Assignment and Assumption Agreement”) duly executed by Sellers;

(ii) a short-form patent assignment agreement substantially in the form of Exhibit B, duly executed by Sellers;

(iii) a short-form trademark assignment agreement substantially in the form of Exhibit C, duly executed by Sellers;

(iv) a short-form copyright assignment agreement substantially in the form of Exhibit D, duly executed by Sellers;

(v) a short-form domain name assignment agreement substantially in the form of Exhibit E, duly executed by Sellers;

(vi) an assignment and assumption (or, if requested by OpCo Purchaser, assignments and assumptions) of lease for the Leases related to the OpCo Acquired Leased Real Property (the “OpCo Acquired Leases”) substantially in the form of Exhibit G (the “OpCo Assignment and Assumption of Lease”), duly executed by Sellers (and, in the case of each OpCo

Acquired Lease of record, the applicable assignment and assumption shall be in a form appropriate for recordation in the applicable jurisdiction or Sellers shall deliver to OpCo Purchaser a memorandum thereof in a form appropriate for recordation in the applicable jurisdiction duly executed by the applicable Seller; provided that none of such documents shall expand the representations and warranties or covenants of any Seller herein, or rights or remedies of Purchaser with respect thereto);

(vii) the Master Lease Agreement, duly executed by Sellers;

(viii) the Distribution Centers Lease Agreement, duly executed by Sellers;

(ix) (A) a transition services agreement, substantially in the form of Exhibit K (the “Transition Services Agreement”), (B) the Benefits TSA, and (C) a transition services agreement, in form and substance reasonably satisfactory to Sellers and OpCo Purchaser with respect to certain services to be made available by OpCo to Sellers and their estates (the “RemainCo TSA”), each duly executed by Sellers;

(x) to the extent a Seller (as determined for U.S. federal income Tax purposes) is a “United States person” within the meaning of Section 7701(a)(30) of the Code, such Seller (or, if a Seller is a disregarded entity within the meaning of Treasury Regulations Section 1.1445-2(b)(2)(iii) the entity that is treated as the transferor of the relevant Acquired Assets for U.S. federal income tax purposes) shall deliver a certificate to OpCo Purchaser satisfying the requirements of Treasury Regulations Section 1.1445-2(b), and in the case of J.C. Penney Purchasing Corporation with respect to its sale of equity interests of J.C. Penney Korea, an IRS Form W-9, a residence certificate and documentation, as applicable, claiming treaty exemption under the United States-Republic of Korea Income Tax Convention, each duly executed by the relevant parties;

(xi) an officer’s certificate, dated as of the OpCo Closing Date, executed by a duly authorized officer of the Company certifying that the conditions set forth in Sections 7.2(a)(i), 7.2(a)(ii), and 7.2(a)(v) have been satisfied;

(xii) with respect to each OpCo Acquired Owned Real Property, a special warranty deed (or the equivalent thereof used in accordance with the local market custom of the applicable state or other jurisdiction in which such Owned Real Property is located) (each, a “Deed”), duly executed by the applicable Seller, which Deeds shall be substantially in the form of Exhibit F (for any such Deed) or such other forms as may be consistent with such local market custom and reasonably satisfactory to OpCo Purchaser;

(xiii) with respect to each OpCo Acquired Lease that is a ground lease under which the ground lessor is not Simon Property Group, L.P., Brookfield Asset Management, Inc. or any of their respective controlled Affiliates, an estoppel certificate in a form that is reasonably satisfactory to OpCo Purchaser, duly executed by the ground lessor; provided that the failure of Sellers to deliver such estoppel shall not cause a failure of a condition to Closing provided that Sellers shall have used commercially reasonable efforts to deliver such requested form of estoppel to the applicable ground lessor; and

(xiv) any additional instruments, agreements and other documents, each in form and substance reasonably satisfactory to Sellers and OpCo Purchaser, which are required by local Law to be, or are customarily, filed or recorded with deeds or assignments and assumptions of lease (or memoranda thereof) in the applicable jurisdiction, in each case duly executed by the applicable Seller; provided that none of such instruments, agreements and other documents shall expand the representations and warranties or covenants of any Seller to OpCo Purchaser herein, or rights or remedies of OpCo Purchaser with respect thereto.

(b) At or prior to the OpCo Closing, BidCo (or its Designee(s)) shall deliver to OpCo Purchaser:

(i) the Earnout Agreement, duly executed by Earnout Co.; and

(ii) a credit agreement for the OpCo Term Loan B, substantially in the form of Exhibit J (the “OpCo Term Loan B Credit Agreement”), duly executed (or deemed duly executed) by the lenders party thereto (which lenders shall be the DIP Secured Parties and the Term Loan/First Lien Notes Secured Parties participating in the Credit Bid) and the administrative agent and collateral agent party thereto.

2.5. OpCo Closing Deliveries by OpCo Purchaser. At the OpCo Closing, OpCo Purchaser shall deliver or cause to be delivered to the Escrow Agent, an amount (the “OpCo Closing Date Escrow Amount”) equal to the lesser of (i) fifty million dollars ($50,000,000) and (ii) the OpCo-Company Closing Date Payment, which shall become part of the Deposit Escrow Account, to be treated in accordance with Section 2.9(h). At the OpCo Closing, OpCo Purchaser shall deliver or cause to be delivered to (or at the direction of):

(a) the Company:

(i) the OpCo Credit Bid Amount and an amount in cash equal to the OpCo-Company Closing Date Payment less the OpCo Closing Date Escrow Amount;

(ii) the OpCo Assignment and Assumption Agreement, duly executed by OpCo Purchaser;

(iii) an OpCo Assignment and Assumption of Lease for each OpCo Acquired Lease, duly executed by OpCo Purchaser;

(iv) the Master Lease Agreement, duly executed by OpCo Purchaser;

(v) the Distribution Centers Lease Agreement, duly executed by OpCo Purchaser;

(vi) the Transition Services Agreement, Benefits TSA, and the RemainCo TSA, each duly executed by OpCo Purchaser; and

(vii) an officer’s certificate, dated as of the Closing Date, executed by a duly authorized officer of OpCo Purchaser certifying that the conditions set forth in Sections 7.3(a)(i) and 7.3(a)(ii) have been satisfied;

(b) BidCo (or its Designee(s)):

(i) the OpCo Term Loan B Credit Agreement, duly executed by OpCo Purchaser or its Designee and each borrower or guarantor under the OpCo Term Loan B Credit Agreement, and the closing deliverables required thereunder; and

(ii) the Earnout Agreement, duly executed by OpCo Purchaser and each borrower or guarantor under the OpCo Term Loan B Credit Agreement.

2.6. PropCo Closing. The closing of the purchase and sale of the PropCo Acquired Assets, the delivery of the PropCo Credit Bid Amount, and the assumption of the PropCo Assumed Liabilities in accordance with Section 2.1(c) (the “PropCo Closing” and together with the OpCo Closing, the “Closings” and each, a “Closing”) will take place by telephone conference and electronic exchange of documents (or, if the Parties agree to hold a physical closing, at the offices of Kirkland & Ellis LLP, located at 601 Lexington Avenue New York, NY 10022) at 8:00 a.m. New York time on the third (3rd) Business Day following full satisfaction or due waiver (by the Party entitled to the benefit of such condition) of the closing conditions set forth in Sections 7.1, 7.2(b), and 7.3(b) (other than conditions that by their terms or nature are to be satisfied at the PropCo Closing, but subject to the satisfaction or waiver of those conditions), or at such other place and time as the Parties may agree. The date on which the PropCo Closing actually occurs is referred to herein as the “PropCo Closing Date” (the PropCo Closing Date together with the OpCo Closing Date, the “Closing Dates”). For the avoidance of doubt, in no event shall the PropCo Closing occur prior to the OpCo Closing.

2.7. PropCo Closing Deliveries by Sellers. At or prior to the PropCo Closing, Sellers shall deliver to, or at the direction of, PropCo Purchaser:

(a) a bill of sale and assignment and assumption agreement, in respect of the PropCo Acquired Assets and the PropCo Assumed Liabilities, in customary form reasonably agreed between the Company and PropCo Purchaser (the “PropCo Assignment and Assumption Agreement”) duly executed by Sellers;

(b) an assignment and assumption of lease for the PropCo Acquired Leases substantially in the form of Exhibit G (the “PropCo Assignment and Assumption of Lease”), duly executed by Sellers, (and, in the case of each PropCo Acquired Lease of record, the applicable assignment and assumption shall be in a form appropriate for recordation in the applicable jurisdiction or Sellers shall deliver to PropCo Purchaser a memorandum thereof in a form appropriate for recordation in the applicable jurisdiction duly executed by the applicable Seller; provided that none of such documents shall expand the representations and warranties or covenants of any Seller herein, or rights or remedies of Purchaser with respect thereto);

(c) to the extent a Seller (as determined for U.S. federal income Tax purposes) is a “United States person” within the meaning of Section 7701(a)(30) of the Code, such Seller (or, if a Seller is a disregarded entity within the meaning of Treasury Regulations Section 1.1445-2(b)(2)(iii) the entity that is treated as the transferor of the relevant Acquired Assets) shall deliver a certificate to PropCo Purchaser satisfying the requirements of Treasury Regulations Section 1.1445-2(b);

(d) an officer’s certificate, dated as of the PropCo Closing Date, executed by a duly authorized officer of the Company certifying that the conditions set forth in Sections 7.2(b)(i) and 7.2(b)(ii) have been satisfied;

(e) (i) with respect to each PropCo Acquired Owned Real Property, a Deed and (ii) with respect to each PropCo Acquired Lease, a Ground Lease Assignment in each case duly executed by the applicable Seller, which Deeds and Ground Lease Assignment shall be substantially in the form of Exhibit F (for any such Deed) and Exhibit G (for any such Ground Lease Assignment) or, in each case, such other form as may be consistent with such local market custom and reasonably satisfactory to PropCo Purchaser;

(f) with respect to each PropCo Acquired Lease and each REA relating to a PropCo Acquired Owned Real Property or PropCo Acquired Leased Real Property, an estoppel certificate in a form that is reasonably satisfactory to PropCo Purchaser (“Acceptable Estoppel”), duly executed by the ground lessor or developer or similar counterparty thereunder, as applicable (a “Counterparty”); provided, however, that except with respect to any such PropCo Acquired Lease or REA under which Simon Property Group, L.P., Brookfield Asset Management, Inc. or any of their respective controlled Affiliates is the applicable Counterparty (an “S/B REA/Ground Lease”), the failure of Seller to deliver such Acceptable Estoppel shall not cause a failure of a condition to Closing provided that Seller shall have used commercially reasonable efforts to deliver such requested estoppel to the Applicable Counterparty (it being understood that an Acceptable Estoppel with respect to each S/B REA/Ground Lease shall be required at Closing);

(g) certificates evidencing the equity interests in PropCo Trust, to the extent that such equity interests are in certificate form, duly endorsed in blank or with stock powers duly executed in proper form for transfer, and, to the extent equity interests are not in certificated form, other evidence of ownership or assignment;

(h) evidence reasonably satisfactory to PropCo Purchaser that the PropCo Pre-Closing Reorganization has been completed, including the due execution of all of the documents required by and related to the PropCo Pre-Closing Reorganization; and

(i) all cash in the Interim Period Rent Payments Account to an account designated by PropCo Trust.

2.8. PropCo Closing Deliveries by PropCo Purchaser. At the PropCo Closing, PropCo Purchaser shall deliver or cause to be delivered to (or at the direction of) the Company:

(a) the PropCo Credit Bid Amount;

(b) the PropCo Assignment and Assumption Agreement, duly executed by PropCo Purchaser;

(c) a PropCo Assignment and Assumption of Lease for each PropCo Acquired Lease, duly executed by PropCo Purchaser; and

(d) an officer’s certificate, dated as of the PropCo Closing Date, executed by a duly authorized officer of PropCo Purchaser certifying that the conditions set forth in Sections 7.3(b)(i) and 7.3(b)(ii) and have been satisfied.

2.9. Post-Closing Purchase Price Adjustment.

(a) As promptly as practicable after the OpCo Closing, but in no event later than November 30, 2020, OpCo Purchaser will prepare and deliver to PropCo Purchaser a statement (the “Closing Statement”) setting forth OpCo Purchaser’s calculation of the October EBITDA, Closing Cash, November Non-Operating Costs, the Inventory Amounts, the Actual Inventory Shrink Factors and the changes in each from the amounts set forth in the Estimated Closing Statement. If the Closing Statement is not delivered to PropCo Purchaser by 11:59 p.m. Eastern Time on November 30, 2020, then the Estimated October EBITDA, the Estimated Closing Cash, the Proposed November Non-Operating Costs or the Company Inventory Amounts, as applicable, set forth in the Estimated Closing Statement will constitute the Final October EBITDA, the Final Closing Cash, the Final November Non-Operating Costs, and the Final Inventory Amounts and will be final, conclusive and binding upon, and non-appealable by, the Parties. Notwithstanding the foregoing, if OpCo Purchaser fails to deliver the Closing Statement by 11:59 p.m. Eastern Time on November 30, 2020, PropCo Purchaser shall have the right to deliver an Objection Notice to OpCo Purchaser no later than December 30, 2020 with respect to the amounts set forth on the Estimated Closing Statement, and if such Objection Notice is delivered, the provisions of Section 2.9(d) through 2.9(j) shall apply.

(b) Each of the October EBITDA, Closing Cash, the November Non-Operating Costs, the Inventory Amounts and the Actual Inventory Shrink Factors (i) will be determined in accordance with the definitions set forth in this Agreement and GAAP (applied on a consistent basis) and (ii) (A) will not include any changes in assets or liabilities as a result of purchase accounting adjustments and (B) will be based on facts and circumstances as they exist as of the OpCo Closing and will exclude the effects of any act, decision, change in circumstances or event arising or occurring on or after the OpCo Closing; provided that any Type 1 recognized subsequent events under GAAP Codification Topic 855 shall be included in the Closing Statement up to the time that the OpCo Purchaser delivers the Closing Statement but will exclude the effects of any act, decision or any change in circumstances or event arising or occurring on or after the delivery of the Closing Statement by OpCo Purchaser. The parties agree that the purpose of preparing the Closing Statement and determining the Final OpCo-Company Closing Date Payment (as defined below) is solely to accurately measure October EBITDA, Closing Cash, November Non-Operating Costs, Inventory Amounts and Actual Inventory Shrink Factors based on the facts and circumstances that exist as of the Measurement Time, and that such process is not intended to permit the introduction of principles, policies, practices, procedures, methodologies, classifications, methods, conventions, assumptions, judgments or estimation techniques that are different from GAAP (applied on a consistent basis) or as set forth in this Agreement.

(c) As used herein, “Final OpCo-Company Closing Date Payment” means a cash payment in an amount equal to (A) six hundred ninety-two million dollars ($692,000,000), plus (B) the Payoff Amount, plus (C) fifty percent (50%) of the amount (if any) by which Final October EBITDA exceeds the Target October EBITDA, less (D) fifty percent (50%) of the amount (if any) by which Target October EBITDA exceeds Final October EBITDA, less (E) Final Closing Cash, less (F) Final November Non-Operating Costs, less (G) fifty percent (50%) of the amount (if any) by which the Actual Shrink Amount exceeds the sum of (x) Estimated Shrink Amount plus (y) thirty-five million dollars ($35,000,000).

(d) During the period (the “Review Period”) of thirty (30) days immediately following PropCo Purchaser’s receipt of the Closing Statement and during any period of dispute thereafter with respect to the Closing Statement, the OpCo Purchaser will cooperate with PropCo Purchaser and its Advisors in the review of the Closing Statement (including by furnishing on a timely basis all information that is in the possession of the OpCo Purchaser and necessary or useful in connection with such review or providing customary certifications to PropCo Purchaser or, if requested, to PropCo Purchaser’s auditors or the Accounting Firm, as defined below) and provide PropCo Purchaser and its Advisors full access to the books, records (including work papers, schedules, memoranda, Tax Returns (to the extent constituting Documents) and other documents), supporting data, facilities and personnel of OpCo Purchaser and its Subsidiaries (including OpCo Purchaser personnel responsible for accounting and finance, senior management and the OpCo Purchaser’s accountants and other Advisors), in each case that is in the possession of the OpCo Purchaser, for purposes of their review of the Closing Statement; provided that (i) such access does not unreasonably interfere with the normal operations of the OpCo Purchaser and its Subsidiaries, (ii) all requests for access will be directed to such Person(s) as the OpCo Purchaser may designate in writing from time to time and (iii) nothing herein will require OpCo Purchaser or its Subsidiaries to provide access to, or to disclose any information to, PropCo Purchaser if such access or disclosure would (A) waive any legal privilege or (B) be in violation of applicable Laws or the provisions of any bona fide agreement to which the OpCo Purchaser is bound or would violate any fiduciary duty; provided that, in the case of this clause (iii), OpCo Purchaser will use commercially reasonable efforts to provide a reasonable alternative means of accessing any such information in a manner that would not result in the waiver of any legal privilege or violation of applicable Laws, the provisions of any bona fide agreement or any fiduciary duty.

(e) If PropCo Purchaser disagrees with any part of OpCo Purchaser’s calculation of October EBITDA, Closing Cash, November Non-Operating Costs, Inventory Amounts or Actual Inventory Shrink Factors, which shall be limited to mathematical errors and whether such amounts have been determined in accordance with GAAP (applied on a consistent basis) and the terms of this Agreement, PropCo Purchaser will, within the Review Period, notify OpCo Purchaser in writing of such disagreement (an “Objection Notice”). If an Objection Notice is not delivered to OpCo Purchaser within the Review Period, the Closing Statement (or, if the Closing Statement was not delivered in accordance with Section 2.9(a), the respective amounts set forth in the Estimated Closing Statement) will be final, conclusive and binding upon, and non-appealable, by the Parties. During the ten (10) days immediately following the delivery of an Objection Notice, or such longer period as PropCo Purchaser and OpCo Purchaser may agree in writing, PropCo Purchaser, and OpCo Purchaser will seek in good faith to resolve in writing any differences that they may have with respect to any matter specified in the Objection Notice, and all such discussions related thereto will be governed by Rule 408 of the Federal Rules of Evidence (as in effect as of the date of this Agreement) and any applicable similar state rule, unless otherwise agreed in writing by PropCo Purchaser and OpCo Purchaser. In the event that OpCo Purchaser and PropCo Purchaser resolve in writing all such disagreements, the amounts for October EBITDA, Closing Cash, November Non-Operating Costs, Inventory Amounts or Actual Inventory Shrink Factors so agreed in writing by OpCo Purchaser and PropCo Purchaser will be final, conclusive and binding upon, and non-appealable, by the parties hereto. In the event that OpCo Purchaser and PropCo Purchaser are unable to resolve all such disagreements within such ten (10) day period after OpCo Purchaser’s receipt of such Objection Notice, OpCo Purchaser and PropCo Purchaser will submit such remaining disagreements to a nationally recognized certified public accounting firm as is reasonably acceptable to OpCo Purchaser and PropCo Purchaser (the “Accounting Firm”). The Accounting Firm will have exclusive jurisdiction over, and resort to the process involving the Accounting Firm as provided in this Section 2.9 will be the only recourse and remedy of the parties against one another with respect to, any disputes arising out of or relating to the adjustments pursuant to this Section 2.9.

(f) OpCo Purchaser and PropCo Purchaser will instruct the Accounting Firm to make a determination with respect to all remaining disagreements regarding the computation of October EBITDA, Closing Cash, November Non-Operating Costs, Inventory Amounts or Actual Inventory Shrink Factors identified in the Objection Notice as soon as practicable and in any event within thirty (30) days after its retention. OpCo Purchaser and PropCo Purchaser will execute a customary engagement letter and will cooperate with the Accounting Firm during the term of its engagement. OpCo Purchaser and PropCo Purchaser will also instruct the Accounting Firm to consider only those items and amounts in OpCo Purchaser and PropCo Purchaser’s respective calculations of October EBITDA, Closing Cash, November Non-Operating Costs, Inventory Amounts or Actual Inventory Shrink Factors (as set forth on the Estimated Closing Statement, Closing Statement or Objection Notice, as applicable) that are identified as being items and amounts to which OpCo Purchaser, PropCo Purchaser have been unable to agree and, in resolving any disputed item, the Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party (as set forth on the Estimated Closing Statement, Closing Statement or Objection Notice, as applicable). OpCo Purchaser and PropCo Purchaser will also instruct the Accounting Firm to make a final determination of October EBITDA, Closing Cash, November Non-Operating Costs, Inventory Amounts or Actual Inventory Shrink Factors based solely on written materials submitted by OpCo Purchaser and PropCo Purchaser and in accordance with this Agreement (i.e., not on the basis of an independent review) and acting only as an expert and not as an arbitrator. The determination of October EBITDA, Closing Cash, November Non-Operating Costs, Inventory Amounts or Actual Inventory Shrink Factors by the Accounting Firm will be final, conclusive and binding upon the Parties and will not be subject to appeal or further review, absent fraud.

(g) The fees, costs and expenses of the Accounting Firm in determining October EBITDA, Closing Cash, November Non-Operating Costs, Inventory Amounts or Actual Inventory Shrink Factors will be borne by OpCo Purchaser, on the one hand, and Sellers, on the other hand, based upon the percentage that the portion of the aggregate contested amount not awarded to each party bears to the aggregate amount actually contested by such party. For example, if OpCo Purchaser claims October EBITDA is $1,000 less than the amount determined by PropCo Purchaser and PropCo Purchaser contest only $500 of the amount claimed by OpCo Purchaser, and if the Accounting Firm ultimately resolves the dispute by awarding OpCo Purchaser $300 of the $500 contested, then the costs and expenses of the Accounting Firm will be allocated 60% (i.e., 300 ÷ 500) to Sellers and 40% (i.e., 200 ÷ 500) to OpCo Purchaser. In connection with its determination of October EBITDA, Closing Cash, November Non-Operating Costs, Inventory Amounts or Actual Inventory Shrink Factors, the Accounting Firm will, pursuant to the terms of this Section 2.9(g), also determine the allocation of its fees and expenses between OpCo Purchaser and Sellers, which such determination will be final, conclusive and binding upon the parties hereto.

(h) After October EBITDA, Closing Cash, November Non-Operating Costs, Inventory Amounts and Actual Inventory Shrink Factors are finally determined pursuant to this Section 2.9 (the date of such final determination, the “Settlement Date” and such finally determined amounts the “Final October EBITDA”, the “Final Closing Cash”, the “Final November Non-Operating Costs”, the “Final Inventory Amounts” and the “Final Actual Inventory Shrink Factors”):

(i) If the Final OpCo-Company Closing Date Payment, as finally determined pursuant to this Section 2.9, is less than the Estimated OpCo-Company Closing Date Payment (such shortfall, the “OpCo Purchaser Adjustment Amount”), then OpCo Purchaser and the Company will deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to pay within five (5) Business Days after the Settlement Date by wire transfer of immediately available funds: (A) if the OpCo Purchaser Adjustment Amount is greater than or equal to the then-current balance of the Deposit Escrow Account (the “Adjustment Escrow Amount”), to OpCo Purchaser (or its Designee) an amount equal to the Adjustment Escrow Amount and (B) if the OpCo Purchaser Adjustment Amount is less than the Adjustment Escrow Amount (such shortfall, the “Remaining Escrow Funds”), (1) to OpCo Purchaser (or its Designee) an amount equal to the OpCo Purchaser Adjustment Amount and (2) to Sellers the Remaining Escrow Funds from the Deposit Escrow Account.

(ii) If the Final OpCo-Company Closing Date Payment, as finally determined pursuant to this Section 2.9, is equal to or greater than the Estimated OpCo-Company Closing Date Payment, then (A) OpCo Purchaser will, within five (5) Business Days after the Settlement Date by wire transfer of immediately available funds, pay to Sellers an amount equal to such excess (if any), and (B) OpCo Purchaser and the Company will deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to pay to Sellers, within five (5) Business Days after the Settlement Date by wire transfer of immediately available funds, the Adjustment Escrow Amount from the Deposit Escrow Account.

(iii) Any payment to be made pursuant to this Section 2.9(h) will (A) be treated by all parties for applicable Tax purposes as an adjustment to the purchase price of the OpCo Acquired Assets as determined for Tax purposes (unless otherwise required by applicable Law) and (B) be made by wire transfer of immediately available funds to, as applicable, the account(s) designated in writing by OpCo Purchaser prior to such payment or the account(s) designated in writing by Sellers prior to such payment.

(iv) Any Remaining Escrow Funds or Adjustment Escrow Amount, as applicable, that would otherwise be paid to the Sellers under this Section 2.9(h) shall, subject to Section 10.2, be reduced on a dollar for dollar basis (and the Escrow Agent shall pay to OpCo Purchaser or its Designee an amount equal to such reduction) by any commitment, engagement, arranger, original issue discount, upfront premium, other premiums, structuring or other fees, costs, expenses or other amounts payable to the lenders, arrangers or agents under the Financing or the OpCo Term Loan B Credit Agreement (or, in either case, their respective Advisors or other representatives) in connection with, arising from or relating to the Transactions or the transactions contemplated by the Financing or the OpCo Term Loan B Credit Agreement, whether accruing before or after the Closing (including any post-closing collateral perfection requirements thereunder).

(i) The funds equal to the OpCo Closing Date Escrow Amount shall be segregated in the Deposit Escrow Account and shall not become property of the Sellers’ bankruptcy estates and shall be available for distribution solely to either Sellers or the OpCo Purchaser in accordance with Section 2.9(h). To the extent funds in the Deposit Escrow Account payable to the OpCo Purchaser are otherwise determined to be property of the Sellers’ bankruptcy estates, any claims by the OpCo Purchaser for the OpCo Closing Date Escrow Amount shall (A) be deemed an allowed superpriority administrative expense claims pursuant to sections 105(a), 503(b), and 507(a)(2) of the Bankruptcy Code with priority over all other administrative expenses of the kind specified in section 503(b) of the Bankruptcy Code and such allowed superpriority administrative expense claim shall be superior in priority to all other similarly situated claims asserted or allowed in the Bankruptcy Case and (B) be carved out from and not be subject to the liens and claims granted in connection with the DIP Obligations, Term Loan Obligations, First Lien Notes Obligations or Second Lien Notes Obligations pursuant to the DIP Credit Agreement and the other DIP Documents (including the Financing Order), the Term Loan Agreement and the other Term Loan Credit Documents, the First Lien Notes Indenture and the other First Lien Notes Documents and the Second Lien Notes Indenture and the other Second Lien Notes Documents.

(j) OpCo Purchaser agrees that (i) the payment of the OpCo Purchaser Adjustment Amount (if any) from the Adjustment Escrow Amount in the Deposit Escrow Account in accordance with the Escrow Agreement will be the sole and exclusive remedy for Purchaser for payment of the OpCo Purchaser Adjustment Amount, if any, and the Adjustment Escrow Amount in the Deposit Escrow Account will be OpCo Purchaser’s sole and exclusive source of recovery for any amounts owing to Purchaser pursuant to this Section 2.9, even if the OpCo Purchaser Adjustment Amount exceeds the Adjustment Escrow Amount, and (ii) the adjustments to October EBITDA, Closing Cash, November Non-Operating Costs, Inventory Amounts or Actual Inventory Shrink Factors provided for in this Section 2.9, and the dispute resolution provisions provided for in this Section 2.9, will be the exclusive remedy for the matters addressed or that could be addressed by this Section 2.9. For the avoidance of doubt, and without limiting the generality of the foregoing, no claim by Purchaser or any of its Affiliates or Advisors for the payment of the OpCo Purchaser Adjustment Amount will be asserted against any of the Sellers.

(k) PropCo Purchaser shall keep Sellers reasonably updated from time to time of the status and then-current details of the matters contemplated by this Section 2.9.

2.10. Withholding. A Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as such Purchaser is required to deduct and withhold under the Code, or any Tax law, with respect to the making of such payment; provided, however, that except for any amounts that are withheld by reason of a Seller’s failure to provide the certificate(s) described in Section 2.4(a)(x) or Section 2.7(c), such Purchaser must notify such Person at least five (5) Business Days prior to the effective date of any potentially applicable withholding requirement that such Purchaser believes applies, and each of the Parties agrees to take commercially reasonable efforts to cooperate to eliminate or reduce any such deduction or withholding. To the extent that amounts are withheld and paid to the applicable Governmental Body, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as (a) disclosed in the forms, reports, schedules, statements, exhibits and other documents filed with (or furnished to) the United States Securities and Exchange Commission by the Company during the twelve (12) months preceding the date hereof and to the extent publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System as of the date hereof (the “Filed SEC Documents”) (other than (i) any information that is contained solely in the “Risk Factors” section of such Filed SEC Documents that are not statements of historical fact and (ii) any forward-looking statements, or other statements that are similarly predictive or forward-looking in nature, contained in such Filed SEC Documents) or (b) set forth in the Schedules delivered by the Company concurrently herewith and subject to Section 10.10, Sellers represent and warrant to each Purchaser as of the date hereof as follows:

3.1. Organization and Qualification.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and corporate authority necessary to own or lease its assets and properties and to operate its business as it is now being conducted, subject to the provisions of the Bankruptcy Code, and except (other than with respect to the Company’s due incorporation and valid existence) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of its business or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. True and complete copies of the Company’s articles of incorporation and bylaws are included in the Filed SEC Documents, each of which are in full force and effect, and the Company is not in violation of any of the provisions thereof, except as would not reasonably be expected to be material to the Company, taken as a whole.

(b) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, has all requisite corporate or similar organizational power and authority necessary to own or lease its assets and properties and to operate its business as it is now being conducted, subject to the provisions of the Bankruptcy Code, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so organized, existing, qualified, licensed, and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company or one or more of the other Sellers together own all of the outstanding capital stock or other equity interests of the Company’s Subsidiaries. All organizational documents of the Company’s Subsidiaries are in full force and effect on the date hereof and no Subsidiary of the Company is in violation of any of the provisions of its organizational documents, except as would not reasonably be expected to be material to such Subsidiary, taken as a whole. Schedule 3.1(b) sets forth a true, complete and correct list of each of the Company’s Subsidiaries as of the date hereof. The Company has made available to the Purchasers true and correct copies of the organizational documents of each of the Non-Debtor Subsidiaries that are in existence on the date hereof.

(c) Schedule 3.1(c) sets forth a true, complete and correct list of each jurisdiction in which the Company and each of the Company’s Subsidiaries is duly licensed or qualified to do business.

3.2. Authorization of Agreement. Each Seller has all necessary corporate or similar organizational power and authority to execute and deliver this Agreement and each of the other agreements contemplated hereby (each such agreement, an “Ancillary Agreement”) to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby or thereby. The execution, delivery and performance by each Seller of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation by such Seller of the transactions contemplated hereby or thereby, subject to requisite Bankruptcy Court approvals as described in this Agreement, have been duly authorized by all requisite corporate or similar organizational action and no other corporate or similar organizational proceedings on its part or on the part of any of its stockholders or other equityholders are necessary to authorize the execution, delivery and performance by such Seller of this Agreement or any Ancillary Agreement to which it is a party and the consummation by it of the transactions contemplated hereby or thereby. Subject to requisite Bankruptcy Court approvals as described in this Agreement, this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by such Seller and, assuming due authorization, execution and delivery hereof and thereof by the other parties hereto or thereto, constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except that such enforceability (a) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (b) is subject to general principles of equity, whether considered in a proceeding at law or in equity (collectively, the “Enforceability Exceptions”).

3.3. Conflicts; Consents. Assuming that (a) requisite Bankruptcy Court approvals as described in this Agreement are obtained, (b) the notices, authorizations, approvals, Orders, Permits or consents set forth on Schedule 3.3 are made, given or obtained (as applicable), (c) the requirements of the HSR Act and any other applicable antitrust, competition or merger control Laws promulgated by any Governmental Body (“Foreign Competition Laws”) are complied with, and (d) any filings required by any applicable federal or state securities or “blue sky” Laws are made, the execution and delivery by Sellers of this Agreement and each Ancillary Agreement, and the consummation by Sellers of the transactions contemplated hereby and thereby, and the performance and compliance by Sellers with any of the terms or provisions hereof or thereof, do not and will not (i) conflict with or violate any provision (1) of the Company’s articles of incorporation or bylaws or (2) of the similar organizational documents of any of the Company’s

Subsidiaries, (ii) conflict with or violate any Law or Order applicable to the Company, any of its Subsidiaries or any of the Acquired Assets or by which the Company, any of its Subsidiaries or any of the Acquired Assets may be bound or affected, (iii) conflict with, violate or constitute a breach of or default (with or without notice or lapse of time, or both) under or result in the acceleration of any obligation under or give rise to a right of termination, modification, acceleration or cancelation of any obligation or to the loss of any benefit under, any of the terms or provisions of any Material Contract, Permit, loan or credit agreement or other Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the Acquired Assets is subject, or (iv) result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any properties or assets of the Company or any of its Subsidiaries, except, in the case of clauses (ii), (iii) and (iv), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.4. Equity Interests of Non-Debtor Subsidiaries. The authorized, issued and outstanding shares of capital stock or other equity interests of each of the Subsidiaries of the Company, other than Sellers (such Subsidiaries, the “Non-Debtor Subsidiaries”), are as set forth on Schedule 3.4, and there are no other authorized, issued or outstanding shares of capital stock or other equity interests of any of the Non-Debtor Subsidiaries. The issued and outstanding equity interests of each of the Non-Debtor Subsidiaries are (i) owned of record by the Seller(s) identified on Schedule 3.4 as owning such equity securities, (ii) owned free and clear of any Encumbrances (except for Encumbrances arising under applicable securities Laws or Encumbrances (all of which will be released at or prior to OpCo Closing) securing the DIP Credit Agreement, the ABL Obligations, the Term Loan Obligations, the First Lien Notes Obligations or the Second Lien Notes Obligations) by the applicable Seller(s) identified on Schedule 3.4 as owning such equity securities, and (iii) the applicable Seller(s) have good, valid and marketable title (to the extent such concepts are applicable) to the equity securities identified on Schedule 3.4 as owned by such Seller(s). All of the outstanding capital stock or other equity interests of the Non-Debtor Subsidiaries have been duly authorized, validly issued, fully paid and non-assessable (where such concepts are legally recognized in the jurisdictions of organization of such Non-Debtor Subsidiaries) and were not issued in violation of any preemptive or similar rights. Except as set forth on Schedule 3.4, there are no outstanding options, warrants, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, rights to subscribe to, purchase rights, calls or commitments relating to the issuance, purchase, sale or repurchase of any capital stock or other equity interests issued by the Non-Debtor Subsidiaries containing any equity features, or Contracts, commitments, understandings or arrangements by which any of the Non-Debtor Subsidiaries is bound to issue, deliver or sell, or cause to be issued, delivered or sold, additional capital stock or other equity interests, or options, warrants, rights to subscribe to, purchase rights, calls or commitments made by the Non-Debtor Subsidiaries relating to any capital stock or other equity interests of the Non-Debtor Subsidiaries. Except as set forth on Schedule 3.4, the Company or one or more of the other Sellers own all of the outstanding capital stock or other equity interests of the Non-Debtor Subsidiaries, free and clear of all Encumbrances (other than Permitted Encumbrances). The Non-Debtor Subsidiaries do not, directly or indirectly, own any equity interest in any other Person. None of the Non-Debtor Subsidiaries have any obligations to contribute capital to, or loan any amounts to, or acquire equity securities of, any Person. The Non-Debtor Subsidiaries do not have any outstanding bonds, debentures, notes or other obligations which provide the holders thereof the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the equityholders of the Non-Debtor Subsidiaries on any matter.

3.5. Financial Statements; Internal Controls.

(a) The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents (the “Financial Statements”), as of their respective dates of filing with the SEC (or, if such Company SEC Documents were amended prior to the date hereof, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC and indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown.

(b) The Company has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, that are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made in accordance with authorizations of management and directors of the Company and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its Financial Statements. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended February 1, 2020, and such assessment concluded that such internal control system was effective. Except as set forth on Schedule 3.5(b), neither the Company nor the Company’s independent registered public accounting firm has identified or been made aware of (A) “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over financial reporting or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting with respect to the Company. The Company does not maintain any “off-balance-sheet arrangement” within the meaning of Item 303 of Regulation S-K of the SEC.

3.6. Title to Properties; Sufficiency of Tangible Assets.

(a) The Company or one of its Subsidiaries, as applicable, has good and valid fee simple title to the Owned Real Property free and clear of all Encumbrances (other than Permitted Encumbrances), subject to any leases, subleases, licenses, concessions or other agreements by or pursuant to which the Company or its Subsidiaries, as applicable, grants to any party or parties the right of use or occupancy of any portion of the Owned Real Property, as set forth in Schedule 3.6(a). Schedule 3.6(a) sets forth the addresses and current owners of all Owned Real Property. Neither the Company nor any of its Subsidiaries has received written notice from any Governmental Body regarding presently pending or threatened condemnation or eminent domain proceedings or their local equivalent affecting or relating to any Owned Real Property. Immediately after the OpCo Closing, OpCo Purchaser will own all of the OpCo Acquired Assets free and clear of any Encumbrances, other than Permitted Post-Closing Encumbrances.

(b) The Company or one of its Subsidiaries, as applicable, has a good and valid leasehold interest to all of the Leased Real Property, free and clear of all Encumbrances (other than Permitted Encumbrances). Schedule 3.6(b) sets forth a true, correct and complete list of the addresses, and current leasehold owners of all such Leased Real Property. The Company has made available to the applicable Purchaser a true, correct and complete copy of each Lease.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, with respect to the Leased Real Property: (i) Sellers have delivered to the applicable Purchaser true, correct and complete copies of all applicable REAs; (ii) the Leases and the REAs (the “Property Documents”) are in full force and effect and there are no unwritten or oral modifications by the Company or any of its Subsidiaries to such Leases; (iii) except as a result of the commencement of the Bankruptcy Case, neither the Company nor any of its Subsidiaries nor, to the Knowledge of Sellers, any other party thereto is in default under any of the Leases in any material respect, nor does any event or circumstances exist which, with the passage of time or the giving of notice would constitute such a default under any of the Leases, nor has the Company or any of its Subsidiaries received written notice from any Person that it is in such default under any of the Leases or that any other party thereto intends to terminate any of the Property Documents; (iv) neither the Company nor any of its Subsidiaries has received written notice from any Governmental Body regarding presently pending or threatened condemnation or eminent domain proceedings or their local equivalent affecting or relating to such Leased Real Property; and (v) except as set forth on Schedule 3.6(c), neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy any of the Leased Real Property except for Ordinary Course occupancies in stores.

(d) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, with respect to the Owned Real Property and Leased Real Property, except as set forth on Schedule 3.6(d), (i) except as a result of the commencement of the Bankruptcy Case, neither the Company nor any of its Subsidiaries nor, to the Knowledge of Sellers, any other party thereto is in default in any material respect under any of the Permitted Encumbrances (including any REAs) in respect thereof, nor does any event or circumstances exist which, with the passage of time or the giving of notice would constitute such a default thereunder, nor has the Company or any of its Subsidiaries received written notice from any Person that it is in such default thereunder; (ii) the Improvements constituting or located on the Owned Real Property and Leased Real Property are in working order and repair sufficient for the conduct of the business of the Company and its Subsidiaries as now conducted; and (iii) the Owned Real Property and the Leased Real Property collectively comprise all of the material Real Property owned, leased, licensed or otherwise used or occupied by any of Sellers and their Subsidiaries.

(e) With respect to each Acquired Owned Real Property and Acquired Leased Real Property:

(i) Sellers have delivered or made available to, or made and held accessible at their premises for, the applicable Purchaser true and complete copies of all applicable (A) material Permits relating to the ownership, use or operation thereof, (B) material building plans, specifications and drawings in the possession of Sellers or their Affiliates (collectively, “Real Estate Plans”), and (C) assignable guaranties, warranties, certificates, rights and privileges in the possession of Sellers (collectively, “Real Estate Warranties”);

(ii) there are no (A) pending or threatened Actions or, to the Knowledge of Sellers, past or current circumstances or conditions that would reasonably be expected to form the basis for any Actions, relating to such PropCo Acquired Owned Real Property or PropCo Acquired Leased Real Property or (B) other matters materially and adversely affecting the current use, occupancy or value of such PropCo Acquired Owned Real Property or PropCo Acquired Leased Real Property;

(iii) except as set forth on Schedule 3.6(e) or in the Property Documents, neither Seller nor any of its Affiliates has entered into any agreements, and to the Knowledge of Sellers, there are no agreements, granting any option, right of first refusal or other similar entitlement to any third party to purchase such Acquired Owned Real Property or Acquired Leased Real Property or any portion thereof;

(iv) neither Seller not any of its Subsidiaries has received written notice that such PropCo Acquired Owned Real Property or PropCo Acquired Leased Real Property (as applicable) is in violation of any applicable Laws in any material respect, except to the extent such violation has been cured; and

(v) neither Seller nor any of its Subsidiaries has made any written application to any Governmental Body for any development of such Acquired Owned Real Property or PropCo Acquired Leased Real Property.

(f) Subject to requisite Bankruptcy Court approvals as described in this Agreement, and assumption by the applicable Seller of the applicable Contract in accordance with applicable Law (including satisfaction of any applicable Cure Costs by Sellers) and except as a result of the commencement of the Bankruptcy Case, the Company and its Subsidiaries own good and valid title to, or hold a valid leasehold interest in, all of the material tangible property necessary in the conduct of their business as now conducted, free and clear of all Encumbrances, except for Permitted Encumbrances, other than any failure to own or hold such tangible property that is not material to the Company and its Subsidiaries taken as a whole.

(g) All tangible assets of the Company and its Subsidiaries, taking into account the relative ages and length of service of such assets, are (i) in good working order and condition, ordinary wear and tear excepted, (ii) have been reasonably maintained, (iii) are suitable for the uses for which they are being utilized in the business conducted by the Company and its Subsidiaries, (iv) do not require more than regularly scheduled maintenance in the Ordinary Course and the established maintenance policies of the business of the Company and its Subsidiaries, as applicable, in order to keep them in good operating condition, and (v) comply in all material respects with all requirements under any Laws and any licenses which govern the use and operation thereof, except, in each case, as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The OpCo Acquired Assets (together with the Master Lease Agreement and the Distribution Centers Lease Agreement, any Contracts or Leases that the applicable Purchaser elects not to have assumed and assigned pursuant to Section 1.7, any Seller Plans that the applicable Purchaser does not elect to be an Acquired Seller Plan, and any employees that do not become Transferred Employees, and the Debt Financing) constitute all the material properties, assets and rights reasonably necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted, taking into account that OpCo Purchaser is not acquiring the Excluded Assets (as such Excluded Assets are defined as of the date hereof, and not taking into account any properties, rights, interests and other assets that become Excluded Assets after the date hereof).

3.7. Insurance. Set forth in Schedule 3.7 is a list of all policies of fire and casualty, general liability, director and officer liability, and all other forms of insurance maintained by or on behalf of the Company and its Subsidiaries, including with respect to each such policy the first named insured, the policy/bond number, the insurer(s), the material limits, the deductibles and the term thereof. All such insurance policies (i) collectively provide reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business as the Company and its Subsidiaries and (ii) are in full force and effect except for any expiration thereof in accordance with the terms thereof. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all premiums past due have been paid and no outstanding notice of default, cancellation, modification or termination has been received by or on behalf of the Company and its Subsidiaries with respect to any such policy (except notices in connection with scheduled renewals) and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder. There have been no material claims by the Company or any of its Subsidiaries under any such policy as to which coverage has been denied or disputed by the underwriters of such policy.

3.8. Contracts.

(a) Schedule 3.8 sets forth a list of all Material Contracts as of the date of this Agreement. For purposes of this Agreement, “Material Contract” means any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound (in each case, excluding any Seller Plan) that:

(i) is or would be required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) relates to the formation, creation, governance, economics or control of any joint venture, partnership or other similar arrangement, other than (A) with respect to any partnership that is wholly owned by the Company or any of its wholly owned Subsidiaries and (B) for the avoidance of doubt, marketing, licensing, manufacturing, and distribution Contracts entered into in the Ordinary Course;

(iii) provides for Indebtedness for borrowed money of the Company or any of its Subsidiaries having an outstanding or committed amount in excess of $2,500,000, other than Indebtedness solely between or among the Company and any of its wholly owned Subsidiaries (other than Non-Debtor Subsidiaries);

(iv) relates to the acquisition or disposition of any business, assets or properties (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration under such Contract in excess of $2,500,000 (A) that was entered into after January 1, 2017 or (B) pursuant to which any earn-out, indemnification or deferred or contingent payment obligations remain outstanding that would reasonably be expected to involve payments by or to the Company or any of its Subsidiaries of more than $2,500,000 after the date hereof (in each case, excluding for the avoidance of doubt, acquisitions of Inventory in the Ordinary Course or dispositions of Inventory, properties or other assets that are obsolete, worn out, surplus, no longer used or in the Ordinary Course);

(v) is a Contract (other than a purchase order) (A) with any Material Supplier or (B) for the purchase of materials, supplies, goods, services, Equipment or other assets pursuant to which the Company or any of its Subsidiaries would reasonably be expected to make payments of more than $2,500,000 during any fiscal year (other than a Contract with any Material Supplier), including all Contracts (other than purchase orders) with a single vendor if payments to such vendor collectively add up to more than $2,500,000 during any fiscal year;

(vi) is a Contract (other than a purchase order) with a direct or indirect customer of the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries received aggregate net payments of more than $2,500,000, during the fiscal year ended December 31, 2019;

(vii) contains any provision (A) limiting, in any material respect, the right of the Company or any of its Subsidiaries to engage in any business, compete with any Person, solicit or hire any person for employment or to provide services or operate anywhere in the world, other than any provision in any license agreement for Intellectual Property limiting the Company’s or any of its Subsidiary’s use of such Intellectual Property, including to specified fields of use or specified territories, (B) granting any exclusivity right to any third party, (C) containing a “most favored nation” provision, (D) containing any option, right of first refusal or preferential or similar right in favor of any third party or (E) that is a “take or pay” or similar provision requiring the business to make a minimum payment for goods or services from third party suppliers irrespective of usage;

(viii) is a Contract with a Governmental Body;

(ix) is a Contract that requires future capital expenditure obligations in excess of $1,000,000;

(x) is a Contract under which any of the Company or its Subsidiaries is (A) lessee of or holds or operates any personal property, owned by any other party, except for any lease of personal property under which the aggregate annual rental payments do not exceed $1,000,000, or (B) lessor of or permits any third party to hold or operate any personal property owned or controlled by any of the Company or its Subsidiaries;

(xi) is a Contract that requires the indemnification or holding harmless of any Person, other than those entered into in the Ordinary Course;

(xii) is a Contract relating to any swap, forward, futures, warrant, option or other derivative transaction;

(xiii) is a letter of credit or surety or guarantee agreement or other similar undertaking with respect to contractual performance;

(xiv) is a Contract with or for the benefit of any Affiliate of Sellers or Acquired Subsidiaries (other than this Agreement and the Ancillary Agreements);

(xv) is a Contract pursuant to which the Company or any of its Subsidiaries (A) receives a license to use any Intellectual Property that is material to the continued operation of the business of the Company and its Subsidiaries, taken as a whole (other than any license for commercial off-the-shelf Software costing or having an annual fee of less than $500,000 or any open source software license); (B) grants a license to use any material Company Owned Intellectual Property (other than any nonexclusive licenses of Intellectual Property granted in the Ordinary Course); or (C) receives or grants a right of co-existence, covenant not to sue or other form of non-assertion with respect to any material Company Owned Intellectual Property; or

(xvi) is a written or oral commitment or agreement to enter into any of the foregoing.

(b) Subject to requisite Bankruptcy Court approvals as described in this Agreement, and assumption by the applicable Seller of the applicable Contract in accordance with applicable Law (including satisfaction by Seller of any applicable Cure Costs) and except (A) as a result of the commencement of the Bankruptcy Case and (B) with respect to any Contract that has previously expired in accordance with its terms, been terminated, restated or replaced, (i) each Material Contract is valid and binding on the Company or any of its Subsidiaries to the extent such Person is a party thereto, as applicable, and to the Knowledge of Sellers, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) the Company and each of its Subsidiaries, and, to the Knowledge of Sellers, any other party thereto, have performed all obligations required to be performed by it under each Material Contract, except where such nonperformance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iii) there is no breach or default on the part of the Company or any of its Subsidiaries under any Material Contract, except where such default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iv) there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute a default on the part of the Company or any of its Subsidiaries, or to the Knowledge of Sellers, any counterparty under such Material Contract and (v) to the Knowledge of Sellers, the Company has not received any notice from any Person that such Person intends to terminate or not renew, breach or materially amend the terms of any Material Contract, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.9. Litigation. Schedule 3.9(a) sets forth, as of the date hereof, each Action pending against the Company or any of its Subsidiaries by or before any Governmental Body that (i) seeks or reasonably could be expected to result in fines or damages of more than $1,000,000 or relates to a criminal matter or calls for injunctive relief or other restriction that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or (ii) challenges the validity or enforceability of this Agreement or the Ancillary Agreements or that seeks to enjoin or prohibit consummation of the transactions contemplated hereby and thereby. Since January 1, 2017, except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, there has been no (A) pending or threatened (in writing or, to the Knowledge of Sellers, orally) Action against the Company or any of its Subsidiaries, or (B) Order imposed upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Body. Except as set forth in Schedule 3.9(b), since January 1, 2017, no formal allegation of sexual harassment or sexual misconduct has been submitted to any Seller against any officer of the Company or member of the Board of Directors of the Company in their capacities as such.

3.10. Permits; Compliance with Laws.

(a) Except as set forth on Schedule 3.10, the Company and each of its Subsidiaries are, and have been since January 1, 2017, in compliance in all material respects with all Laws or Orders applicable to the Company or any of its Subsidiaries and the ownership and operation of the Acquired Assets. Except as related to or as a result of the filing or pendency of the Bankruptcy Case, since January 1, 2017 (i) neither the Company nor any of its Subsidiaries has received any written notice of, or been charged with, the material violation of any Laws, and (ii) to the Knowledge of Sellers, no event has occurred or circumstance exists that (with or without notice, passage of time, or both), individually or in the aggregate, would constitute or result in a failure by the Company or any of its Subsidiaries to comply, in any material respect, with any applicable Law. Except as related to or as a result of the filing or pendency of the Bankruptcy Case, no investigation, review or Action by any Governmental Body in relation to any actual or alleged material violation of Law by the Company or any of its Subsidiaries is pending or, to the Knowledge of Sellers, threatened, nor has the Company or any of its Subsidiaries received any written notice from any Governmental Body indicating an intention to conduct the same.

(b) The Company and each of its Subsidiaries hold all Permits necessary for the lawful conduct of their respective businesses as presently conducted, and all such Permits are in full force and effect, except where the failure to hold the same would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries are not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit required for the operation of the business as presently conducted by the Company and its Subsidiaries and to which they are parties, except where such default or violation would not be reasonably expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(c) No Action is pending or, to the Knowledge of Sellers, threatened to terminate, revoke, limit, cancel, suspend or modify any Permit or Permits that, individually or in the aggregate, are material to the operation of the business of the Company and its Subsidiaries, and no Seller or Subsidiary thereof has received notice from any Governmental Body that (i) any such Permit will be revoked or not reissued on the same or similar terms, (ii) any application for any new Permit by any Seller or any of its Subsidiaries or renewal of any Permit or Permits that, individually or in the aggregate, are material to the operation of the business of the Company and its Subsidiaries will be denied, or (iii) the Permit holder is in material violation of any Permit or Permits that, individually or in the aggregate, are material to the operation of the business of the Company and its Subsidiaries, taken as a whole.

(d) The Company, each of its Subsidiaries and each of its and their directors, officers and employees acting in such capacity and, to the Knowledge of Sellers, each of its and their other agents acting on its or their behalf, is, and has been since January 1, 2017, in compliance in all material respects with all applicable anti-corruption law, including the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010, or any national and international law enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions, and any rules and regulations promulgated thereunder (“Anti-Corruption Laws”). Since January 1, 2017, neither the Company, any of its Subsidiaries nor any of their respective directors, officers, employees, or to the Knowledge of Sellers any of their respective agents, representatives, or any person acting on their behalf has paid, offered, promised, or authorized the payment of money or anything of value, directly or indirectly, to any government official, government employee (including employees of state-owned and state-controlled enterprises), political party, political party official, candidate for public office, or officer or employee of a public international organization for the purpose of influencing any official act or decision or to secure any improper advantage; each of the Company and each of its Subsidiaries have implemented and maintain effective internal controls reasonably designed to prevent and detect violations of all applicable Anti-Corruption Laws; and each of the Company and each of its Subsidiaries have recorded and maintained accurate books and records, including appropriate and lawful supporting documentation, in compliance with applicable Anti-Corruption Laws.

(e) Neither the Company nor any of its Subsidiaries or any of their respective officers, managers, or employees, or, to the Knowledge of Sellers, any of their consultants, representatives, agents or Affiliates, is (i) a person that is designated on, or is owned or controlled by a person that is designated on any list of sanctioned parties maintained by the United States, the United Nations, Canada, the United Kingdom, or the European Union, including the list of Specially Designated Nationals and Blocked Persons maintained by OFAC; or (ii) located or organized in a country or territory that is or whose government is, or has been in the past five (5) years, the target of comprehensive sanctions imposed by the United States, the United Nations, Canada, European Union or United Kingdom (including Cuba, Iran, North Korea, Sudan, Syria, Venezuela, and the Crimean region of the Ukraine).

(f) Since January 1, 2017, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) there has been no action taken by the Company or any of its Subsidiaries, or, to the Knowledge of Sellers, any officer, director, manager, employee, agent, representative or sales intermediary of the Company or its Subsidiaries, in each case, acting on behalf of the Company or any of its Subsidiaries in violation of International Trade Laws; (ii) none of the Company or any Subsidiary have been convicted of violating any International Trade Law or subjected to any investigation by a Governmental Authority for violation of any applicable International Trade Law; (iii) none of the Company or any Subsidiary have conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any International Trade Law and (iv) none of the Company or any Subsidiary have received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable International Trade Law.

3.11. Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Company and each of its Subsidiaries with respect to the Acquired Assets is, and have been since January 1, 2017, in compliance with all applicable Environmental Laws, (b) since January 1, 2017, neither the Company nor any of its Subsidiaries have received any written notice alleging that the Company is in violation of or has any material liability under any Environmental Law with respect to the operations or conditions at or related to any of the Acquired Assets, (c) the Company and its Subsidiaries possess and are in compliance with all Permits required under Environmental Laws for the operation of the Acquired Assets (“Environmental Permits”), (d) there is no Action under or pursuant to any Environmental Law or Environmental Permit that is pending or threatened in writing or, to the Knowledge of Sellers, orally, against the Company or any of its Subsidiaries relating to the Acquired Assets, (e) neither the Company nor any of its Subsidiaries with respect to any of the Acquired Assets are subject to any Order imposed by any Governmental Body pursuant to Environmental Laws under which there are uncompleted, outstanding or unresolved obligations on the part of the Company or its Subsidiaries, and (f) to the Knowledge of Sellers, there are no Hazardous Substances contamination conditions at the Owned Real Property or Leased Real Property in each case that are reasonably expected to result in any obligation to conduct remedial activities for, or Action against, the Company or any of its Subsidiaries under Environmental Laws.

3.12. Intellectual Property.

(a) The Company or one of its Subsidiaries owns all of the rights, title and interest in and to all material Company Owned Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances). All of the material Company Owned Intellectual Property is subsisting, and, to the Knowledge of Sellers, valid and enforceable. The Company or one of its Subsidiaries is the exclusive owner of all material U.S. Registered Intellectual Property and other material Intellectual Property applied for by or registered to the Company or one of its Subsidiaries. A true and complete list of all registered and pending Company Owned Intellectual Property subsisting in the United States (the “U.S. Registered Intellectual Property”) and all material foreign registered Company Owned Intellectual Property (including application number or registration number, title and owner), except for domain names and social media accounts, is set forth in Schedule 3.12(a) (the “U.S. Registered Intellectual Property”).

(b) (i) Subject to requisite Bankruptcy Court approvals as described in this Agreement, and assumption by the applicable Seller of the applicable Contract in accordance with applicable Law (including satisfaction of any applicable Cure Costs by the Sellers) and except as a result of the commencement of the Bankruptcy Case, the Company and its Subsidiaries own or have sufficient rights to use, and have taken all necessary steps to protect, all material Intellectual Property and material Company Licensed Intellectual Property necessary to the conduct of the business of the Company and its Subsidiaries as currently conducted free and clear of all Encumbrances (other than Permitted Encumbrances) and (ii) the Company and its Subsidiaries have taken commercially reasonable steps in accordance with industry practice designed to maintain the confidentiality of the Intellectual Property that constitutes Trade Secrets owned by or exclusively licensed to the Company or any of its Subsidiaries.

(c) As of the date hereof, except as would not be material to the Company and its Subsidiaries, taken as whole, no Actions are pending or currently threatened in writing or, to the Knowledge of Sellers, orally, against the Company or its Subsidiaries, and since January 1, 2017, neither the Company nor any of its Subsidiaries has received any written notice or claim, (i) challenging the ownership, validity, enforceability or use by the Company or any of its Subsidiaries of any Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries or (ii) alleging that the Company or any of its Subsidiaries are infringing, misappropriating or otherwise violating the Intellectual Property of any Person.

(d) As of the date hereof, except as would not be material to the Company and its Subsidiaries, taken as whole, (i) to the Knowledge of Sellers, since January 1, 2017, no Person has infringed, misappropriated or otherwise violated the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by or exclusively licensed to the Company or a Subsidiary of the Company and (ii) the operation of the business of the Company and its Subsidiaries as currently conducted as of the Effective Date does not violate, misappropriate or infringe the Intellectual Property of any other Person.

(e) The Company and its Subsidiaries have taken commercially reasonable steps to secure from each present or past employee, officer, director, agent, outside contractor or consultant of the Company and its Subsidiaries who contributed to the development of any material Intellectual Property on behalf of the Company or its Subsidiaries a written and enforceable agreement (i) providing for the non-disclosure by such Person of Confidential Information or Trade Secrets both during and after the term of employment or contract and (ii) conveying to the Company or one or more of its Subsidiaries any and all right, title and interest in and to all Intellectual Property developed by such Person in connection with such Person’s employment or engagement by the Company or one or more of its Subsidiaries. Any disclosure by the Company or its Subsidiaries of Trade Secrets owned by or exclusively licensed to the Company or its Subsidiaries to any third party has been pursuant to the terms of a written agreement with such Person or such Person is otherwise bound by a professional duty to maintain the confidentiality of such Trade Secrets.

(f) Subject to requisite Bankruptcy Court approvals as described in this Agreement, and assumption by the applicable Seller of the applicable Contract in accordance with applicable Law (including satisfaction of any applicable Cure Costs by the Sellers) and except as a result of the commencement of the Bankruptcy Case, all Software owned, licensed, used, or otherwise held for use in the business is sufficient for the Company’s and its Subsidiaries’ current needs in the operation of the business as presently conducted. To the Knowledge of Sellers, within the past twelve (12) months, there has been no failures, crashes, security breaches, unplanned downtime, outage or service interruption of the IT Systems, in each case, that has caused a material disruption to Sellers’ business and operations. To the Knowledge of Sellers, the Software and IT Systems are free of any defect, disabling codes or instructions, including viruses, worms, traps, back doors or Trojan horses, in each case, that would reasonably be expected to disrupt, disable, harm or impair such Software or IT System’s operation in any material respect.

(g) Schedule 3.12(g) sets forth a true and complete list and description of all material Software owned by, and used in the business of, the Company and its Subsidiaries (“Proprietary Software”).

(h) Except as set forth on Schedule 3.12(h), no Proprietary Software contains or links to any “open source” code, shareware or other Software that is made generally available to the public in a manner that requires disclosure or licensing of any such Proprietary Software or any other Company Owned Intellectual Property.

(i) Except as set forth on Schedule 3.12(i), to the Knowledge of Sellers, (i) Sellers are in compliance in all material respects with all applicable Laws and publicly posted policies concerning the collection and use of Personal Data and (ii) since January 1, 2017, there has been no unauthorized intrusions into the IT Systems or breaches of security in which Personal Data was exfiltrated without authorization, in each case, that would reasonably require the Company or its Subsidiaries to notify a Governmental Body under any applicable Law.

3.13. Tax Matters.

(a) The Company and each of its Subsidiaries has prepared (or caused to be prepared) and timely filed (or caused to be timely filed) (taking into account valid extensions of time within which to file) all U.S. federal income and all other material Tax Returns required to be filed by any of them pursuant to the Code or applicable state, local or non-U.S. Tax Laws with respect to the Acquired Assets and the Assumed Liabilities, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects.

(b) All material Taxes owed by the Company and each of its Subsidiaries that are due and payable (whether or not shown on any Tax Return) with respect to the Acquired Assets and the Assumed Liabilities have been timely paid in full or have been adequately reserved against in accordance with GAAP, except to the extent (i) nonpayment is permitted or required by the Bankruptcy Code, (ii) such Taxes are accounted for in Schedule 1.4(g), or (iii) such Taxes are Excluded Liabilities.

(c) There are no Encumbrances for Taxes on any of the Acquired Assets of the Company or any of its Subsidiaries other than Permitted Encumbrances.

(d) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to an assessment or deficiency for material Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course), in each case with respect to the Acquired Assets or the Assumed Liabilities.

(e) There are no material pending or threatened in writing, audits, investigations, disputes, notices of deficiency or other Actions or proceedings for or relating to any Liability for Taxes of the Company or any of its Subsidiaries with respect to the Acquired Assets or the Assumed Liabilities.

(f) The Company and each of its Subsidiaries has withheld all material amounts of Taxes relating to the Acquired Assets or the Assumed Liabilities as are required to be withheld under applicable Law and has timely paid or remitted all such Taxes to the appropriate Governmental Body.

(g) No written claim has been received from any Governmental Body in a jurisdiction in which the Company or any of its Subsidiaries does not currently file a Tax Return that the Company or any of its Subsidiaries may be subject to Tax in such jurisdiction with respect to the Acquired Assets or the Assumed Liabilities.

(h) The U.S. federal income tax classification of each of the Acquired Subsidiaries is as set forth on Schedule 3.13(h).

3.14. Seller Plans.

(a) Schedule 3.14(a) contains a true and complete list, as of the date of this Agreement, of each material Seller Plan. With respect to each material United States Seller Plan, the Company has made available to Purchasers true and complete copies (to the extent applicable) of (i) the current plan document, including any amendments thereto, (ii) the most recent annual report on Form 5500 filed with the Department of Labor, (iii) the most recent IRS determination or opinion letter received by the Company, (iv) the most recent summary plan description, (v) the most recent actuarial report or audited financial statement, and (vi) all non-routine correspondence with the IRS or United States Department of Labor for any matter with respect to which material Liability remains outstanding.

(b) Each United States Seller Plan intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has received a favorable determination letter from the IRS or is the subject of a favorable opinion letter issued by the IRS, and to the Knowledge of Sellers, nothing has occurred with respect to the operation of any such plan which would reasonably be expected to result in the revocation of such favorable determination, and (ii) does not hold “employer real property” or “employer securities” as a plan asset within the meaning of ERISA. To the Knowledge of Sellers, there are no existing circumstances or any events that have occurred that would reasonably be expected to cause the loss of any such qualification status of any such United States Seller Plan. There are no pending or, to the Knowledge of Sellers, threatened Actions or other claims (other than routine claims for benefits) by, on behalf of or against any Seller Plan (or, to the Knowledge of Sellers, any fiduciary thereof or service provider thereto) which would reasonably be expected to result in any material Liability to the Company or any of its Subsidiaries and no audit or other Action by a Governmental Body is pending, or, to the Knowledge of Sellers, threatened with respect to such plan that would reasonably be expected to result in any material Liability to the Company or any of its Subsidiaries. The Seller Plans comply in form and in operation in all material respects with their terms and applicable Laws, including the applicable requirements of the Code and ERISA, except as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. None of Seller, Seller’s Affiliates, any United States Seller Plan or, to the Knowledge of Seller, any trustee, administrator or other third-party fiduciary or party-in-interest thereto, has engaged in any breach of fiduciary responsibility or any non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code), which would reasonably be expected to result in material Liability to the Company or any of its Subsidiaries.

(c) Except as set forth in Schedule 3.14(c), neither the Company nor any Subsidiary or ERISA Affiliate sponsors, maintains, contributes to or is required to maintain or contribute to, or has, or within the last six (6) years, has had, any Liability with respect to any (i) plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) “multiemployer plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA) or (iii) “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA). With respect to any United States Seller Plan described in subsection (i) above: (A) the Company has complied with the minimum funding requirements of Sections 412 of the Code and 302 of ERISA, and no waiver from minimum funding standards (as described in Section 412(c) of the Code or Section 302(c) of ERISA) is in effect, (B) no lien on the assets of the Company or any of its Subsidiaries has arisen under Section 4068 of ERISA or Section 430(k) of the Code, (C) all premiums described in Section 4006 of ERISA payable to the Pension Benefit Guaranty Corporation under Section 4007 of ERISA have been timely paid in all material respects, (D) as of the date of this Agreement, no Seller or any of its Subsidiaries has filed a notice of intent to terminate such United States Seller Plan or adopted any amendment to treat such United States Seller Plan as terminated and (E) neither the Seller nor any of its Subsidiaries has received written notification from the Pension Benefit Guaranty Corporation stating its intent to institute proceedings to treat such United States Seller Plan as terminated and, to the Knowledge of Sellers, as of the date of this Agreement, the Pension Benefit Guaranty Corporation has not instituted proceedings to treat such United States Seller Plan as terminated. As of the date of this Agreement, no Seller or any of its Subsidiaries has terminated any Title IV Plan within the last six (6) years or incurred any outstanding Liability under Section 4062 of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA.

(d) Except as set forth on Schedule 3.14(d), no Seller Plan provides benefits or coverage in the nature of health or life insurance following retirement or other termination of employment, other than coverage or benefits required to be provided under Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code, or any other applicable Law.

(e) The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, (i) accelerate the time of payment or vesting, or increase the amount of compensation or benefits (including severance pay, retention bonus or change in control payment) due to any director, officer, employee or other individual service provider of the Company or any of its Subsidiaries under any United States Seller Plan, (ii) cause the Company to transfer or set aside any assets to fund any benefits under any United States Seller Plan, (iii) result in the forgiveness of Indebtedness or trigger of any funding obligation under any United States Seller Plan or (iv) impose any restrictions or limitations on the right of any of Seller, Purchaser or their respective Affiliates to amend or terminate any United States Seller Plan.

(f) The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in the payment of any amount that would, individually or in combination with any other payment, constitute an “excess parachute payment” to any “disqualified individual” (each such term as defined in Section 280G of the Code), determined without regard to any arrangements implemented by or at the direction of either of the Purchasers or any of their respective Affiliates. No director, officer, employee or other individual service provider of the Company or any of its Subsidiaries has any “gross up” agreements or other assurance of reimbursement for any Taxes resulting from any such “excess parachute payments” or with respect to any violation of Section 409A of the Code.

(g) Each Seller Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code has at all times complied in both form and operation with the requirements of Section 409A of the Code.

(h) Each of the Seller Plans has been established, maintained and operated in compliance with applicable Law (including ERISA and the Code and Patient Protection and Affordable Care Act), except as would not reasonably be expected to result in material Liability to the Sellers of any of their Subsidiaries. Sellers and their respective Affiliates have complied in all material respects with all obligations with respect to any COBRA Liabilities incurred prior to the date hereof.

3.15. Employees.

(a) Except as set forth in Schedule 3.15(a), neither the Company nor any of its Subsidiaries is party to any collective bargaining agreements or similar Contracts with any labor union applicable to any employees of the Company or its Subsidiaries. There is no pending or, to the Knowledge of Sellers, threatened, and there has not been in the past three (3) years, any organized effort or demand for recognition or certification or concerted attempt to organize the employees of the Company or its Subsidiaries by any labor organization. Except as would not be material to the Company or any of its Subsidiaries taken as a whole, there are no, and in the past three (3) years, there have not been any, pending or, to the Knowledge of Sellers, threatened, (i) strikes, lockouts, slowdowns, work stoppages, picketing, concerted refusal to work overtime, handbilling, labor demonstrations, leafletting, lockouts, arbitrations or grievances (in each case involving labor matters) or other material labor disputes, or (ii) unfair labor practice charges, material grievances or material labor complaints, in each case, by or with respect to the employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has entered into any organized labor agreement, arrangement or understanding, whether written or oral, with any labor union, trade union, works council or other employee representative body or with any material number or category of its employees that the Company or any of its Subsidiaries believe would reasonably be interpreted or construed to prevent (i) the consummation of the transactions contemplated by this Agreement or (ii) the implementation of any layoff, redundancy, severance or similar program within its or their respective workforces (or any part of them), subject to compliance with the Company’s or any of its Subsidiaries’ severance plan and any applicable severance provisions in any collective bargaining agreements. The Company and its Subsidiaries have complied in all material respects with all Laws requiring advance notice of the transaction to employees or their representatives.

(b) With respect to any Person performing services on behalf of the Company or any of its Subsidiaries on or prior to the Closing, none of the Company or any of its Subsidiaries has any material Liability with respect to any misclassification of such Person as an independent contractor rather than as an employee, or as an “exempt” employee rather than a “non-exempt” employee (within the meaning of the Fair Labor Standards Act of 1938, as amended), or with respect to such Person’s status as a leased employee.

(c) Except as would not reasonably be expected to result in material Liability, there is no governmental investigation or audit or other similar proceeding pending or, to the Knowledge of Sellers, threatened against the Company or any of its Subsidiaries by, on behalf of or relating to any current or former employees of the Company or any of its Subsidiaries.

(d) Except as set forth in Schedule 3.15(d), the Company and each of its Subsidiaries is in compliance in all material respects with all applicable Laws respecting employment and employment practices, including Laws concerning terms and conditions of employment, wages and hours, classification, occupational safety and health, “mass layoffs” and “plant closings” (as those terms are defined in the WARN Act and similar state and local Laws), classification of independent contractors and workers’ compensation.

(e) Schedule 3.15(e) sets forth a true, correct and complete list of all employees of the Company and its Subsidiaries who have experienced an employment loss within the meaning of the WARN Act or any similar state, local or foreign Law within the ninety-day period prior to the date hereof, along with such employee’s work location and date of hire (the “WARN List”) and the Company shall provide an updated WARN List to Purchasers on the Closing Date, as well as upon reasonable request of Purchaser prior to the Closing Date. The Company and its Subsidiaries have complied in all material respects with the WARN Act during the one-year period prior to the date hereof.

(f) Schedule 3.15(f) sets forth a recent, true, correct and complete list, as of the date of this Agreement, of all employees of the Company and its Subsidiaries and identifies the job title, work location, date of hire, exempt or non-exempt status, employment status (whether active, on furlough (temporary layoff) or on leave of absence), part-time or full-time, union, annual base salary or regular hourly wage rate and bonus or commission entitlement for each employee of the Company and its Subsidiaries, as well as whether such employee of the Company or its Subsidiaries is on leave and the date of such leave and whether on furlough (temporary layoff) and the date such furlough commenced.

3.16. Affiliate Transactions.

(a) Except as set forth on Schedule 3.16(a) or in the “Compensation Discussion and Analysis” or “Related Party Transactions” disclosures in the Filed SEC Documents, no Affiliate of the Company (other than any Seller or any of their Subsidiaries), or any officer or director of the Company or any of its Subsidiaries or any member of any of the foregoing’s immediate family (i) is a party to any agreement or transaction with the Company or its

Subsidiaries having a potential or actual value or a contingent or actual Liability exceeding $250,000, other than (A) loans and other extensions of credit to directors and officers of the Company and its Subsidiaries for travel, business or relocation expenses or other employment-related purposes in the Ordinary Course, (B) employment arrangements in the Ordinary Course and (C) the Seller Plans, (ii) has any material interest in any material property used by the Company or its Subsidiaries or (iii) owns any material interest in, or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as a Material Supplier of the Company or any of its Subsidiaries.

(b) Schedule 3.16(b) sets forth all Liabilities owing by a Seller to any Subsidiary of the Company (other than a Seller) (“Intercompany Liabilities”) as of the date hereof.

3.17. Brokers. Except as set forth on Schedule 3.17, the fees and expenses of which will be paid by the Company on or prior to the PropCo Closing Date and none of which will constitute an Assumed Liability, no broker, finder, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

3.18. Inventory. The Inventory, taken as a whole, consists of a quantity and quality historically usable and salable in the Ordinary Course. All Inventory is free from (i) defects in materials and workmanship (normal wear and tear excepted), (ii) obsolete, damaged or slow-moving items and (iii) items impacted in any way by the “Coronavirus” or “COVID-19” or the Company’s response thereto, except in each case as would not be material to the Company and its Subsidiaries, taken as a whole. All Inventory is owned by Sellers free and clear of all Encumbrances (other than Permitted Encumbrances) and, other than as set forth on Schedule 3.18, is not held on a consignment basis. The Inventory conforms in all material respects to all standards applicable to each item of Inventory or its use or sale imposed by any Governmental Body. Immediately after the OpCo Closing, OpCo Purchaser will own all of the Inventory as of the OpCo Closing free and clear of any Encumbrances, other than Permitted Post-Closing Encumbrances.

3.19. Material Suppliers. Schedule 3.19 sets forth a true, complete and correct list of the twenty (20) largest suppliers from which the Company and its Subsidiaries purchased materials, supplies, services or other goods (measured by dollar volume of purchases from such suppliers) for the fiscal year ended February 1, 2020 (such suppliers collectively referred to as “Material Suppliers”), and the amount for which each such Material Supplier invoiced the Company and its Subsidiaries during such period. Since December 31, 2019 through the date hereof, no Material Supplier has indicated in writing an intention to terminate, cancel, materially reduce the volume, materially reduce its business, materially increase its pricing, or adversely alter other terms of its business with any of the Company or its Subsidiaries.

3.20. Absence of Certain Changes. Except as set forth on Schedule 3.20, since February 1, 2020, through the date hereof, (x) the Company and its Subsidiaries have conducted their business in the Ordinary Course in all material respects (other than the marketing of the Company, processes and negotiations with Advisors and third parties in connection therewith (including the execution of confidentiality agreements and the sharing of confidential information pursuant thereto), preparation and commencement of the Bankruptcy Case and actions related thereto, (y) there has not been any Material Adverse Effect, and (z) there has not occurred any action that would require the consent of the Purchasers pursuant to Section 6.1(b) (other than clauses (i), (vi), (ix), (xii), (xvii), (xviii) and (xx) if taken after the date of this Agreement and prior to the Closing.

3.21. Letters of Credit, Surety Bonds, Guarantees. Schedule 3.21 sets forth a true, correct and complete list of all letters of credit, surety bonds, parent guarantees and similar obligations of the Company and its Subsidiaries. As of the date hereof, no draw or request for payment or reimbursement has been made with respect to any letter of credit, surety bond, parent guarantee or similar obligation.

3.22. No Outside Reliance(a) . Notwithstanding anything contained in this Article III or any other provision of this Agreement to the contrary, each of Sellers acknowledges and agrees, on its own behalf and on behalf of its Subsidiaries, that the representations and warranties expressly contained in Article IV (as qualified in accordance with the express terms and conditions (including limitations and exclusions) of this Agreement) or in the officer’s certificate delivered by OpCo Purchaser pursuant to Section 2.5(a)(vii) or PropCo Purchaser pursuant to Section 2.8(d) are the sole and exclusive representations, warranties and statements of any kind made to Sellers and on which Sellers may rely in connection with the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASERS

Each Purchaser, severally and not jointly or jointly and severally, represents and warrants to the Company as follows as of the date hereof (provided that (i) the representations and warranties set forth in Section 4.4 are made exclusively by PropCo Purchaser and (ii) the representations and warranties set forth in Section 4.5 are made exclusively by OpCo Purchaser):

4.1. Organization and Qualification. Such Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority necessary to own or lease its assets and properties and to operate its business as it is now being conducted, except (other than with respect to such Purchaser’s due formation and valid existence) as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect. Such Purchaser is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of its business or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. Such Purchaser is not in violation of any of the provisions of its organizational documents, except as would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

4.2. Authorization of Agreement. Such Purchaser has all necessary organizational power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by such Purchaser of this Agreement and each Ancillary Agreement to which it is a party, and the consummation by such Purchaser of the transactions contemplated hereby and thereby, subject to requisite Bankruptcy Court approvals as described in this Agreement, have been duly authorized by all requisite corporate or similar organizational action and no other corporate or similar organizational proceedings on its part or on the part of any of its stockholders or other equityholders are necessary to authorize the execution, delivery and performance by such Purchaser of this Agreement or any Ancillary Agreement to which it is a party and the consummation by it of the transactions contemplated hereby and thereby. Subject to requisite Bankruptcy Court approvals as described in this Agreement, this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by such Purchaser and, assuming due authorization, execution and delivery hereof and thereof by the other Parties hereto or thereto, constitutes a legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except that such enforceability may be limited by the Enforceability Exceptions.

4.3. Conflicts; Consents.

(a) Assuming that (a) the requisite Bankruptcy Court approvals as described in this Agreement are obtained, (b) the notices, authorizations, approvals, Orders, Permits or consents set forth on Schedule 4.3 are made, given or obtained (as applicable), (c) the requirements of the HSR Act are complied with, and (d) any filings required by any applicable federal or state securities or “blue sky” Laws are made, the execution and delivery by such Purchaser of this Agreement and each Ancillary Agreement and the consummation by such Purchaser of the transactions contemplated hereby and thereby, and the performance and compliance by such Purchaser with any of the terms or provisions hereof or thereof, do not and will not (i) conflict with or violate any provision of such Purchaser’s certificate of formation or limited liability company agreement or similar organizational documents, (ii) conflict with or violate any Law or Order applicable to such Purchaser, (iii) conflict with, violate or constitute a breach of or default (with or without notice or lapse of time, or both) under or result in the acceleration of any obligation under or give rise to a right of termination, modification, acceleration or cancelation of any obligation or to the loss of any benefit under, any of the terms or provisions of any material Contract to which such Purchaser is a party, or (iv) result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any properties or assets of such Purchaser or any of its Subsidiaries, except, in the case of clauses (i) through (iv), as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect.

(b) Except as set forth on Schedule 4.3(b), Purchaser is not required to file, seek or obtain any notice, authorization, approval, Order, Permit or consent of or with any Governmental Body in connection with the execution, delivery and performance by such Purchaser of this Agreement or the consummation by such Purchaser of the transactions contemplated hereby, except (i) any filings required to be made under the HSR Act, (ii) such filings as may be required by any applicable federal or state securities or “blue sky” Laws, or (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of such Purchaser to consummate the transactions contemplated hereby.

4.4. Credit Bid. The Requisite Lenders (as defined in the Term Loan Agreement), the Term Loan Administrative Agent, the Term Loan/First Lien Notes Collateral Agent, the First Lien Notes Trustee, the Requisite Lenders (as defined in the DIP Credit Agreement), the DIP Administrative Agent and the DIP Collateral Agent, in their capacities as such, have delivered to PropCo Purchaser and the Company, on or prior to the date hereof, the Instruction Letters to fully authorize PropCo Purchaser, and PropCo Purchaser is duly authorized, to, among other things, enter into and perform and comply with this Agreement and consummate the transactions contemplated hereby, including the assignment of a portion of the Credit Bid to OpCo Purchaser and the release of the Credit Bid Encumbrances and the consummation of the Credit Bid. The portion of the Credit Bid Amount in respect of the Term Loan Obligations and First Lien Notes Obligations shall be allocated ratably based on relative outstanding obligations of each of the Term Loan Obligations and First Lien Notes Obligations. Any consideration received by PropCo Purchaser in exchange for the Credit Bid that is to be distributed by or on behalf of PropCo Purchaser shall be proportionately allocated between the DIP Collateral Agent and the Term Loan/First Lien Notes Collateral Agent based upon the amount of the Credit Bid made on behalf of each such agent for its holders at such time.

4.5. Financial Capability.

(a) OpCo Purchaser has received and accepted, and delivered to the Company a true, correct and complete copy of, (i) executed equity commitment letters dated as of the date hereof, among OpCo Purchaser and the other respective parties thereto (the “Investors”) (together with all annexes, schedules and exhibits thereto, and any fee letters relating thereto, the “Equity Commitment Letters”) relating to the commitment to provide OpCo Purchaser the amount of equity financing set forth therein (the “Equity Financing”), and (ii) executed debt commitment letters dated October 28, 2020 (together with all annexes, schedules and exhibits thereto, and any fee letters relating thereto (redacted, in the case of such fee letters, in a customary manner, including with respect to the amounts and percentages of the fees and other economic terms and “flex” terms set forth therein, which redacted information does not adversely affect the amount, availability or conditionality of the Debt Financing), the “Debt Commitment Letters” and, together with the Equity Commitment Letters, the “Commitment Letters”) from the Debt Financing Sources party thereto relating to the commitment of the Debt Financing Sources to provide the debt financing in the amounts set forth therein to consummate the OpCo Sale on the terms contemplated thereby. The debt financing contemplated by the Debt Commitment Letters is collectively referred to in this Agreement as the “Debt Financing” and, together with the Equity Financing, the “Financing”. For the avoidance of doubt, the loans under the OpCo Term Loan B Credit Agreement, and the transactions to be effectuated thereunder, shall not constitute part of the “Financing” or “Debt Financing” and the OpCo Term Loan B Credit Agreement shall not constitute a “Commitment Letter” or a “Debt Commitment Letter”. As of the date of this Agreement, there are no side letters or other contracts or arrangements related to the funding of the full amount of the Financing other than (x) as expressly set forth in the Commitment Letters provided to the Company on or prior to the date hereof or (y) with respect to the Equity Financing, as relate to the joint venture relationship between the Investors and do not add additional conditionality beyond the conditions set forth in the Equity Commitment Letters. The Debt Commitment Letters were negotiated in good faith on an arm’s length basis. The fees associated with the Debt Commitment Letters are the product of such arm’s length negotiation and there is no consideration being provided to the OpCo Purchaser or any of its equity holders in connection therewith.

(b) Except as set forth in the Commitment Letters, there are no conditions precedent to the obligations of the Investors or Debt Financing Sources, as applicable (including, to the extent applicable, pursuant to any “flex” provisions in the fee letters or otherwise), to provide the Financing or any contingencies that would permit the Investors or Debt Financing Sources, as applicable, to reduce the total amount of the Financing below the Required Amount (as defined below). Subject to the satisfaction of the conditions set forth in Sections 7.1 and 7.2(a), as of the date of this Agreement, OpCo Purchaser does not have any reason to believe that it will be unable to satisfy on a timely basis any term or condition to Closing to be satisfied by it in the Commitment Letters or that the Required Amount of the Financing will not be made available, on the OpCo Closing Date. No Person has any right to impose, and none of the Debt Financing Sources under the Debt Commitment Letter or OpCo Purchaser has any obligation to accept, any condition precedent to such funding other than any of the conditions expressly set forth in the Debt Commitment Letter nor any reduction to the aggregate amount available under the Debt Commitment Letter on the OpCo Closing Date below the Required Amount, except as expressly provided therein (nor any term or condition which would have the effect of reducing the aggregate amount available under the Debt Commitment Letter on the OpCo Closing Date below the Required Amount, except as expressly provided therein).

(c) The Financing, to the extent funded in accordance with the Commitment Letters, shall provide OpCo Purchaser with immediately available cash on the OpCo Closing Date, together with the OpCo Closing Cash and other cash on hand at OpCo Purchaser as of the OpCo Closing Date, sufficient to pay the OpCo-Company Closing Date Payment and all related expenses required to be paid by OpCo Purchaser hereunder (the OpCo-Company Closing Date Payment and all such related expenses net of the OpCo Closing Cash and other cash on hand of OpCo Purchaser as of the OpCo Closing Date, the “Required Amount”).

(d) As of the date of this Agreement, each Commitment Letter is the legal, valid, binding and enforceable obligation of OpCo Purchaser and, to the Knowledge of OpCo Purchaser, each other party thereto, subject in each case to the Enforceability Exceptions, and is in full force and effect. OpCo Purchaser is not in breach of any of the terms or conditions set forth in the Commitment Letters and, as of the date of this Agreement, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a failure to satisfy a condition precedent on the part of OpCo Purchaser under the terms and conditions of such Commitment Letter. As of the date of this Agreement, to the Knowledge of OpCo Purchaser, no Commitment Letter has been withdrawn, rescinded or terminated or otherwise amended or modified in any respect, and no such amendment or modification is contemplated, other than, in the case of the Debt Commitment Letter, any joinders which do not alter the terms thereof except for the purposes of joining additional Debt Financing Sources that have not executed the Debt Commitment Letter as of the date hereof. As of the date of this Agreement, no counterparty to either Commitment Letter has notified OpCo Purchaser of its intention to terminate such Commitment Letter or not to provide such Financing. OpCo Purchaser has paid in full any and all commitment fees or other fees and expenses required to be paid by OpCo Purchaser on or before the date of this Agreement pursuant to the terms of the Commitment Letters.

(e) OpCo Purchaser expressly acknowledges and agrees that except as set forth in Sections 7.2(a)(iv), the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by OpCo Purchaser or any Affiliate or Designee or any other financing or other transactions is not a condition to any of OpCo Purchaser’s obligations hereunder.

4.6. Brokers. Except for any investment banker, broker, finder or other intermediary whose fees and expenses will be borne solely by such Purchaser, an Investor or any of their respective Affiliates, there is no investment banker, broker, finder, or other intermediary which has been retained by or is authorized to act on behalf of such Purchaser that is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

4.7. No Litigation. There are no Actions pending or, to such Purchaser’s knowledge, threatened against or affecting such Purchaser that will materially and adversely affect such Purchaser’s performance under this Agreement or the consummation of the transactions contemplated by this Agreement.

4.8. Investment Representation; Investigation. OpCo Purchaser is acquiring the capital stock or other equity interests of the Acquired Subsidiaries for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. OpCo Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated pursuant to the Securities Act. OpCo Purchaser is financially sophisticated and knowledgeable about the industries in which the Company and its Subsidiaries operate and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time. OpCo Purchaser has been afforded access to the books and records, facilities and personnel of the Company and its Subsidiaries for purposes of conducting a due diligence investigation and has conducted a due diligence investigation of the Company and its Subsidiaries and is satisfied with the access and materials made available to it in connection with such investigation and the scope and results of such investigation.

4.9. Certain Arrangements. As of the date hereof, to the Knowledge of OpCo Purchaser there are no written Contracts between any member of such Purchaser’s Purchaser Group, on the one hand, and any member of the management of the Company or any of its Subsidiaries, on the other hand, relating in any way to the acquisition of the Acquired Assets or the transactions contemplated by this Agreement.

4.10. No Outside Reliance. Notwithstanding anything contained in this Article IV or any other provision of this Agreement to the contrary, such Purchaser acknowledges and agrees, on its own behalf and on behalf of such Purchaser’s Purchaser Group, that the representations and warranties expressly contained in Article III (as qualified by the Schedules and in accordance with the express terms and conditions (including limitations and exclusions) of this Agreement) (the “Express Representations”) are the sole and exclusive representations, warranties and statements of any kind made to such Purchaser or any member of such Purchaser’s Purchaser Group and on which such Purchaser and such Purchaser’s Purchaser Group may rely in connection with the transactions contemplated by this Agreement. Such Purchaser acknowledges and agrees, on its own behalf and on behalf of such Purchaser’s Purchaser Group, that all other representations, warranties and statements of any kind or nature expressed or implied, whether in written, electronic or oral form, including (a) the completeness or accuracy of, or any omission to state or to disclose, any information (other than to the extent expressly set forth in the Express Representations), including in any information presentation, the Dataroom, any projections, forward-looking statements and other forecasts (whether in written, electronic, or oral form, and including in any information presentation, Dataroom, management meetings, etc.) (collectively, “Projections”) or in any meetings, calls or correspondence with management of the Company and its Subsidiaries or any other Person on behalf of the Company, its Subsidiaries or any of their respective Affiliates or Advisors and (b) any other statement relating to the historical, current or future business, financial condition, results of operations, assets, Liabilities, properties, Contracts, environmental compliance, employee matters, regulatory compliance, business risks and prospects of the Company or any of its Subsidiaries, or the quality, quantity or condition of the Company’s or its Subsidiaries’ assets, are, in each case specifically disclaimed by Sellers and that neither such Purchaser nor any member of such Purchaser’s Purchaser Group has relied on any such representations, warranties or statements. Such Purchaser acknowledges and agrees, on its own behalf and on behalf of such Purchaser’s Purchaser Group, that (i) the Projections are being provided solely for the convenience of such Purchaser to facilitate its own independent investigation of the Company and its Subsidiaries, (ii) there are uncertainties inherent in attempting to make such Projections, (iii) such Purchaser is familiar with such uncertainties, and (iv) such Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Projections (including the reasonableness of the assumptions underlying such Projections). Such Purchaser acknowledges, on its own behalf and on behalf of such Purchaser’s Purchaser Group, that it has conducted to its satisfaction an independent investigation and verification of the business including its financial condition, results of operations, assets, Liabilities, properties, Contracts, environmental compliance, employee matters, regulatory compliance, business risks and prospects of the Company and its Subsidiaries, and, in making its determination to proceed with the transactions contemplated by this Agreement, such Purchaser has relied solely on the results of such Purchaser’s Purchaser Group’s own independent investigation and verification, and has not relied on, is not relying on, and will not rely on, any Seller, any Subsidiary, any information presentation, any Projections or any information, statements, disclosures, documents, projections, forecasts or other material made available to such Purchaser or any of its Affiliates or Advisors in the Dataroom or otherwise, in each case, whether written or oral, made or provided by, or as part of, any of the foregoing or the Company, its Subsidiaries or any of their respective Affiliates or Advisors, or any failure of any of the foregoing to disclose or contain any information, except for the Express Representations (it being understood that such Purchaser and such Purchaser’s Purchaser Group have relied only on the Express Representations). Nothing in this Section 4.10 shall limit any rights or remedies available to such Purchaser in respect of a claim for Fraud.

ARTICLE V

BANKRUPTCY COURT MATTERS

5.1. Bankruptcy Actions.

(a) Sellers shall seek, on an expedited basis if necessary, entry of the Sale Order, the Conditional Disclosure Statement Order, the Confirmation Order and any other necessary orders by the Bankruptcy Court to consummate the Closing as soon as reasonably practicable following the execution of this Agreement, subject to the terms of the Sale Order and, if entered, the Confirmation Order. Each Purchaser agrees and acknowledges that Sellers, including through their representatives, are and may continue soliciting inquiries, proposals or offers from third parties in connection with any Alternative Transaction.

(b) (i) Sellers shall cooperate with Purchasers concerning (A) the Sale Order (B) the Confirmation Order, (C) the process for providing notice of the OpCo Sale and OpCo Assigned Contracts to applicable third parties, which noticing process and forms of notice shall be reasonably acceptable to the OpCo Purchaser and (D) any other Orders of the Bankruptcy Court relating to the transactions contemplated by this Agreement, and the bankruptcy proceedings in connection therewith, and (ii) Sellers shall, to the extent reasonably practicable, provide each Purchaser with draft copies of all applications, pleadings, notices, proposed orders and other documents relating to such proceedings at least two (2) Business Days in advance of the proposed filing date so as to permit each Purchaser sufficient time to review and comment on such drafts, and, with respect to all provisions that impact a Purchaser or relate to the transactions contemplated by this Agreement, such pleadings and proposed orders shall be in form and substance reasonably acceptable to such Purchaser. Sellers shall use commercially reasonable efforts to give each Purchaser reasonable advance notice of any hearings regarding the motions required to obtain the issuance of the Sale Order and the Confirmation Order.

(c) The Company and Sellers shall use commercially reasonable efforts to (i) facilitate the consummation of the transactions contemplated hereby, (ii) obtain entry of the Conditional Disclosure Statement Order, the Sale Order and the Confirmation Order by the Bankruptcy Court, (iii) commence solicitation of the Plan, and (iv) facilitate the solicitation, confirmation, and consummation of the Plan and the Transactions contemplated thereby and hereby and (v) consummate the Plan and closing of transactions contemplated hereby as promptly as practicable and in any case prior to the Outside Date. In the event the entry of the Sale Order or the Confirmation Order shall be appealed, Sellers shall use commercially reasonable efforts to defend such appeal.

(d) Each Purchaser shall promptly take all actions as are reasonably requested by the Company to assist in obtaining the Bankruptcy Court’s entry of the Conditional Disclosure Statement Order, the Sale Order, the Confirmation Order and any other Order reasonably necessary in connection with the transactions contemplated by this Agreement as promptly as practicable, including furnishing affidavits, financial information, or other documents or information for filing with the Bankruptcy Court and, subject to the last sentence of this Section 5.1(d), making such employees and Advisors of Purchaser and its Affiliates available to testify before the Bankruptcy Court for the purposes of, among other things providing necessary assurances of performance by such Purchaser under this Agreement, demonstrating that such Purchaser is a “good faith” purchaser under section 363(m) of the Bankruptcy Code, demonstrating such Purchaser’s ability to pay and perform or otherwise satisfy any Assumed Liabilities following the applicable Closing and establishing adequate assurance of future performance by such Purchaser within the meaning of section 365 of the Bankruptcy Code. Nothing in this Agreement shall require either Purchaser or its Affiliates to give testimony to or submit any pleading, affidavit or information to the Bankruptcy Court or any Person that is untruthful or to violate any duty of candor or other fiduciary duty to the Bankruptcy Court or its stakeholders.

(e) The Company and each Purchaser shall (i) appear formally or informally in the Bankruptcy Court if reasonably requested by any other Party or required by the Bankruptcy Court in connection with the transactions contemplated by this Agreement or the Plan and (ii) keep the other Parties reasonably apprised of the status of material matters related to the Plan (solely as the Plan relates to the transactions contemplated by this Agreement), the OpCo Sale or PropCo Sale, including, upon reasonable request promptly furnishing the other Parties with copies of notices or other communications received by any Seller from the Bankruptcy Court or any third party or any Governmental Body with respect to the transactions contemplated by this Agreement.

(f) The Company and each Purchaser acknowledge that this Agreement and the sale of the Acquired Assets are subject to higher and better bids and Bankruptcy Court approval. The Company and each Purchaser acknowledge that Sellers must take reasonable steps to demonstrate that they have sought to obtain the highest or otherwise best price for the Acquired Assets, including giving notice thereof to the creditors of Sellers and other interested parties, providing information about the Company to prospective bidders, and entertaining higher and better offers from such prospective bidders.

(g) Notwithstanding any other provision of this Agreement to the contrary, each Purchaser acknowledges that Sellers and their Affiliates and Advisors are and may continue soliciting or responding to inquiries, proposals or offers for the Acquired Assets and may furnish any information with respect to, or assist or participate in, or facilitate in any other manner, any effort or attempt by any Person to do or seek to do any of the foregoing in connection with any Alternative Transaction.

(h) OpCo Purchaser shall provide adequate assurance of future performance as required under section 365 of the Bankruptcy Code for the OpCo Assigned Contracts and PropCo Purchaser shall provide adequate assurance of future performance as required under section 365 of the Bankruptcy Code for the PropCo Acquired Leases. Each Purchaser agrees that it will take all actions reasonably required to assist in obtaining a Bankruptcy Court finding that there has been an adequate demonstration of adequate assurance of future performance under the OpCo Assigned Contracts (in the case of the OpCo Purchaser) or the PropCo Acquired Leases (in the case of the PropCo Purchaser), as applicable, such as furnishing affidavits, non-confidential financial information and other documents or information for filing with the Bankruptcy Court and making such Purchaser’s Advisors, if any, available to testify before the Bankruptcy Court.

(i) Sellers shall not voluntarily pursue or seek, or fail to use commercially reasonable efforts to oppose any third party in pursuing or seeking, a conversion of the Bankruptcy Cases to cases under Chapter 7 of the Bankruptcy Code, the appointment of a trustee under Chapter 11 or Chapter 7 of the Bankruptcy Code or the appointment of an examiner with expanded powers.

(j) Sellers shall promptly serve true and correct copies of all applicable pleadings and notices in accordance with Sale Motion, the Conditional Disclosure Statement Order, the Bankruptcy Code, the Bankruptcy Rules and any other applicable order of the Bankruptcy Court.

5.2. Bankruptcy Milestones. Sellers shall comply with the following milestones (the “Milestones”), which may be extended or waived in writing (email will suffice) by Sellers and each Purchaser:

(a) No later than October 20, 2020, Sellers shall file with the Bankruptcy Court the Sale Motion, Disclosure Statement Motion, the Plan and the Disclosure Statement;

(b) No later than October 26, 2020, in accordance with Section 1.7, Sellers shall serve on all non-debtor counterparties to all of the OpCo Available Contracts a notice setting forth, among other things, that Sellers are or may be seeking the assumption and assignment of such OpCo Available Contracts, the Cure Cost amount with respect thereto as calculated by Sellers and notifying such non-debtor counterparties of the deadline for objecting to the Cure Costs, if any;

(c) No later than October 30, 2020, the Bankruptcy Court shall have entered the Conditional Disclosure Statement Order;

(d) No later than November 3, 2020, the Bankruptcy Court shall have entered the Sale Order; and

(e) No later than December 1, 2020, the Bankruptcy Court shall have entered the Confirmation Order.

5.3. Cure Costs. Subject to entry of the Sale Order and the Confirmation Order, as applicable, and consummation of the Plan, Sellers shall timely pay the applicable Cure Costs and cure any and all other defaults and breaches under the Assigned Contracts applicable so that such Contracts may be assumed by the applicable Seller and assigned to the applicable Purchaser in accordance with the provisions of section 365 of the Bankruptcy Code and this Agreement.

5.4. Sale Order. The Sale Order shall, among other things, provide for the following:

(a) approval, pursuant to sections 105, 363, and 365 of the Bankruptcy Code, of (1) the execution, delivery and performance by Sellers of this Agreement, (2) the sale of the OpCo Acquired Assets to OpCo Purchaser and the sale of the PropCo Acquired Assets to PropCo Purchaser, in each case, on the terms set forth herein and free and clear of all Encumbrances (other than Encumbrances included in the OpCo Assumed Liabilities (in the case of the OpCo Acquired Assets) or the PropCo Assumed Liabilities (in the case of the PropCo Acquired Assets) and Permitted Post-Closing Encumbrances), and (3) the performance by Sellers of their respective obligations under this Agreement;

(b) authorization and empowerment of the Sellers to assume and assign to OpCo Purchaser the OpCo Assigned Contracts and to PropCo Purchaser the PropCo Assigned Contracts;

(c) a finding that each Purchaser is a “good faith” buyer within the meaning of section 363(m) of the Bankruptcy Code, a finding that each Purchaser is not a successor to any Seller, and granting to each Purchaser the protections of Section 363(m) of the Bankruptcy Code;

(d) a finding that each Purchaser shall have no Liability or responsibility for any Liability or other obligation of any Seller arising under or related to the Acquired Assets other than as expressly set forth in this Agreement, including successor or vicarious Liabilities of any kind or character, including any theory of antitrust, environmental, successor, or transferee Liability, labor law, de facto merger, or substantial continuity;

(e) a finding that each of OpCo Purchaser (in connection with the assumption of the OpCo Assigned Contracts) and PropCo Purchaser (in connection with the assumption of the PropCo Assigned Contracts) has provided or will promptly provide adequate assurance (as that term is used in section 365 of the Bankruptcy Code) of future performance;

(f) a finding that any sublease of any PropCo Acquired Leases to the OpCo Purchaser pursuant to the Master Lease Agreement or the Distribution Centers Lease Agreement and any related subleases within the Purchaser Group are approved pursuant to section 365 of the Bankruptcy Code if such finding is necessary pursuant to the terms of such PropCo Acquired Leases as reasonably determined by OpCo Purchaser or PropCo Purchaser;

(g) a finding that each Purchaser shall have no Liability for any Excluded Liability;

(h) that the Debtors shall enter into the Master Lease Agreement and Distribution Centers Lease Agreement with the OpCo Purchaser on the OpCo Closing Date;

(i) that, upon the entry into the Master Lease Agreement and Distribution Centers Lease Agreement, the Debtors will appoint a representative of Hilco Real Estate, LLC, acting at the direction of PropCo Purchaser, to carry out the Debtors’ obligations under the Master Lease Agreement and Distribution Centers Lease Agreement;

(j) that the Debtors (and, if applicable, any trustee or estate representative appointed in the Bankruptcy Case or any successor Chapter 7 case (a “Trustee”)) shall perform under, and shall not be permitted to terminate or reject, the Master Lease Agreement or Distribution Centers Lease Agreement;

(k) that the Debtors (and, if applicable, a Trustee) shall perform under, and not be permitted to terminate or reject, any ground leases to which the PropCo Assets are subject and shall take all actions necessary to keep such ground leases in effect (including without limitation paying rent thereunder), in each case except as otherwise approved by OpCo Purchaser and BidCo;

(l) that the Debtors (and, if applicable, a Trustee) shall comply with the terms and conditions of the Master Lease Agreement and Distribution Centers Lease Agreement and shall respond in a timely manner to requests made by the OpCo Purchaser under the Master Lease Agreement and Distribution Centers Lease Agreement (including without limitation requests for consent thereunder);

(m) that the Debtors acknowledge that specific performance by the Debtors is an appropriate remedy under the Master Lease Agreement and Distribution Centers Lease Agreement (and such acknowledgement shall be binding on a Trustee, if applicable);

(n) that to the extent the Debtors breach the Master Lease Agreement or Distribution Centers Lease Agreement, any claims by the Opco Purchaser for such breach(es) of the Master Lease Agreement or Distribution Centers Lease Agreement will be (A) be deemed allowed superpriority administrative expense claims pursuant to sections 105(a), 503(b), and 507(a)(2) of the Bankruptcy Code with priority over all other administrative expenses of the kind specified in section 503(b) of the Bankruptcy Code and such allowed superpriority administrative expense claims shall be superior in priority to all other similarly situated claims asserted or allowed in the Bankruptcy Case and (B) be carved out from and not be subject to the liens and claims granted in connection with the DIP Obligations, Term Loan Obligations, First Lien Notes Obligations or Second Lien Notes Obligations pursuant to the DIP Credit Agreement and the other DIP Documents (including the Final DIP Order), the Term Loan Agreement and the other Term Loan Credit Documents, the First Lien Notes Indenture and the other First Lien Notes Documents and the Second Lien Notes Indenture and the other Second Lien Notes Documents;

(o) that all properties subject to the Master Lease Agreement and Distribution Centers Lease Agreement will only be able to be transferred subject to such Master Lease Agreement and Distribution Centers Lease Agreement;

(p) that the Debtors shall assign Master Lease Agreement and Distribution Centers Lease Agreement to PropCo on the PropCo Closing Date;

(q) that the Bankruptcy Court will retain exclusive jurisdiction with respect to enforcement of this Agreement, including the Transition Services Agreement, and, until the PropCo Closing, the Master Lease Agreement and Distribution Centers Lease Agreement; and

(r) that the Term Loan/First Lien Notes Collateral Agent is authorized and directed, pursuant to the Instruction Letter and the Sale Order, to effectuate the Credit Bid in accordance with this Agreement and the Sale Order, and any assignee of the Credit Bid, if applicable, is bound by the terms and provisions of the Instruction Letter and any related direction to the Term Loan/First Lien Notes Collateral Agent (which direction is ratified), the terms of the Sale Order and this Agreement.

5.5. Approval. Sellers’ obligations under this Agreement and in connection with the transactions contemplated hereby are subject to entry of and, to the extent entered, the terms of any Orders of the Bankruptcy Court (including the Conditional Disclosure Statement Order, the Sale Order and the Confirmation Order. Nothing in this Agreement shall require the Company or its Affiliates to give testimony to or submit a motion to the Bankruptcy Court that is untruthful or to violate any duty of candor or other fiduciary duty to the Bankruptcy Court or its stakeholders.

5.6. PropCo Sale. Notwithstanding anything to the contrary contained herein, if the Bankruptcy Court has not entered the Confirmation Order on or prior to January 15, 2021, subject to the satisfaction or waiver of the conditions set forth in Section 7.1 and Section 7.2(b) (other than Section 7.1(d)), BidCo shall consummate the PropCo Sale pursuant to the Sale Order.

ARTICLE VI

COVENANTS AND AGREEMENTS

6.1. Conduct of Business of Sellers.

(a) Except as (V) required by applicable Law, Order, or a Governmental Body, (W) required or restricted by the terms of the DIP Credit Agreement, (X) as expressly required by this Agreement, or (Y) set forth in Schedule 6.1(a), during the period from the date of this Agreement until the OpCo Closing Date, unless OpCo Purchaser otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the Ordinary Course and (ii) use its commercially reasonable efforts to (A) preserve intact the present business operations, organization and goodwill of its business, (B) preserve and maintain satisfactory relationships with licensors, licensees, contractors, distributors, consultants, vendors, suppliers and others having business relationships with the Company in connection with the operation of its business, (C) keep available the services of its officers and employees in the Ordinary Course and (D) continue to operate its business and Acquired Assets in all material respects in compliance with all Laws applicable to such business, the Company and its respective Subsidiaries.

(b) Except as (V) required by applicable Law, Order, or a Governmental Body, (W) required or restricted by the terms of the DIP Credit Agreement, (X) expressly required by this Agreement or (Y) set forth in Schedule 6.1(b), during the period from the date of this Agreement until the OpCo Closing Date, unless OpCo Purchaser otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall not, and shall not permit any of its Subsidiaries to:

(i) other than transactions in the Ordinary Course with respect to the movement of cash among the Company and its Subsidiaries that are not Acquired Subsidiaries or among the Company’s Subsidiaries that are not Acquired Subsidiaries, (A) issue, sell, encumber or grant any shares of the capital stock or other equity or voting interests of the Company or any of its Subsidiaries, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of such capital stock or other equity or voting interests, or any rights, warrants or options to purchase any shares of such capital stock or other equity or voting interests; (B) redeem, purchase or otherwise acquire any of the outstanding shares of capital stock or other equity or voting interests of the Company or any of its Subsidiaries, or any rights, warrants or options to acquire any shares of such capital stock or other equity or voting interests, (C) establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of the capital stock or other equity or voting interests of the Company or any of its Subsidiaries or (D) split, combine, subdivide or reclassify any shares of the capital stock or other equity or voting interests of the Company or any of its Subsidiaries;

(ii) (A) issue, incur, assume or otherwise become liable for (i) any indebtedness for borrowed money, (ii) any notes, mortgages, bonds, debentures or other debt securities or warrants or other rights to acquire any notes, mortgages, bonds, debentures or other debt securities of the Company or any of its Subsidiaries, (iii) any amounts owing as deferred purchase price for property or services, including any capital leases, seller notes and “earn out” payments, or other contingent payment obligations, or (iv) any guarantee of any of the foregoing obligations of another Person, or any “keep well” or other agreement to maintain any financial statement condition of another Person, (v) obligations under any performance bond or letter of credit, and (vi) any interest rate swap, forward contract, currency or other hedging arrangements, to the extent payable if terminated (collectively, “Indebtedness”), except (1) Indebtedness that will constitute Excluded Liabilities, and (2) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs, in each case issued, made or entered into in the Ordinary Course, (B) enter into any swap or hedging transaction or other derivative agreements other than in the Ordinary Course or (C) make any loans, capital contributions or advances to, or investments in, any Person other than (x) to the Company or any wholly owned Subsidiary of the Company that is not an Acquired Subsidiary, (y) as permitted pursuant to Section 6.1(b)(v) or (z) in the Ordinary Course;

(iii) sell, divest, distribute, assign, license, transfer or lease to any Person, or otherwise dispose of, in a single transaction or series of related transactions, any of the Acquired Assets for consideration, individually or in the aggregate, in excess of $2,500,000, except Ordinary Course dispositions of Inventory, grants of licenses of Intellectual Property in the Ordinary Course, dispositions of obsolete, surplus or worn out assets or assets that are no longer used, and other dispositions of Intellectual Property permitted under Section 6.1(b)(xiv) or of Intellectual Property that is not material to the Company’s or any of its Subsidiary’s businesses; provided, however, that the Company shall not, and shall not permit its Subsidiaries to, (i) construct, alter or destroy any material improvement on the Acquired Owned Real Property or Acquired Leased Real Property; (ii) sell, lease or license to any Person any of the Acquired Owned Real Property or Acquired Leased Real Property or (in each case) any portion thereof; (iii) materially amend, waive or voluntarily terminate any Lease, or enter into, extend or fail to exercise any renewal option under any Lease; or (iv) acquire any real property;

(iv) make or authorize capital expenditures, including for property, plant and Equipment, except for those (A) that are materially consistent with the Company’s July 2020 Business Plan, a copy of which is attached hereto as Schedule 6.1(b)(iv), (B) in connection with the Ordinary Course repair or replacement of facilities, properties or assets destroyed or damaged due to casualty or accident (whether or not covered by insurance) or (C) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (C) not to exceed $2,500,000 in the aggregate in any calendar year;

(v) except as permitted under Section 6.1(b)(iv), make any acquisition of, or investment in, any material properties, assets, securities or business (including by merger, asset acquisition, equity purchase or other similar transaction), except for any acquisition of Inventory in the Ordinary Course from or to Persons that are not Affiliates of any Seller;

(vi) except as required by any Seller Plan in effect on the date of this Agreement, (1) grant to any current or former director, officer, employee or other individual service provider of the Company or any of its Subsidiaries any increase in compensation or benefits, (2) grant to any current or former director, officer, employee or other individual service provider of the Company or any of its Subsidiaries any severance, retention, change in control, termination or similar compensation or benefits, (3) grant or amend or modify any equity, equity-

based or other incentive awards, (4) hire, appoint or promote any employee or terminate (other than for “cause”) any employee, or (5) take any action to increase or accelerate the vesting of, or payment of, any compensation or benefit under any Seller Plan, provided that the foregoing shall not restrict the open enrollment for 2021 in the Ordinary Course;

(vii) other than (A) as required by any Seller Plan or under Applicable Law, or increase the coverage or benefits under any Acquired Seller Plan or (B) amend any Seller Plan;

(viii) make any material changes in financial accounting methods, principles or practices materially affecting the consolidated assets, Liabilities or results of operations of the Company and its Subsidiaries, except insofar as may be required (A) by GAAP (or any interpretation thereof), (B) by any applicable Law, including Regulation S-X under the Securities Act, or (C) by any Governmental Body or quasi-Governmental Body (including the Financial Accounting Standards Board or any similar organization);

(ix) amend the Company’s articles of incorporation or bylaws or amend the comparable organizational documents of any Subsidiary of the Company;

(x) mortgage, pledge any material portion of or grant any Encumbrance (other than Permitted Encumbrances) on any of the Acquired Assets other than (A) as permitted by the Financing Order; (B) to secure Indebtedness and other obligations in existence at the date of this Agreement (and required to be so secured by their terms) or permitted under Section 6.1(b)(ii); provided that any such Encumbrance will be extinguished by Sellers in connection with the applicable Closing; or (C) to the Company or to a wholly owned Subsidiary of the Company; provided that any such Encumbrance will be extinguished by Sellers as of the applicable Closing or transferred to the benefit of the applicable Purchaser;

(xi) waive, release, assign, pay, discharge, settle, satisfy or compromise any Action (including any pending or threatened Action) against the Company or any of its Subsidiaries that would result in an Assumed Liability or any material restriction, or other material obligation, on the conduct of the business of the Company and its Subsidiaries, from and after the applicable Closing, or commence any such Action;

(xii) (A) terminate, amend, supplement, modify, renew or fail to exercise any renewal rights, waive any provision of, or accelerate any rights, benefits or obligations under, any Material Contract or any Permit, except in the Ordinary Course or the expiration in accordance with its term; (B) enter into any Contract that would be a Material Contract, except for any renewal of an Assigned Contract in the Ordinary Course upon substantially the same terms; or (C) enter into any Contract that includes a change of control, anti-assignment or similar provision that would require a consent from, a material payment to or would give rise to any material rights (including termination rights) of the other party or parties thereto in connection with the consummation of the transactions contemplated by this Agreement or any future change of control;

(xiii) license on-market or in-development products from third parties other than in the Ordinary Course;

(xiv) (A) abandon, cancel, fail to renew, permit to lapse (1) any material Company Owned Intellectual Property or (2) any material Company Licensed Intellectual Property to the extent that a Seller has the right to take or cause to be taken such action pursuant to the terms of the applicable Contract under which such Intellectual Property is licensed to the applicable Seller or (B) sell, assign, transfer, license or otherwise encumber any material Company Owned Intellectual Property, other than licenses of Company Owned Intellectual Property, in each case of (A) and (B), other than in the Ordinary Course;

(xv) amend in any material respect, cancel or terminate any material insurance policy naming the Company or a Subsidiary of the Company as an insured, a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage;

(xvi) except as required by applicable Law, (1) make, revoke or change any material Tax election or method of accounting with respect to Taxes, (2) file any amended Tax Return with respect to material Taxes, (3) enter into any closing agreement or settle or compromise any Tax claim or assessment, (4) consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to Taxes, or (5) initiate any voluntary Tax disclosure or request any Tax ruling; in each case to the extent such action could increase the amount of OpCo Taxes or PropCo Taxes;

(xvii) transfer any assets to any Subsidiary that is not another Seller or an Acquired Subsidiary;

(xviii) transfer any cash equivalents located at the Stores, any cash equivalents in Store depository accounts or en route to Store depository accounts, or any petty cash located at the Stores and corporate offices out of such locations outside of the Ordinary Course;

(xix) close any Store other than GOB Stores;

(xx) use “liquidation” sales or use “brand sale”, “going out of business”, “out of business”, “going out of business sale”, “we quit”, “quitting business”, “everything must go”, “liquidation/liquidating” or similar language with respect to the Acquired Assets;

(xxi) issue any gift cards, gift certificates or loyalty points outside the Ordinary Course or amend the terms of any gift card or points breakage or redemption policies;

(xxii) enter into a Contract with an Affiliate other than on arm’s length terms;

(xxiii) make any changes to its current practices with respect to payment of accounts payable; or

(xxiv) authorize any of, or commit or agree, in writing or otherwise, to take any of the foregoing actions.

(c) Except as (i) required by applicable Law, Order, or a Governmental Body, (ii) required, authorized or restricted by the terms of the DIP Credit Agreement, (iii) expressly required by this Agreement; (iv) contemplated by the PropCo Pre-Closing Reorganization or (v) set forth in
Schedule 6.1(c), during the period from the Effective Date until the OpCo Closing Date, unless PropCo Purchaser otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), the Company (a) shall operate in all material respect in accordance with, and shall only incur expenses and make expenditures in accordance with, the DIP Budget and (b) shall not, and shall not permit any of its Subsidiaries to:

(i) take any of the actions set forth in clauses (i), (iv) (with respect to any PropCo Acquired Assets), (viii) and (x) (with respect to any PropCo Acquired Assets), of Section 6.1(b);

(ii) sell, divest, distribute, assign, license, transfer or lease to any Person, or otherwise dispose of, in a single transaction or series of related transactions, any of the PropCo Acquired Assets;

(iii) terminate, amend, supplement, modify, waive or breach any provision of, or grant any consent or give any approval under, the Master Lease Agreement or the Distribution Centers Lease Agreement without the consent of Hilco Real Estate, LLC;

(iv) make any changes to its current practices with respect to payment of accounts payable; or

(v) authorize any of, or commit or agree, in writing or otherwise, to take any of the foregoing actions.

(d) Except as (i) required by applicable Law, Order, or a Governmental Body, (ii) required, authorized or restricted by the terms of the DIP Credit Agreement, (iii) expressly required by this Agreement; (iv) contemplated by the PropCo Pre-Closing Reorganization or (v) set forth in Schedule 6.1(c), during the period from the OpCo Closing Date until the PropCo Closing Date, unless PropCo Purchaser otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), the Company continue to comply with the foregoing subsections (i) through (v) and shall otherwise operate in all material respect in accordance with, and shall only incur expenses and make expenditures in accordance with, the Interim Budget; provided, however, that, subject to Section 6.1(e), this Section 6.1(d) shall not prevent the payment of amounts due pursuant to and in accordance with (V) the Master Lease Agreement and Distribution Centers Lease Agreement, (W) any management agreement with Hilco Real Estate, LLC with respect to the PropCo Acquired Assets that is approved by PropCo Purchaser (if such agreement is entered into), (X) the Transition Services Agreement ((V), (W), and (X), collectively, the “PropCo Agreements”, (Y) the Benefits TSA and (Z) the RemainCo TSA. In furtherance of the foregoing, during the period from the OpCo Closing Date until the PropCo Closing Date, the Company shall be permitted to make disbursements from the Closing Account only for purposes set forth in the Interim Budget. The Company may withdraw funds from the Closing Account on a weekly basis for use in accordance with the foregoing sentence upon delivery of a written notice on such date by the Company to Agents (as defined in the DIP Credit Agreement) (for distribution to PropCo Purchaser) certifying that such funds will be required by the Company during the fiscal week immediately following such withdrawal in accordance with the Interim Budget.

(e) During the period from the OpCo Closing Date until the PropCo Closing Date, Sellers shall cause all rent payments received by any of the Sellers under the Master Lease Agreement and the Distribution Centers Lease Agreement (the “Interim Period Rent Payments”) to be deposited into a segregated account for the benefit of PropCo Trust with a financial institution mutually agreeable to Sellers and PropCo Purchaser created for such purposes (the “Interim Period Rent Payments Account”. Sellers shall not make any distributions from the Interim Period Rent Payments Account without the prior written approval of PropCo Purchaser. Notwithstanding the foregoing, PropCo Purchaser acknowledges that (i) it is the intent that funds in the Interim Period Rent Payments Account be utilized to make (A) payments, if any, required to be made by the landlord under the Master Lease Agreement and Distribution Centers Lease Agreement, and (B) any payments to Hilco Real Estate, LLC pursuant to a management agreement with respect to the PropCo Acquired Assets approved by PropCo Purchaser (if such agreement is entered into), and (C) any payments required to be made by Sellers under the Transition Services Agreement and (ii) Sellers shall not be deemed in breach of this Agreement if PropCo Purchaser fails to approve any such payments from the Interim Period Rent Payments Account (including if Sellers are unable to make such payments themselves). Notwithstanding the foregoing, PropCo Purchaser agrees that it shall not unreasonably withhold, delay or condition its approval with respect to payments to be made under and in accordance with any of the PropCo Agreements to the extent (i) such payments relate to services provided to Sellers at the request of PropCo Purchaser or its representatives and (ii) the invoices with respect to such payments have been provided to PropCo Purchaser at least ten (10) Business Days prior to payment thereof. For the avoidance of doubt, the foregoing provisions shall not limit any rights of OpCo Purchaser (including with respect to obligations (including payment obligations) of Sellers) under the Transition Services Agreement, Benefits TSA, or RemainCo TSA.

(f) Nothing contained in this Agreement is intended to give any Purchaser or its Affiliates, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations or business prior to the OpCo Closing (solely in respect of the OpCo Acquired Assets and OpCo Assumed Liabilities) or the PropCo Closing (solely in respect of the PropCo Acquired Assets and PropCo Assumed Liabilities), as applicable, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct any Purchaser’s or its Subsidiaries’ operations. Prior to the applicable Closing, each Purchaser and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.2. Access to Information.

(a) From the date hereof until the applicable Closing, the Company will provide each Purchaser, its authorized Advisors and the Debt Financing Sources with reasonable access and upon reasonable advance notice and during regular business hours to the books and records, documents, data, files, properties and personnel of the Company and its Subsidiaries, in order for each Purchaser, its authorized Advisors and the Debt Financing Sources to access such information regarding the Company and its Subsidiaries as is reasonably necessary in order to consummate the transactions contemplated by this Agreement, including making such determinations as are contemplated in Section 1.7; provided that:

(i) (A) such access does not unreasonably interfere with the normal operations of the Company and its Subsidiaries, (B) such access will occur in such a manner as the Company reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement, (C) all requests for access will be directed to Lazard or such other Person(s) as the Company may designate in writing from time to time, (D) nothing herein will require the Company to provide access to any properties, plants or facilities for the purposes of conducting any environmental sampling, testing or analysis, and (E) nothing herein will require the Company to provide access to, or to disclose any information to, any Purchaser or the Debt Financing Sources if such access or disclosure (1) would cause significant competitive harm to the Company or any of its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (2) waive any legal privilege or (3) would be in violation of applicable Laws (including the HSR Act and Foreign Competition Laws) or the provisions of any agreement to which the Company or any of its Subsidiaries is bound or would violate any fiduciary duty; provided that, in the case of this clause (E), the Company and its Subsidiaries will use commercially reasonable efforts to provide a reasonable alternative means of accessing any such information in a manner that would not result in the waiver of any legal privilege or violation of applicable Laws, the provisions of any agreement or any fiduciary duty;

(ii) from and after the OpCo Closing, such access shall be limited to such books and records, documents, data, files and personnel that remain in Sellers’ possession and control after giving effect to the OpCo Sale; and

(iii) no such access shall be required in connection with a proceeding between any Purchaser or any of its Affiliates, on the one hand, and any Seller or any of its Affiliates, on the other hand.

(b) The information provided pursuant to this Section 6.2 (or pursuant to Section 6.17(a)) will be governed by all the confidentiality terms and conditions of the Confidentiality Agreement, which Confidentiality Agreement shall not terminate upon the execution of this Agreement notwithstanding anything to the contrary therein, and the confidentiality provisions of the DIP Documents, the Term Loan Credit Documents, the First Lien Notes Documents or the Second Lien Notes Documents. Each Purchaser will, and will cause its Advisors to, abide by the terms of the Confidentiality Agreement and such agreements with respect to such access and any information furnished to such Purchaser or any of its Advisors. Neither the Company nor any of Sellers makes any representation or warranty as to the accuracy of any information, if any, provided pursuant to this Section 6.2, and no Purchaser may rely on the accuracy of any such information, in each case, other than the Express Representations.

(c) From and after the applicable Closing for a period of three (3) years following the applicable Closing Date (or, if later, the closing of the Bankruptcy Case), each Purchaser will provide Sellers and their Advisors with reasonable access, during normal business hours, and upon reasonable advance notice, to the books and records, including work papers, schedules, memoranda, Tax Returns, Tax schedules, Tax rulings, and other Documents transferred to such Purchaser pursuant to this Agreement (for the purpose of examining and copying) relating to the Acquired Assets, the Excluded Assets, the Assumed Liabilities or the Excluded Liabilities, in each case, in such Purchaser’s possession or control with respect to periods or occurrences prior to the Closing Date, and reasonable access, during normal business hours, and upon reasonable advance notice, to employees, officers, Advisors, accountants, offices and properties of such Purchaser (including for the purpose of better understanding the books and records), as may be reasonably requested by the Company in connection with the Bankruptcy Cases, the wind-down and liquidation of Sellers, and any other bona fide legal compliance, accounting or tax purpose;

provided that nothing herein will require any Purchaser to provide access to, or to disclose any information to, Sellers if such access or disclosure (A) would waive any legal privilege or (B) would be in violation of applicable Laws (including the HSR Act and Foreign Competition Laws) or the provisions of any agreement to which such Purchaser or any of its Subsidiaries or Affiliates is bound or would violate any fiduciary duty; provided that each Purchaser and its Subsidiaries will use commercially reasonable efforts to provide a reasonable alternative means of accessing any such information in a manner that would not result in the waiver of any legal privilege or violation of applicable Laws, the provisions of any agreement or any fiduciary duty; provided further that no such access shall be required in connection with a proceeding between any Purchaser or any of its Affiliates, on the one hand, and any Seller or any of its Affiliates, on the other hand. Unless otherwise consented to in writing by the Company, each Purchaser will not, for a period of three (3) years following the applicable Closing Date, destroy, alter or otherwise dispose of any of the books and records without first offering to surrender to the Company such books and records or any portion thereof that such Purchaser may intend to destroy, alter or dispose of. From and after the applicable Closing, each Purchaser will, and will cause its employees to, provide Sellers with reasonable assistance, support and cooperation, upon reasonable advance notice and during normal business hours, with Sellers’ wind-down and related activities (e.g., helping to locate documents or information related to and assistance with preparation of Tax Returns or prosecution or processing of insurance/benefit claims, administration of claims in the Bankruptcy Case, and reconciliation of Cure Costs); provided that such assistance, support and cooperation does not unreasonably interfere with such Purchaser’s business and operations.

(d) From and after the applicable Closing for a period of three (3) years following the applicable Closing Date (or, if earlier, the liquidation of the Sellers), Sellers will provide Purchasers and their respective Advisors with reasonable access, during normal business hours, and upon reasonable advance notice, to the books and records, including work papers, schedules, memoranda, Tax Returns, Tax schedules, Tax rulings, and other documents relating to the Company or its Subsidiaries (other than the Documents) (for the purpose of examining and copying) relating to the Acquired Assets or the Assumed Liabilities as may be reasonably requested by a Purchaser in connection with a bona fide legal compliance, accounting or tax purpose; provided that nothing herein will require Sellers to provide access to, or to disclose any information to, any Purchaser if such access or disclosure (A) would waive any legal privilege or (B) would be in violation of applicable Laws (including the HSR Act and Foreign Competition Laws) or the provisions of any agreement to which any Seller is bound or would violate any fiduciary duty; provided that the Company and its Subsidiaries will use commercially reasonable efforts to provide a reasonable alternative means of accessing any such information in a manner that would not result in the waiver of any legal privilege or violation of applicable Laws, the provisions of any agreement or any fiduciary duty; provided further that no such access shall be required in connection with a proceeding between any Purchaser or any of its Affiliates, on the one hand, and any Seller or any of its Affiliates, on the other hand. Unless otherwise consented to in writing by a Purchaser, Sellers will not, for a period of three (3) years following the applicable Closing Date (or, if earlier, the liquidation of the Sellers), destroy, alter or otherwise dispose of any of such books and records without first offering to surrender to the applicable Purchaser such books and records or any portion thereof that Sellers may intend to destroy, alter or dispose of. If Sellers intend to liquidate prior to the end of the three (3) year period referenced in the preceding sentence, Sellers shall offer to each Purchaser all books and records relating to such Purchaser’s Acquired Assets or Assumed Liabilities before disposing of such books and records.

6.3. Corporate Name. As soon as reasonably practicable, but in no event more than thirty (30) days after the Closing, Sellers shall cause an amendment to the certificate of incorporation or formation (or other constituent documents) of each Seller and each Subsidiary that is not an Acquired Subsidiary to be filed with the appropriate Governmental Body and shall take all other action necessary to change each Seller’s legal or registered name, as applicable, to a name or names not containing “J.C. Penney”, “JCP”, “Future Source”, any other trademark included in the OpCo Acquired Assets that is listed on Schedule 6.3 or any name confusingly similar to the foregoing and will cause to be filed as soon as practicable after the Closing, in all jurisdictions in which any Seller is qualified to do business, any documents necessary to reflect such change in its legal, registered name, as applicable or to terminate its qualification therein. Sellers further agree that from and after the Closing, each Seller and its respective Affiliates (i) will cease to make any use of the name “J.C. Penney”, “JCP”, “Future Source”, any other trademark included in the OpCo Acquired Assets that is listed on
Schedule 6.3 and any similar names indicating affiliation with the Purchaser, any of its Affiliates, or the business and (ii) will cease using any and all Intellectual Property included in the OpCo Acquired Assets.

6.4. Intent to Use Trademarks. Not later than the date that is thirty (30) days after the date upon which a statement of use or amendment to allege use pursuant to 15 USC Section 1051(c) is filed with, and accepted by, the United States Patent and Trademark Office in connection with any Intent-to-Use Trademark that constitutes Company Owned Intellectual Property, Sellers agree to deliver an assignment document evidencing the transfer hereunder, substantially in the form of Exhibit C hereto, or any other instrument or document as may be reasonably necessary desirable to evidence the transfer hereunder. Until such time, and immediately effective as of the Closing Date, Sellers hereby grant Purchaser an exclusive and royalty-free right and license to use any and all Intent-To-Use Trademarks included in the Company Owned Property in connection with the OpCo Acquired Assets until the date upon which Sellers assign all right, title and interest in and to such Intent-To-Use Trademarks to Purchaser as described herein. OpCo Purchaser shall bear any costs and expenses associated with maintaining or licensing such Intent-to-Use Trademarks.

6.5. Personal Data Matters. Each Purchaser acknowledges that the Acquired Assets include “personally identifiable information” within the meaning of section 363(b) of the Bankruptcy Code. Each Purchaser agrees that it shall abide by all applicable Laws and regulations with respect to any personally identifiable information included among the Acquired Assets.

6.6. Employee Matters.

(a) No later than the period specified in the Benefits TSA, OpCo Purchaser shall, or shall cause its Affiliates to, provide an offer of employment, to the Covered Employees selected by OpCo Purchaser in its sole discretion (“Transfer Offer”), that, if accepted, shall become effective immediately after the period specified in the Benefits TSA and shall be contingent upon the OpCo Closing. Covered Employees who accept such Transfer Offers and begin employment with OpCo Purchaser in accordance with this Section 6.6(a) shall be referred to herein as “Transferred Employees.” Nothing herein shall be construed as a representation or guarantee by any Seller or any of their respective Affiliates that any or all of the employees of Sellers will accept the offer of employment from OpCo Purchaser or will continue in employment with OpCo Purchaser following the expiration of the Term as such term is defined in the Benefits TSA. OpCo

Purchaser shall carry out all actions necessary under applicable Law to effect the transfer of employment to it of each such Transferred Employee who has accepted that offer. Effective as of the expiration of the Term as such term is defined in the Benefits TSA, each Transferred Employee shall cease to be an employee of Sellers or their Affiliates. OpCo Purchaser shall not have any Liability with respect to any employee of Sellers who does not become a Transferred Employee or any other former employee of Sellers (other than any Liabilities under Acquired Seller Plans, described in the Benefits TSA or specifically assumed pursuant to Section 1.4(g)). Sellers will reasonably cooperate with any reasonable requests by OpCo Purchaser in order to facilitate the offers of employment and the delivery of such offers. In addition, the OpCo Purchaser shall take the actions described on Schedule 6.6(a).

(b) For purposes of eligibility and vesting (other than for severance benefits, accrual of pension benefits or vesting of future equity awards), and determining the level of vacation benefits that will accrue under the benefit plans and programs maintained by OpCo Purchaser or any of its Affiliates after the OpCo Closing Date (the “OpCo Purchaser Plans”), each Transferred Employee shall be credited with his or her years of service with Sellers or any of their respective Subsidiaries before the OpCo Closing Date to the same extent as such Transferred Employee was entitled, before the OpCo Closing Date, to credit for such service under analogous Seller Plans in which such Transferred Employees participated before the OpCo Closing Date, except to the extent such credit would result in a duplication of benefits.

(c) Without limiting the generality of any other provision of this Agreement, to the extent an OpCo Purchaser Plan replaces a Seller Plan from and after the time provided in the Benefits TSA: (i) OpCo Purchaser shall use commercially reasonable efforts to cause each Transferred Employee to be immediately eligible to participate, without any waiting time, in any and all OpCo Purchaser Plans, subject to the terms and conditions of such OpCo Purchaser Plan; (ii) for purposes of each OpCo Purchaser Plan providing health or welfare benefits, OpCo Purchaser shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such OpCo Purchaser Plan to be waived for such Transferred Employee and his or her covered dependents (unless such exclusions or requirements were applicable under comparable Seller Plans); and (iii) OpCo Purchaser shall use commercially reasonable efforts to cause any co-payments, deductible and other eligible expenses incurred by such Transferred Employee or his or her covered dependents under the Seller Plans during the plan year in which the OpCo Purchaser Plans are made available to be credited for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Transferred Employee and his or her covered dependents for the applicable plan year of each comparable OpCo Purchaser Plan.

(d) From and after the time provided in the Benefits TSA, OpCo Purchaser shall assume and honor all Acquired Seller Plans in accordance with their terms. Without limiting the foregoing, OpCo Purchaser shall assume, honor and be solely responsible for paying, providing and satisfying when due the following, but only to the extent such Liabilities are included in Schedule 1.4(g): (i) all accrued and unused vacation, personal days, sick pay and other paid time off (including any employer Taxes related thereto), for Transferred Employees earned but unused as of the OpCo Closing Date, and (ii) all vacation, personal days, sick pay and other paid time off (including any employer Taxes related thereto), in each case of clauses (i) and (ii), to the extent accrued, incurred or arising as a result of employment or separation from employment with OpCo Purchaser with respect to Transferred Employees.

(e) OpCo Purchaser shall assume all Liabilities for compliance with the requirements of COBRA and the rules and regulations thereunder with respect to all individuals who are “M&A qualified beneficiaries,” as such term is defined in Treasury Regulation Section 54.4980B-9 to the extent required by Law (“COBRA Liabilities”). Sellers shall provide OpCo Purchaser with a complete list no later than five (5) Business Days following the expiration of the Terms as such term is defined in the Benefits TSA of any employees or former employees of Sellers who are on COBRA as of such date (and the remainder of their scheduled COBRA period) or whose COBRA election has not yet expired as of such date. Sellers shall be responsible for all reimbursement claims (such as medical and dental claims) for expenses incurred, and for all non-reimbursement claims (such as life insurance claims) incurred under any Seller Plans (that are not Acquired Seller Plans) that are welfare benefit plans prior to the OpCo Closing Date by the Transferred Employees and their dependents. OpCo Purchaser or its Affiliates shall be responsible for: all reimbursement claims (such as medical and dental claims) for expenses incurred, and for all non-reimbursement claims (such as life insurance claims) incurred after the OpCo Closing Date by Covered Employees and their dependents under Seller Plans that are welfare benefit plans following OpCo Closing Date (in accordance with the Benefits TSA). For purpose of this Section 6.6(e) a claim shall be deemed to have been incurred as follows: (1) for health, dental and prescription drug benefits, upon provisions of such services, (2) for life, accidental death and dismemberment and business travel accident insurance benefits, upon the death, disability or accident giving rise to such benefits, and (3) for hospital-provided health, dental, prescription drug or the benefits that become payable with respect to any hospital confinement, based upon the initial date of such event.

(f) The Sellers shall send WARN Act notices to any employees of the Sellers who would be entitled to receive such a notice under the WARN Act on or prior to the date hereof and each Seller agrees to send any additional or supplemental WARN Act notices to the extent reasonably requested by OpCo Purchaser. OpCo Purchaser will, or will cause its Affiliates to, provide any required notice under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (“WARN Act”) and to otherwise comply with the WARN Act with respect to any “plant closing” or “mass layoff,” group termination, employee layoff or similar event under the WARN Act affecting Transferred Employees that occurs after the OpCo Closing. Sellers shall provide OpCo Purchaser with a list, by date and location, employee layoffs implemented by Sellers with respect to employees of the Company or any of its Subsidiaries in the ninety (90) day period preceding the OpCo Closing Date and any furloughs (temporary layoffs) implemented by Sellers with respect to employees of the Company or any of its Subsidiaries within six (6) months or longer preceding the OpCo Closing Date, together with any WARN notices issued to such laid off or furloughed employees.

(g) For any Transferred Employees who are principally based outside the United States, the provisions of this Section 6.6 shall apply to such employees mutatis mutandis to the maximum extent permitted by applicable Law.

(h) The provisions of this Section 6.6 are for the sole benefit of the Parties to this Agreement and nothing herein, express or implied, is intended or shall be construed to confer upon or give any Person (including for the avoidance of doubt any employees of Sellers or Transferred Employees), other than the Parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 6.6 or under or by reason of any provision of this Agreement). Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement, (ii) shall, subject to compliance with the other provisions of this Section 6.6, alter or limit OpCo Purchaser’s or Sellers’ ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement or (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.

6.7. Regulatory Approvals.

(a) Subject to Section 6.8, the Company will (i) make or cause to be made all filings and submissions required to be made by the Company or its Subsidiaries under any applicable Laws for the consummation of the transactions contemplated by this Agreement set forth on Schedule 6.7, (ii) cooperate with Purchasers in exchanging such information and providing such assistance as a Purchaser may reasonably request in connection with any filings made by any Person in any Purchaser Group pursuant to Section 6.7(b), and (iii) (A) supply promptly any additional information and documentary material that may be requested by a Governmental Body in connection with the filings made pursuant to this Section 6.7(a) or
Section 6.7(b) and (B) use reasonable best efforts to take all actions necessary to obtain all required clearances in connection with such filings.

(b) Subject to Section 6.8, each Purchaser will, and will cause its Affiliates and Advisors to, (i) cooperate with the Company in exchanging such information and providing such assistance as the Company may reasonably request in connection with any filings made by the Company pursuant to Section 6.7(a), and (ii) (A) supply promptly any additional information and documentary material that may be requested by a Governmental Body in connection with the filings made pursuant to this Section 6.7(b) or Section 6.7(a) and (B) use reasonable best efforts to take all actions necessary to obtain all required clearances.

6.8. Antitrust Notification.

(a) The OpCo Purchaser and Company have filed with the United State Federal Trade Commission and the United States Department of Justice, the notification forms required pursuant to the HSR Act for the transactions contemplated by this Agreement, which forms specifically request early termination of the waiting period prescribed by the HSR Act and the OpCo Purchaser has made all notifications, filings, registrations or other materials required or necessary under the Foreign Competition Laws set forth on Schedule 6.7(a). The Company and OpCo Purchaser shall (and shall cause their respective Affiliates to) furnish to each other’s counsel such necessary information and reasonable assistance as the others may request in connection with their preparation of any filing or submission that is necessary under the HSR Act or the Foreign Competition Laws set forth on Section 6.8(a) and will provide any supplemental information requested by any Governmental Body as promptly as practicable. OpCo Purchaser will use commercially reasonable efforts to comply as promptly as practicable with any requests made for any additional information in connection with such filings. OpCo Purchaser will be responsible for all filing fees payable in connection with such respective filings.

(b) Subject to the immediately following sentence, the Company and each Purchaser will use their commercially reasonable efforts to promptly obtain any clearance required under the HSR Act or such Foreign Competition Laws for the consummation of this Agreement and the transactions contemplated hereby and will keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Body and will comply promptly with any such inquiry or request. OpCo Purchaser shall take the lead in coordinating any filings and obtaining any necessary approvals of any Governmental Body under the HSR Act and applicable Foreign Competition Laws and, without limiting any of OpCo Purchaser’s obligations hereunder, shall determine the strategy to be pursued and lead the effort to obtain all necessary actions or nonactions and consents from Governmental Bodies in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing in this Section 6.8 or otherwise in this Agreement shall require a Purchaser or its Affiliates (for purposes of this Section 6.8(b) only, including any “portfolio company” of such Purchaser and without giving effect to the proviso in the definition of “Affiliates”) (1) to propose, negotiate, effect or agree to, the sale, divestiture, license, holding separate, or other disposition or restriction of any assets or businesses of such Purchaser, its Affiliates, the Company, the OpCo Acquired Assets or the PropCo Acquired Assets; (2) to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent; or (3) to make any payments to any Governmental Bodies in connection with any antitrust notifications other than any antitrust filing fees.

(c) The Parties commit to instruct their respective counsel to cooperate with each other and use commercially reasonable efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act or such Foreign Competition Laws at the earliest practicable dates. Such commercially reasonable efforts and cooperation include counsel’s undertaking (i) to keep each other appropriately informed of communications from and to personnel of the reviewing Governmental Bodies and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Bodies and the content of any such contacts or presentations. Neither the Company nor Purchasers will participate in any meeting or discussion with any Governmental Body with respect of any such filings, applications, investigation or other inquiry without giving the other Parties prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Body, the opportunity to attend and participate in such meeting or discussion (which, at the request of any Purchaser or the Company, will be limited to outside antitrust counsel only). Each Party will have the right to review (subject to appropriate redactions for confidentiality and attorney-client privilege concerns) and approve the content of any presentations, white papers or other written materials to be submitted by the other Parties to any Governmental Body in advance of any such submission.

6.9. Commercially Reasonable Efforts; Cooperation.

(a) Subject to the other terms of this Agreement, including any provisions with an express different standard regarding actions to be taken hereunder, each Party shall, and shall cause its Advisors to, use its commercially reasonable efforts to perform its obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable to cause the transactions contemplated herein to be effected as soon as practicable, but in any event on or prior to the Outside Date, in accordance with the terms hereof and to cooperate with each other Party and its Advisors in connection with any step required to be taken as a part of its obligations hereunder. The “commercially reasonable efforts” of any Party will not require the Company, OpCo Purchaser, PropCo Purchaser or any of their respective Subsidiaries, Affiliates or Advisors to expend any money (other than de minimis amounts) to remedy any breach of any representation or warranty, to commence any Action, to waive or surrender any right, to modify any Contract or to waive or forego any right, remedy or condition hereunder.

(b) Prior to the OpCo Closing, if permitted by Law, Sellers will, and will cause the Acquired Subsidiaries to, terminate any and all Liabilities owing to any Acquired Subsidiary from any Seller or to any Seller from any Acquired Subsidiary, in each case, that OpCo Purchaser (in the case of the India Subsidiaries, in consultation with the Sellers) requests that they so terminate, in each case without Liability to any Seller, any Non-Debtor Subsidiary, OpCo Purchaser, or any of its Affiliates (including any Acquired Subsidiaries).

(c) The obligations of the Company pursuant to this Agreement, including this Section 6.8, shall be subject to any Orders entered in the Bankruptcy Case (including, for the avoidance of doubt, any Orders entered in connection with the Sellers’ debtor-in-possession financing), or approvals or authorizations granted or required, by or under the Bankruptcy Court or the Bankruptcy Code (including in connection with the Bankruptcy Case), and each of Sellers’ obligations as a debtor-in-possession to comply with the Sale Order, the Confirmation Order, and any other Order of the Bankruptcy Court.

(d) From the date hereof until the earlier of the OpCo Closing and the valid termination of this Agreement, OpCo Purchaser and Sellers shall cooperate in good faith to prepare and finalize the terms of the RemainCo TSA, including the pricing therein, which shall be consistent with the pricing set forth in the Transition Services Agreement. From the date hereof until the earlier of the OpCo Closing and the valid termination of this Agreement, OpCo Purchaser and PropCo Purchaser shall cooperate in good faith to finalize the terms of the master lease agreement; if such master lease agreement is in form and substance acceptable to OpCo Purchaser and PropCo Purchaser, each Purchaser shall so state in a written notice delivered to the other Purchaser and such form shall be the “Master Lease Agreement”. From the date hereof until the earlier of the OpCo Closing and the valid termination of this Agreement, OpCo Purchaser and PropCo Purchaser shall cooperate in good faith to finalize the terms of the distribution centers lease agreement; if such distribution centers lease agreement is in form and substance acceptable to OpCo Purchaser and PropCo Purchaser, each Purchaser shall so state in a written notice delivered to the other Purchaser and such form shall be the “Distribution Centers Lease Agreement”.

6.10. Notices and Consents. As promptly as practicable following the date hereof, Sellers will give, or will cause to be given, any notices to third parties, and will use their respective commercially reasonable efforts to obtain any third party consents or sublicenses, in each case, that may be triggered by or required in connection with the transactions contemplated hereby, including the assumption by Sellers, and the assignment to OpCo Purchaser or its Designee, of the OpCo Assigned Contracts.

6.11. Further Assurances. From time to time, as and when requested by any Party and at such requesting Party’s expense, any other Party will execute and deliver, or cause to be executed and delivered, all such documents and instruments (including any agreement, arrangement or other instrument as shall be required under Law or as otherwise reasonably necessary and customary for a jurisdiction in order to or in connection with the transfer of the equity of the Acquired Subsidiaries or any OpCo Acquired Assets in jurisdictions outside of the United States; provided that no such agreement, arrangement or other instrument shall expand the representations and warranties or covenants of any Seller herein, or rights or remedies of any Purchaser with respect thereto) and will take, or cause to be taken, all such further or other actions as may be reasonably necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement and the transfer of title to the Acquired Assets to a Purchaser or its Designee(s) in accordance with the terms of the Agreement.

6.12. Insurance Matters. Each Purchaser acknowledges that, upon (i) the OpCo Closing, all nontransferable insurance coverage provided in relation to Sellers and the OpCo Acquired Assets that is maintained by any Seller or its Affiliates (whether such policies are maintained with third party insurers or with such Seller or its Affiliates) shall cease to provide any coverage to OpCo Purchaser and the OpCo Acquired Assets and no further coverage shall be available to OpCo Purchaser or the OpCo Acquired Assets under any such policies and (ii) the PropCo Closing, all nontransferable insurance coverage provided in relation to Sellers and the PropCo Acquired Assets that is maintained by any Seller or its Affiliates (whether such policies are maintained with third party insurers or with such Seller or its Affiliates) shall cease to provide any coverage to PropCo Purchaser and the PropCo Acquired Assets and no further coverage shall be available to PropCo Purchaser or the PropCo Acquired Assets under any such policies; provided, however, that the applicable Purchaser shall have the right to make claims and the right to proceeds with respect to any matter related to the Assumed Liabilities under any insurance policies for occurrence-based claims pertaining to, arising out of and inuring to the benefit of any Seller for all periods prior to the applicable Closing, and Seller shall seek the maximum recovery or allow such Purchaser to seek recovery under such insurance policies, in each case, at such Purchaser’s sole cost and expense (including any deductibles, self-insured retentions or other out-of-pocket expenses incurred in connection therewith), and Seller shall cooperate with a Purchaser if it seeks recovery, with respect to such matters and shall remit any insurance proceeds actually obtained therefrom (net of such Seller’s reasonable and documented costs and expenses of seeking such recovery, to the extent not otherwise paid or reimbursed by such Purchaser) to such Purchaser or its Designee.

6.13. Receipt of Misdirected Assets; Wrong Pockets. From and after the OpCo Closing or the PropCo Closing, as applicable, if:

(a) any Seller or any of its respective Affiliates receives any right, property or asset that is an OpCo Acquired Asset or PropCo Acquired Asset, as applicable, the applicable Seller shall promptly transfer or cause such of its Affiliates to transfer such right, property or asset (and shall promptly endorse and deliver any such asset that is received in the form of cash, checks or other documents) to OpCo Purchaser or PropCo Purchaser, as applicable, and such asset will be deemed the property of such applicable Purchaser, held in trust by such Seller for such Purchaser until so transferred. From and after the PropCo Closing, if a Purchaser or its Designee(s) receives any right, property or asset that is an Excluded Asset, such Purchaser shall promptly transfer or cause such of its Affiliates to transfer such asset (and shall promptly endorse and deliver any such right, property or asset that is received in the form of cash, checks, or other documents) to the Company, and such asset will be deemed the property of the Company held in trust by such Purchaser for the Company until so transferred.

(b) OpCo Purchaser or any of its respective Affiliates receives any right, property or asset that is an PropCo Acquired Asset, or if PropCo Purchaser or any of its respective Affiliates receives any right, property or asset that is an OpCo Acquired Asset, OpCo Purchaser or PropCo Purchaser, as applicable (the “Transferring Purchaser”), shall promptly transfer or cause such of its Affiliates to transfer such right, property or asset (and shall promptly endorse and deliver any such asset that is received in the form of cash, checks or other documents) to OpCo Purchaser or PropCo Purchaser, as applicable (the “Transferee Purchaser”), and such asset will be deemed the property of such Transferee Purchaser, held in trust by such Transferring Purchaser for such Transferee Purchaser until so transferred.

6.14. [Reserved].

6.15. Third Party Credit Support Obligations.

(a) OpCo Purchaser recognizes that Sellers or certain of their lenders have provided the letters of credit set forth on Schedule 6.15 (collectively, the “Support Obligations”) as support to or on behalf of Sellers, which Support Obligations have been drawn. For so long as the Support Obligations are outstanding, OpCo Purchaser shall indemnify, defend and hold harmless Sellers from and against any and all losses incurred by Sellers in connection with the Support Obligations, except to the extent due to the breach, gross negligence or willful misconduct of Sellers.

(b) Sellers shall, prior to the closing of the Bankruptcy Case, (i) maintain the effectiveness of each letter of credit, surety bond or similar obligation of the Company and its Subsidiaries from and after the OpCo Closing Date until it is released by the secured party, (ii) not amend or modify such letter of credit, surety bond or similar obligation of the Company and its Subsidiaries in a manner adverse to OpCo Purchaser and (iii) not let any such letter of credit, surety bond or similar obligation of the Company and its Subsidiaries lapse or terminate without the prior written consent of OpCo Purchaser.

6.16. Directors’ and Officers’ Indemnification. Subject to Section 1.1(m), following the OpCo Closing until the six (6) year anniversary thereof, OpCo Purchaser shall cause the Acquired Subsidiaries not to amend, repeal or otherwise modify the Acquired Subsidiaries’ constitutive documents as in effect at the OpCo Closing, in any manner that would adversely affect the indemnification and exculpation rights thereunder of individuals who are or were directors or officers of the Acquired Subsidiaries with respect to periods prior to the OpCo Closing. OpCo Purchaser shall not take any action to cancel or otherwise reduce coverage under any “tail” insurance policies purchased by the Acquired Subsidiaries prior to the Closing; provided that no payments shall be required of the Acquired Subsidiaries or OpCo Purchaser’s Purchaser Group with respect to such policies after the OpCo Closing.

6.17. Financing Matters.

(a) Prior to the OpCo Closing, the Company shall use its commercially reasonable efforts to, and cause its Subsidiaries and their respective officers and employees to, provide to OpCo Purchaser, such cooperation as is reasonably requested by OpCo Purchaser in connection with the Debt Financing and the OpCo Term Loan B Credit Agreement (provided that such cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including using commercially reasonable efforts in:

(i) assisting, to the extent consistent with customary practice, in preparation for and participating in marketing efforts for the Debt Financing and the loans under the OpCo Term Loan B Credit Agreement (including participating in a reasonable number of meetings and calls, presentations, due diligence sessions (including accounting due diligence sessions) and sessions with rating agencies, in each case, at reasonable times and upon reasonable advance notice), and assisting OpCo Purchaser in obtaining ratings in connection therewith;

(ii) timely providing historical financial data and other customary information regarding the OpCo Acquired Assets, OpCo Assumed Liabilities or otherwise, in each case, that is consistent with customary practice and reasonably necessary with respect to the conditions under “Conditions Precedent to Initial Borrowings” in the Debt Commitment Letters or with respect to the conditions under the OpCo Term Loan B Credit Agreement; provided that Sellers and their Subsidiaries shall not be required to prepare any pro forma financial information or pro forma financial statements, which preparation shall be the sole responsibility of OpCo Purchaser;

(iii) reasonably cooperating, to the extent consistent with customary practice, with the due diligence of any Debt Financing Source and any agent, arranger, bookrunner or lender with respect to the OpCo Term Loan B Credit Agreement;

(iv) providing OpCo Purchaser, the Debt Financing Sources and any agent, arranger, bookrunner or lender with respect to the OpCo Term Loan B Credit Agreement with reasonable assistance, to the extent consistent with customary practice, in the preparation of (A) materials for rating agency presentations and (B) bank information memoranda, lender presentations, investor presentations and similar documents for use in connection with the Debt Financing and the syndication of the loans under the OpCo Term Loan B Credit Agreement, including reviewing and commenting on OpCo Purchaser’s draft of a business description to be included in marketing materials;

(v) (i) causing its independent auditors to provide, consistent with customary practice, reasonable assistance to OpCo Purchaser, including in connection with OpCo Purchaser’s preparation of pro forma financial statements and information, and (ii) providing customary information to assist OpCo Purchaser in connection with the preparation of any pro forma financial information and pro forma financial statements of the Company and its Subsidiaries; provided that Sellers and their Subsidiaries shall not be required to prepare any pro forma financial information or pro forma financial statements, which preparation shall be the sole responsibility of OpCo Purchaser;

(vi) executing and delivering as of (but not prior to) the OpCo Closing any credit agreements, pledge and security documents, other customary definitive financing documents, or other customary certificates or customary documents as may be reasonably requested by OpCo Purchaser (including borrowing base certificates and customary certificates of the chief financial officer (or other executive officer), in each case, by an officer of the Company who will be an officer of OpCo Purchaser or one of its Affiliates after giving effect to the OpCo Closing with respect to solvency matters in the forms set forth as exhibits to the Debt Commitment Letters and the OpCo Term Loan B Credit Agreement) and otherwise reasonably facilitate the pledging of collateral (including the delivery of all stock or other certificates intended to constitute collateral) (it being understood that such documents (A) will not take effect prior to the OpCo Closing and (B) shall not be required to be executed by any officer of the Company or any of its Subsidiaries unless such officer will be an officer of OpCo Purchaser or one of its Affiliates after giving effect to the OpCo Closing);

(vii) providing customary authorization letters to the Debt Financing Sources and any agent, arranger, bookrunner or lenders under the OpCo Term Loan B Credit Agreement authorizing the distribution of information to actual or prospective lenders, subject to customary confidentiality provisions, and containing a customary representations to the Debt Financing Sources and such arrangers and lenders under the OpCo Term Loan B Credit Agreement, including that the public side versions of such documents do not include material non-public information about the Company or the Subsidiaries or their securities and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing or the loans under the OpCo Term Loan B Credit Agreement;

(viii) prior to or at, and conditioned upon, the occurrence of the OpCo Closing, arranging for customary payoff letters, lien terminations and instruments of discharge providing for the payoff, discharge and termination on the OpCo Closing Date of all indebtedness contemplated by the Debt Commitment Letter and the OpCo Term Loan B Credit Agreement to be paid off, discharged and terminated on the OpCo Closing Date, in each case, to the extent such payoff and lien releases are not effected automatically pursuant to the Sale Order;

(ix) providing reasonable assistance, to the extent consistent with customary practice, in connection with (A) OpCo Purchaser’s financing sources’ (including the Debt Financing Sources’) evaluation of the Company’s and its Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the OpCo Closing, (B) collateral audits, field examinations, appraisals and due diligence examinations and (C) the establishment of bank and other accounts and blocked account agreements and lock box arrangements to the extent necessary in connection with the Debt Financing or the or OpCo Term Loan B Credit Agreement (it being understood and agreed that the Company shall not be required to establish any such accounts or enter into blocked account agreements or lock box arrangements prior to the OpCo Closing);

(x) filing all reports on Form 10-K, Form 10-Q and Form 8-K and all other documents, in each case, required to be filed with the SEC pursuant to the Exchange Act prior to the OpCo Closing Date in accordance with the time periods required by the Exchange Act; and

(xi) providing at least six (6) Business Days prior to the OpCo Closing all documentation and other information about the Company and its Subsidiaries as is reasonably required under applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act and a beneficial ownership certificate for any entity that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (31 C.F.R § 1010.230), in each case to the extent requested in writing at least ten (10) days in advance of the OpCo Closing;

provided that in no event shall the Company be required to furnish any pro forma financial information and neither the Company nor any of its subsidiaries shall be required to pay any commitment or other similar fee prior to the OpCo Closing (and in any event shall only be required to pay any such fees to the extent expressly provided in this Agreement), provide any security prior to the OpCo Closing, or (except as set forth in Section 10.2 hereof with respect to fees, costs and expenses incurred by the Sellers (including their Advisors)) incur any other Liability in connection with the Financing prior to the OpCo Closing (other than in connection with customary representation letters and authorization letters referred to above); provided further that (i) none of the Company or any of its Subsidiaries, or any Persons who are directors of the Company or any of its Subsidiaries at any time prior to the OpCo Closing shall be required to pass resolutions or consents to approve or authorize the execution of the Financing, in each case that shall be effective prior to the OpCo Closing, (ii) no employees of the Company or any of its Subsidiaries shall be required to take any action in their individual capacity in connection with the foregoing cooperation or that would subject them to any Liability, (iii) none of the Company or any of its Subsidiaries shall be required to (A) take any action that conflicts with or violates any organizational documents of the Company or its Subsidiaries or any law or Order, or that would result in a breach of or default under, prior to the OpCo Closing, any material Contract if such action would reasonably be expected to have a material adverse effect on the Company and its Subsidiaries; or (B) provide access to or disclose information that the Company reasonably determines could jeopardize any attorney client privilege of, or conflict with any confidentiality agreements (not created in contemplation hereof) applicable to, the Company or any of its Subsidiaries, and (iv) the execution of any documentation executed by the Company or its Subsidiaries in connection with the Financing (other than in connection with customary representation letters and authorization letters referred to above); and provided further that OpCo Purchaser shall indemnify and hold harmless the Seller Parties for and against any claims, liabilities, losses, damages, costs, expenses (including reasonable legal fees and expenses), judgments, inquiries and fines actually suffered or incurred by them in connection with any Action involving them arising out of or relating to the arrangement of the Financing, any action taken by them at the request of OpCo Purchaser pursuant to this Section 6.17(a) and any information utilized in connection therewith (other than information provided in writing by the Company or its Subsidiaries specifically for use in connection therewith); provided that such indemnity shall not extend to any claims, liabilities, losses, damages, costs, expenses, judgments, inquiries and fines to the extent arising out of (x) the gross negligence, bad faith or willful misconduct of the Seller Parties or (y) any claims, liabilities, losses, damages, costs, expenses, judgments, inquiries or fines arising out of, related to, or in connection with any Action brought by any creditor of the Company in the Chapter 11 Cases. Any information provided to Debt Financing Sources pursuant to this Section 6.17 shall be used by Debt Financing Sources in accordance with the confidentiality provisions set forth in the Debt Commitment Letters (it being understood and agreed that the information provided pursuant to this Section 6.17 may be provided to potential lenders in connection with the Debt Financing who have agreed to keep such information confidential, including pursuant to a customary confidentiality undertaking contained in marketing materials for the Debt Financing, a customary “click through” confidentiality undertaking or otherwise).

Sellers hereby consent to the use of their logos in connection with the Debt Financing and the syndication of the loans under the OpCo Term Loan B Credit Agreement; provided that such logos shall be used in a manner that is not intended to or reasonably likely to harm, disparage or otherwise adversely affect Sellers or any of their respective Subsidiaries.

(b) OpCo Purchaser shall, and shall cause each of its Affiliates to, use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to obtain, and to obtain the proceeds of, the Financing on the terms and conditions described in the Commitment Letters (including any market “flex” provisions applicable thereto) and cause the “Closing Date” under the OpCo Term Loan B Credit Agreement to occur (including by providing the deliverables specified in Section 2.5(b) of this Agreement), including using commercially reasonable efforts to (i) maintain in effect and comply with the Commitment Letters and negotiate on a timely basis and enter into definitive agreements with respect to the Financing and the OpCo Term Loan B Credit Agreement substantially consistent with the terms and conditions contained in the Commitment Letters or OpCo Term Loan B Credit Agreement, as applicable, (ii) satisfy on a timely basis all conditions in such definitive agreements including the payment of any fees and expenses required to be paid as a condition to such Financing, other than the payment of any commitment, engagement or other fees, expenses or other costs to be borne by Sellers as expressly provided herein pursuant to Section 10.2, (iii) consummate the Financing at the OpCo Closing, including using its commercially reasonable efforts (which shall include taking all commercially reasonable actions within its control) to cause the Investors, the Debt Financing Sources, and the other Persons committing to fund the Financing to fund the Financing at the OpCo Closing, (iv) enforce its rights and remedies under the Commitment Letters and the definitive agreements related to the Financing, and (v) comply with its covenants and other obligations under the Commitment Letters and the definitive agreements relating to the Financing. Upon the Company’s request, OpCo Purchaser shall keep the Company informed on a reasonable basis and in reasonable detail of the status of its efforts to arrange the Financing (including, upon the Company’s request, providing the Company with copies of all definitive agreements and other documents (including drafts posted to lenders) relating to the Financing). OpCo Purchaser shall not take or refrain from taking, directly or indirectly, any action that would reasonably be expected to result in a failure of any of the conditions contained in the Commitment Letters related to the Financing. OpCo Purchaser shall give the Company prompt written notice of any (A) actual or alleged (in writing) breach, default, termination or repudiation by any party to the Commitment Letters or any definitive document related to the Financing of which OpCo Purchaser has become aware, (B) material dispute or disagreement between or among any parties to any Commitment Letter or any definitive document related to the Financing of which it has become aware or (C) the occurrence of an event or development of which it has become aware that could reasonably be expected to adversely impact the ability of OpCo Purchaser to obtain the Required Amount of the Financing contemplated by the Commitment Letters on the terms and conditions, in the manner or from the sources contemplated by any Commitment Letter or the definitive documents related to the Financing (or if at any time for any other reason OpCo Purchaser believes that it will not be able to obtain the Required Amount of the Financing contemplated by the Commitment Letters on the terms and conditions, in the manner or from the sources contemplated by any Commitment Letter or the definitive documents related to the Financing). As soon as reasonably practicable, OpCo Purchaser shall provide any information reasonably requested by the Company relating to any circumstance referred to in the immediately preceding sentence. In the event that the Required Amount of the

Financing becomes unavailable on the terms and conditions (including any applicable market “flex” provisions) contemplated by the Commitment Letters, or if OpCo Purchaser becomes aware of any event or circumstance that could reasonably be expected to make the Required Amount of the Financing on the terms and conditions (including any applicable market “flex” provisions) contemplated by the Commitment Letters or the loans contemplated by the OpCo Term Loan B Credit Agreement unavailable on the terms and conditions contemplated by the OpCo Term Loan B Credit Agreement, OpCo Purchaser shall, regardless of the reason therefor, as promptly as reasonably practicable following the occurrence of such event (and, in any event, prior to the Outside Date) (x) use its commercially reasonable efforts to obtain alternative financing (in an amount sufficient to pay the OpCo-Company Closing Date Payment) on terms not less favorable, taken as a whole, to OpCo Purchaser from other sources and which do not include conditions to the consummation of such alternative financing that are more onerous than the conditions set forth in the Commitment Letters (with respect to the Financing) or the OpCo Term Loan B Credit Agreement (with respect to the loans thereunder), as applicable, and (y) promptly notify the Company in writing of such unavailability and the reason therefor. For purposes of this Agreement, references to the Financing will include the financing contemplated by the Commitment Letters as expressly permitted to be amended, modified or replaced by this Section 6.17(b) or Section 6.17(a), and references to the Commitment Letters will include such documents as permitted to be amended, modified or replaced by this Section 6.17(b) or Section 6.17(a). Notwithstanding anything to the contrary herein, nothing contained in this Section 6.17 shall require, and in no event shall the commercially reasonable efforts of OpCo Purchaser be deemed or construed to require, OpCo Purchaser to seek the Equity Financing from any source other than the counterparties to, or in any amount in excess of those contemplated by the Equity Commitment Letters, the Debt Commitment Letters (including any market “flex” provisions contained therein) or the OpCo Term Loan B Credit Agreement or that are required to be funded prior to the OpCo Closing. OpCo Purchaser shall deliver to the Company complete copies of all contracts or other arrangements (including any redacted fee letters) pursuant to which any such alternative source shall have committed to provide any portion of the Financing or the loans under the OpCo Term Loan B Credit Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, OpCo Purchaser shall not, without the prior written consent of the Company, (i) amend, replace, supplement, waive or otherwise modify, any of the conditions or contingencies to funding contained in the Commitment Letters or the OpCo Term Loan B Credit Agreement or any other provision thereof or remedies thereunder (or any definitive agreements related thereto), in each case to the extent such amendment, replacement, supplement, waiver or modification would reasonably be expected to adversely affect the ability of OpCo Purchaser to enforce its rights against other parties to the Commitment Letters or to timely consummate the transactions contemplated by this Agreement (including by making any of the conditions therein materially less likely to be satisfied or by delaying the Closing), (ii) undertake any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing that would reasonably be expected to impair, delay or prevent consummation of the Financing contemplated by the Commitment Letters or any alternative financing contemplated by any new debt commitment letters, or (iii) amend or alter, or agree to amend or alter, the Commitment Letters (or any definitive agreements related thereto) in any manner that would (x) provide for additional (or adversely modify any existing) conditions precedent to the funding of the Required Amount of the Financing, (y) reduce (or would reasonably be expected to have the effect of reducing) the aggregate amount of the

Financing below the Required Amount (including by increasing the amount of fees to be paid or original issue discount), or (z) otherwise reasonably be expected to prevent, impair or materially delay the consummation of the Financing, of the deemed funding of the loans under the OpCo Term Loan B Credit Agreement, or of the transactions contemplated hereby and thereby; provided that OpCo Purchaser shall have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under, the Debt Financing or the OpCo Term Loan B Credit Agreement in any manner not prohibited by this sentence so long as copies of any such amendment, replacement, supplement, waiver or other modification are provided promptly to the Company (and in any event within two (2) Business Days of execution or receipt thereof by OpCo Purchaser).

6.18. Title Insurance Policies. Sellers shall cooperate reasonably with Purchasers in Purchasers’ efforts to obtain any commitments, reports or policies of title insurance with respect to any Acquired Owned Real Property or Acquired Leased Real Property, including by providing affidavits and other similar instruments reasonably required by the applicable title insurance companies in connection therewith.

6.19. Confidentiality. The Confidentiality Agreement shall automatically terminate in connection with the applicable Closing without further action by any Party thereto. Following the applicable Closing, each Seller shall, and shall cause the other Seller Parties, to, (a) maintain the confidentiality of, (b) not use, and (c) not divulge to any Person, any confidential, non-public or proprietary information included in the Acquired Assets or otherwise relating to the business of the Company and its Subsidiaries (“Confidential Information”), except to the extent necessary in connection with the wind-down of the Debtors’ estates and the closing of the Bankruptcy Cases or with the prior written consent of OpCo Purchaser, or as may be required by applicable Law or Order; provided that such Seller Parties shall not be subject to such obligation of confidentiality for Confidential Information that is or becomes generally available to the public without breach of this Agreement by such Seller Party. If any Seller Party shall be required by applicable Law to divulge any Confidential Information, such Seller Party shall provide OpCo Purchaser with prompt written notice of each such request so that OpCo Purchaser may, at OpCo Purchaser’s sole expense, seek an appropriate protective order or other appropriate remedy, and such Seller Party shall reasonably cooperate with OpCo Purchaser to obtain a protective order or other remedy; provided that, in the event that a protective order or other remedy is not obtained, such Seller Party shall furnish only that portion of such Confidential Information which, in the opinion of its counsel, such Seller Party is legally compelled to disclose and shall exercise its commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any such Confidential Information so disclosed.

6.20. Specified Subsidiary. Notwithstanding anything to the contrary herein, OpCo Purchaser may elect, by giving written notice of such election to the Company at least two (2) days in advance of the OpCo Closing, to acquire (directly or indirectly through its Designee(s)) at the OpCo Closing either (i) the equity of the Specified Subsidiary, by causing the Specified Subsidiary to be treated as an Acquired Subsidiary or (ii) such assets of the Specified Subsidiary as OpCo Purchaser may specify in such written notice, in each case, at the OpCo Closing as part of the consideration for OpCo Purchaser making the payments contemplated by Section 2.5(a)(i). The Sellers shall reasonably cooperate with OpCo Purchaser to identify all assets of the Specified Subsidiary prior to the OpCo Closing and, in the case of the foregoing clause (ii), except to the extent prohibited by applicable Law, the Sellers shall cause the transfer of the applicable assets to OpCo Purchaser (or its Designee(s)) in a tax efficient manner at the OpCo Closing, pursuant to customary transfer documentation; provided that such documentation shall not expand the representations and warranties or covenants of any Seller herein, or rights or remedies of Purchaser with respect thereto).

6.21. Cooperation with PropCo Trust Matters.

(a) The Company shall, and shall cause its officers, directors, and advisors, to use reasonable best efforts to prepare and file with the SEC a registration statement on Form 10 with respect to the PropCo Trust Interests (the “Registration Statement”) as promptly as reasonably practicable after the date of this Agreement; provided that the Company shall not file the Registration Statement without PropCo Purchaser’s prior written consent (which consent may be via email but shall not be unreasonably withheld, conditioned or delayed) and without providing the PropCo Purchaser a reasonable opportunity to review and comment thereon (which comments shall be considered and implemented by the Company in good faith). The Registration Statement shall comply as to form in all material respects with the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Exchange Act. The Company shall promptly notify PropCo Purchaser upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Registration Statement, and shall, as promptly as practicable after receipt thereof, provide PropCo Purchaser with copies of all written correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Registration Statement and advise PropCo Purchaser of any oral comments with respect to the Registration Statement. The Company shall use its reasonable best efforts to respond as promptly as practicable after receiving written consent from PropCo Purchaser as described below, to any comments from the SEC with respect to the Registration Statement and shall respond in a manner so as to cause such Registration Statement to be declared effective, as promptly as practicable; provided, however, no amendment or supplement to the Registration Statement will be made, nor will the Company otherwise respond to any comments from the SEC with respect to the Registration Statement without PropCo Purchaser’s prior written consent (which consent may be via email but shall not be unreasonably withheld, conditioned or delayed) and without providing the PropCo Purchaser a reasonable opportunity to review and comment thereon (which comments shall be considered and implemented by the Company in good faith).

(b) Without limiting any of the rights and obligations set forth in Section 6.21(a), from the date of this Agreement until the PropCo Closing, the Company its officers, directors, and advisors shall cooperate with PropCo Purchaser with respect to the formation of PropCo Trust, including: (i) forming PropCo Trust and causing PropCo Trust to enter into a trust agreement and management agreement on terms proposed by and acceptable in all respects to PropCo Purchaser; (ii) engaging third-parties as necessary on behalf of PropCo Trust (including a trustee for and a manager of PropCo Trust) at the request of PropCo Purchaser; (iii) using commercially reasonable efforts to assist in connection with the build-out of PropCo Trust’s financial, accounting and leasing systems; (iv) using commercially reasonable efforts to provide historical financial and other information in its possession necessary in connection with the financial reporting that will be required for PropCo Trust to comply with its SEC and contractual reporting obligations; (v) furnishing to Hilco Real Estate, LLC, acting at the direction of PropCo Purchaser, copies of all documents in connection with the formation of PropCo Trust and the Registration Statement, as reasonably requested by Hilco Real Estate, LLC; (vi) using commercially reasonable efforts to provide reasonable assistance in any over-the-counter exchange listing process for PropCo Trust, as reasonably requested by PropCo Purchaser; and (vii) taking reasonable actions to provide all such other cooperation and assistance as reasonably requested by PropCo Purchaser in connection with the formation of PropCo Trust and the completion of the Registration Statement.

(c) PropCo Purchaser acknowledges that, from and after the OpCo Closing, the obligations of the Company under this Section 6.21 shall be performed pursuant to the rights of Sellers under the Transition Services Agreement.

ARTICLE VII

CONDITIONS TO THE CLOSINGS

7.1. Conditions Precedent to the Obligations of Purchasers and Sellers. The respective obligations of each Party to this Agreement to consummate each of the OpCo Sale or the PropCo Sale contemplated by this Agreement are subject to the satisfaction (or to the extent permitted by Law, written waiver by each of Sellers and Purchasers) on or prior to the respective Closing Date, of each of the following conditions:

(a) with respect to the OpCo Sale: (i) the waiting period (and any extension thereof), or any necessary approval, as applicable, related to such Transaction under the HSR Act or under the Foreign Competition Laws set forth in Schedule 7.1 shall have been received, terminated or shall have expired, as applicable, and (ii) there shall not be in effect any voluntary agreement between Company and OpCo Purchaser, on the one hand, and the Federal Trade Commission or the Department of Justice, on the other hand, pursuant to which the Company and OpCo Purchaser have agreed not to consummate the OpCo Sale for any period of time;

(b) no court or other Governmental Body has issued, enacted, entered, promulgated or enforced any Law or Order (that is final and non-appealable and that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting such Transaction;

(c) the Bankruptcy Court shall have entered the Sale Order, which shall be in all respects consistent with the terms of this Agreement and otherwise reasonably satisfactory to the Purchasers, and no Order staying, reversing, modifying or amending the Sale Order shall be in effect on the applicable Closing Date; and

(d) with respect to the PropCo Sale, the Bankruptcy Court shall have entered the Confirmation Order; provided, that the condition in this Section 7.1(d) shall cease to apply following January 15, 2021.

7.2. Conditions Precedent to the Obligations of Purchasers.

(a) OpCo Closing. The obligations of OpCo Purchaser to consummate the OpCo Sale are subject to the satisfaction (or to the extent permitted by Law, written waiver by OpCo Purchaser in its sole discretion), on or prior to the OpCo Closing Date, of each of the following conditions as they relate to the OpCo Acquired Assets:

(i) Representations and Warranties.

(A) Each of the representations and warranties made by Sellers in Article III (except for the Fundamental Representations (as defined below) and the representations and warranties set forth in Section 3.20(y)) shall be true and correct in all respects as of the date hereof and as of the OpCo Closing Date as though such representations and warranties had been made on and as of the OpCo Closing Date (except that representations and warranties that are made as of a specified date (disregarding, for this purpose, the words “as of the date hereof” in the lead-in to Article III) need be true and correct only as of such date), except where the failure of all such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality”, “material adverse effect”, “Material Adverse Effect” or similar qualifiers contained therein (other than “material weaknesses” in Section 3.5(b) and the word “Material” when used in the instances of the defined terms “Material Contract”, and “Material Supplier”)) has not had a Material Adverse Effect.

(B) Each of the representations and warranties set forth in Section 3.1 (Organization and Qualification) (other than the last sentence of Section 3.1(a), the last two sentences of Section 3.1(b), and Section 3.1(c)), Section 3.2 (Authorization of Agreement), Section 3.3 (Conflicts; Consents) (solely with respect to clause (i) thereof), Section 3.4 (Equity Interests of Non-Debtor Subsidiaries) (other than the last three sentences thereof) and Section 3.17 (Brokers) (the “Fundamental Representations”) shall be true and correct in all but de minimis respects as of the date hereof and as of the OpCo Closing Date as though such representations and warranties had been made on and as of the OpCo Closing Date.

(C) Each of the representations and warranties set forth in Section 3.20(y) (Absence of Certain Changes) shall be true and correct in all respects as of the date hereof and as of the OpCo Closing Date as though such representations and warranties had been made on and as of the OpCo Closing Date.

(ii) Compliance with this Agreement. Sellers shall have performed or caused to be performed, in all material respects, all of the obligations and covenants to the extent required by this Agreement to be performed by Sellers by the OpCo Closing.

(iii) Certain Documents. Sellers and BidCo shall have delivered, or caused to be delivered, to OpCo Purchaser all of the items set forth in Section 2.4.

(iv) Term Loan B Credit Agreement. The OpCo Term Loan B Credit Agreement shall be in full force and effect and the “Closing Date” thereunder shall have occurred, or shall occur substantially concurrent with the Closing.

(v) No Material Adverse Effect. Since the date hereof, there shall not have occurred a Material Adverse Effect.

(b) PropCo Closing. The obligations of PropCo Purchaser to consummate the PropCo Sale are subject to the satisfaction (or to the extent permitted by Law, written waiver by PropCo Purchaser in its sole discretion), on or prior to the PropCo Closing Date, of each of the following conditions as they relate to the PropCo Acquired Assets:

(i) Representations and Warranties.

(A) Each of the representations and warranties made by Sellers in the last sentence of Section 3.1(a), the last two sentences of Section 3.1(b), 3.1(c), 3.3 (other than with respect to clause (i) thereof), 3.6(a), 3.6(b), 3.6(c), 3.8, 3.11 and 3.20, in each case, to the extent such representations and warranties relate to the PropCo Acquired Assets or the PropCo Assumed Liabilities and taking into account the consummation of the OpCo Sale and the effects thereof on such representations and warranties, shall be true and correct in all but de minimis respects as of the date hereof and as of the PropCo Closing Date as though such representations and warranties had been made on and as of the PropCo Closing Date (except that representations and warranties that are made as of a specified date (disregarding, for this purpose, the words “as of the date hereof” in the lead-in to Article III) need be true and correct only as of such date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality”, “material adverse effect”, “Material Adverse Effect” or similar qualifiers contained therein, except the word “Material” when used in the instances of the defined terms “Material Contract”, and “Material Supplier”) has not had a Material Adverse Effect;

(B) Each of the representations and warranties set forth in Section 3.1 (Organization and Qualification) (other than the last two sentences of Section 3.1(a) and the last two sentences of Section 3.1(b)), Section 3.2 (Authorization of Agreement) and Section 3.17 (Brokers), in each case, to the extent such representations and warranties relate to the PropCo Acquired Assets or the PropCo Assumed Liabilities and taking into account the consummation of the OpCo Sale and the effects thereof on such representations and warranties, shall be true and correct (except for any de minimis inaccuracy therein) as of the date hereof and as of the PropCo Closing Date as though such representations and warranties had been made on and as of the PropCo Closing Date;

(ii) Compliance with this Agreement. Sellers shall have performed or caused to be performed, in all material respects, all of the obligations and covenants to the extent required by this Agreement to be performed by Sellers by the PropCo Closing, in each case, to the extent such obligations and covenants relate to the PropCo Acquired Assets or the PropCo Assumed Liabilities and taking into account the consummation of the OpCo Sale and the effects thereof on such obligations and covenants; and

(iii) Certain Documents. Sellers shall have delivered, or caused to be delivered, to PropCo Purchaser all of the items set forth in Section 2.7.

(iv) OpCo Closing. The OpCo Closing shall have occurred.

(v) Master Leases. Each of the Master Lease Agreement and the Distribution Centers Lease Agreement shall be in full force and effect.

(vi) PropCo Pre-Closing Reorganization. The PropCo Pre-Closing Reorganization shall have occurred in accordance with Schedule I.

(vii) PropCo Trust. The Company shall have filed the Registration Statement in accordance with Section 6.21 and received initial comments on the Registration Statement from the SEC which are in substance reasonably satisfactory to PropCo Purchaser.

Notwithstanding anything to the contrary set forth in this Agreement, each Purchaser acknowledges and agrees that, except as set forth in in Sections 7.2(a)(iv), obtaining or funding of any debt financing is not a condition to the obligation of such Purchaser to consummate the transactions contemplated by this Agreement.

7.3. Conditions Precedent to the Obligations of the Company and Sellers.

(a) OpCo Sale. The obligations of the Company and Sellers to consummate the OpCo Sale are subject to the satisfaction (or to the extent permitted by Law, written waiver by Sellers in their sole discretion), on or prior to the OpCo Closing Date, of each of the following conditions as they relate to the OpCo Acquired Assets:

(i) Representations and Warranties. The representations and warranties made by the OpCo Purchaser in Article IV shall be true and correct in all respects, as of the date hereof and as of the OpCo Closing Date, as though such representations and warranties had been made on and as of the OpCo Closing Date (except that representations and warranties that are made as of a specified date (disregarding, for this purpose, the words “as of the date hereof” in the lead-in to Article IV) need be true and correct only as of such date), except where the failure of such representations or warranties to be so true and correct (without giving effect to any limitation as to “materiality”, “material adverse effect”, “Material Adverse Effect” or similar qualifiers contained therein) has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on OpCo Purchaser’s ability to consummate the OpCo Sale;

(ii) Compliance with this Agreement. OpCo Purchaser shall have performed or caused to be performed, in all material respects, all of the obligations and covenants required by this Agreement to the extent to be performed by OpCo Purchaser by the OpCo Closing; and

(iii) Certain Documents. OpCo Purchaser shall have delivered, or caused to be delivered, to Sellers and BidCo all of the items set forth in Section 2.5.

(b) PropCo Sale. The obligations of Sellers to consummate the PropCo Sale are subject to the satisfaction (or to the extent permitted by Law, written waiver by Sellers in their sole discretion), on or prior to the PropCo Closing Date, of each of the following conditions as they relate to the PropCo Acquired Assets:

(i) Representations and Warranties. The representations and warranties made by PropCo Purchaser in Article IV shall be true and correct in all respects, as of the date hereof and as of the PropCo Closing Date, as though such representations and warranties had been made as of the PropCo Closing Date (except that representations and warranties that are made as of a specified date (disregarding, for this purpose, the words “as of the date hereof” in the lead-in to Article IV) need be true and correct only as of such date), except where the failure of such representations or warranties to be so true and correct (without giving effect to any limitation as to “materiality”, “material adverse effect”, “Material Adverse Effect” or similar qualifiers contained therein) has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on PropCo Purchaser’s ability to consummate the PropCo Sale;

(ii) Compliance with this Agreement. PropCo Purchaser shall have performed or caused to be performed, in all material respects, all of the obligations and covenants required by this Agreement to the extent to be performed by PropCo Purchaser by the PropCo Closing; and

(iii) Certain Documents. PropCo Purchaser shall have delivered, or caused to be delivered, to Sellers all of the items set forth in Section 2.8.

7.4. Waiver of Conditions. Upon the occurrence of the (i) OpCo Closing, any condition set forth in Section 7.1, 7.2(a), or 7.3(a) that was not satisfied as of the OpCo Closing will be deemed to have been waived for all purposes by the Party having the benefit of such condition as of and after the OpCo Closing and (ii) PropCo Closing, any condition set forth in Section 7.1, 7.2(b), or 7.3(b) that was not satisfied as of the PropCo Closing will be deemed to have been waived for all purposes by the Party having the benefit of such condition as of and after the PropCo Closing.

ARTICLE VIII

TERMINATION

8.1. Termination of Agreement. This Agreement may be terminated only in accordance with this Section 8.1. This Agreement may be terminated at any time prior to the applicable Closing:

(a) by the mutual written consent of the Company and Purchasers;

(b) by written notice of any Purchaser or the Company, upon the issuance by any Governmental Body of an Order restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or declaring unlawful the transactions contemplated by this Agreement, and such Order having become final, binding and non-appealable; provided that no termination may be made by a Party (or, in the case of the Company, any other Seller) under this Section 8.1(b) if the issuance of such Order was caused by the breach of such Party (or, in the case of the Company, any other Seller) with respect to any obligation of such Party under this Agreement;

(c) by written notice of OpCo Purchaser or the Company, if the OpCo Closing shall not have occurred on or before November 20, 2020 (the “OpCo Outside Date”); provided that if on the OpCo Outside Date any of the conditions set forth in Sections 7.1(a) or 7.1(b) (to the extent relating to matters set forth in Section 7.1(a)) have not been satisfied but all other conditions set forth in Sections 7.2(a), and 7.3(a) shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the OpCo Closing, but provided that such conditions shall then be capable of being satisfied if the OpCo Closing were to take place on such date), then the OpCo Outside Date shall be automatically extended to February 20, 2021 and such date shall become the OpCo Outside Date for purposes of this Agreement; provided further that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) (i) if the failure of the OpCo Closing to have occurred by the OpCo Outside Date was caused by the breach of such Party (or, in the case of the Company, any other Seller) with respect to any obligation of such Party (or, in the case of the Company, any other Seller) under this Agreement or (ii) following the OpCo Closing;

(d) by written notice of PropCo Purchaser or the Company, if the PropCo Closing shall not have occurred on or before April 1, 2021 (the “PropCo Outside Date”); provided that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) (i) if the failure of the PropCo Closing to have occurred by the PropCo Outside Date was caused by the breach of such Party (or, in the case of the Company, any other Seller) with respect to any obligation of such Party (or, in the case of the Company, any other Seller) under this Agreement or (ii) following the PropCo Closing;

(e) by written notice of any Purchaser or the Company, if the Bankruptcy Case is dismissed or converted to a case or cases under Chapter 7 of the Bankruptcy Code, or if a trustee or examiner with expanded powers to operate or manage the financial affairs or reorganization of the Company is appointed in the Bankruptcy Case;

(f) prior to the applicable Closing, by written notice from any Purchaser to the Company, if Sellers publicly announce or propose, file, publicly support, or seek entry of, or aid another party in such party publicly proposing, filing, or seeking entry of, any stand-alone plan of reorganization or liquidation, other than the Plan;

(g) by written notice from a Purchaser to the Company, if following entry by the Bankruptcy Court of the Sale Order and Confirmation Order, the Sale Order or Confirmation Order is (A) amended, modified or supplemented in a manner adverse to a Purchaser without such Purchaser’s prior written consent or (B) voided, reversed or vacated or is subject to a stay, in each case of (A) and (B), pursuant to an Order of the Bankruptcy Court that is not stayed, reversed, or vacated within fifteen (15) Business Days after the date such Order is entered;

(h) prior to the applicable Closing of a Purchaser, by written notice from such Purchaser to the Company, if any of the Milestones (other than the Milestone set forth in Section 5.2(e)) are not met;

(i) prior to the OpCo Closing, by written notice from the Company to OpCo Purchaser (with a copy to PropCo Purchaser), upon a breach of any covenant or agreement on the part of OpCo Purchaser, or if any representation or warranty of OpCo Purchaser will have become untrue, in each case, such that any condition set forth in Section 7.3(a)(i) or 7.3(a)(ii) would not be satisfied; provided that (i) Sellers shall have provided notice to OpCo Purchaser of such breach at least five (5) Business Days prior to the effectiveness of such termination and, if such breach is curable by OpCo Purchaser, then the Company may not terminate this Agreement under this Section 8.1(i) unless such breach has not been cured by the date which is the earlier of (A) two (2) Business Days prior to the OpCo Outside Date and (B) thirty (30) days after such notice, and (ii) the right to terminate this Agreement pursuant to this Section 8.1(i) will not be available to the Company at any time that the Company or any Seller is in breach of, any covenant, representation or warranty hereunder such that any condition set forth in Sections 7.2(a)(i), 7.2(a)(ii), 7.2(b)(i), or 7.2(b)(ii) cannot be satisfied;

(j) solely with respect to the PropCo Sale, by written notice from the Company to PropCo Purchaser (with a copy to OpCo Purchaser), upon a breach of any covenant or agreement on the part of PropCo Purchaser, or if any representation or warranty of PropCo Purchaser will have become untrue, in each case, such that any condition set forth in Section 7.3(b)(i) or 7.3(b)(ii) would not be satisfied; provided that (i) Sellers shall have provided notice to PropCo Purchaser of such breach at least five (5) Business Days prior to the effectiveness of such termination and, if such breach is curable by PropCo Purchaser, then the Company may not terminate this Agreement under this Section 8.1(j) unless such breach has not been cured by the date which is the earlier of (A) two (2) Business Days prior to the PropCo Outside Date and (B) thirty (30) days after such notice, and (ii) the right to terminate this Agreement pursuant to this Section 8.1(j) will not be available to the Company at any time that the Company or any Seller is in breach of, any covenant, representation or warranty hereunder such that any condition set forth in Sections 7.2(a)(i), 7.2(a)(ii), 7.2(b)(i), or 7.2(b)(ii) (or, from and after the OpCo Closing, 7.2(b)(i), or 7.2(b)(ii) only) cannot be satisfied;

(k) prior to the OpCo Closing, by written notice from OpCo Purchaser to the Company (with a copy to PropCo Purchaser), upon a breach of any covenant or agreement on the part of any Seller, or if any representation or warranty of any Seller will have become untrue, in each case, such that any condition set forth in Sections 7.2(a)(i) or 7.2(a)(ii) would not be satisfied; provided that (i) OpCo Purchaser shall have provided notice to Sellers of such breach at least five (5) Business Days prior to the effectiveness of such termination and, if such breach is curable by such Seller, then OpCo Purchaser may not terminate this Agreement under this Section 8.1(k) unless such breach has not been cured by the date which is the earlier of (A) two (2) Business Days prior to the Outside Date and (B) thirty (30) days after such notice, and (ii) the right to terminate this Agreement pursuant to this Section 8.1(k) will not be available to OpCo Purchaser at any time that OpCo Purchaser is in breach of, any covenant, representation or warranty hereunder such that any condition set forth in Sections 7.3(a)(i) or 7.3(a)(ii) cannot be satisfied;

(l) solely with respect to the PropCo Sale, by written notice from PropCo Purchaser to the Company (with a copy to OpCo Purchaser), upon a breach of any covenant or agreement on the part of any Seller, or if any representation or warranty of any Seller will have become untrue, in each case, such that any condition set forth in Section 7.2(b)(i), or 7.2(b)(ii) would not be satisfied; provided that (i) PropCo Purchaser shall have provided notice to Sellers of such breach at least five (5) Business Days prior to the effectiveness of such termination and, if such breach is curable by such Seller, then PropCo Purchaser may not terminate this Agreement under this Section 8.1(l) unless such breach has not been cured by the date which is the earlier of (A) two (2) Business Days prior to the Outside Date and (B) thirty (30) days after such notice, and (ii) the right to terminate this Agreement pursuant to this Section 8.1(l) will not be available to PropCo Purchaser at any time that PropCo Purchaser is in breach of, any covenant, representation or warranty hereunder such that any condition set forth in Sections 7.3(b)(i), or 7.3(b)(ii) cannot be satisfied;

(m) prior to the OpCo Closing, by written notice from the Company to OpCo Purchaser, if (i) OpCo Purchaser is required to complete the OpCo Closing pursuant to Section 2.3 and OpCo Purchaser fails to complete the OpCo Closing by the date the OpCo Closing is required to have occurred pursuant to Section 2.3, (ii) Sellers have confirmed by written notice to OpCo Purchaser, which has not been revoked, that all conditions with respect to the OpCo Closing set forth in Sections 7.1 and 7.3(a) have been satisfied or that it is willing to waive any such unsatisfied conditions, (iii) the Company has delivered written notice to OpCo Purchaser, which has not been revoked, that it is ready, willing and able to complete the OpCo Closing on such date and throughout the three (3) Business Day period following delivery of such notice and (iv) OpCo Purchaser does not complete the OpCo Closing within three (3) Business Days following the delivery of such notice;

(n) solely with respect to the PropCo Sale, by written notice from the Company to PropCo Purchaser, if (i) PropCo Purchaser is required to complete the PropCo Closing pursuant to Section 2.6 and PropCo Purchaser fails to complete the PropCo Closing by the date the PropCo Closing is required to have occurred pursuant to Section 2.6, (ii) Sellers have confirmed by written notice to PropCo Purchaser, which has not been revoked, that all conditions with respect to the PropCo Closing set forth in Sections 7.1 and 7.3(a) have been satisfied or that it is willing to waive any such unsatisfied conditions, (iii) the Company has delivered written notice to PropCo Purchaser, which has not been revoked, that it is ready, willing and able to complete the PropCo Closing on such date and throughout the three (3) Business Day period following delivery of such notice and (iv) PropCo Purchaser does not complete the PropCo Closing within three (3) Business Days following the delivery of such notice;

(o) by written notice from the Company to a Purchaser, if the board of directors (or similar governing body) of the Company determines that proceeding with the transactions contemplated by this Agreement or failing to terminate this Agreement would be inconsistent with its or such body’s fiduciary duties; provided that the Company shall not be permitted to exercise a termination right pursuant to this Section 8.1(o) from and after the time that the Sale Order becoming a Final Order;

(p) by written notice of any Purchaser or the Company, if (i) any Seller enters into one or more Alternative Transactions with one or more Persons other than Purchasers or (ii) any Sellers publicly announce or propose, file, publicly support or seek entry of an Order approving an Alternative Transaction;

(q) prior to the OpCo Closing, by written notice of OpCo Purchaser to the Company if the Company has exercised its termination right with respect to the PropCo Sale pursuant to Section 8.1(j) or Section 8.1(n) or PropCo Purchaser has exercised its termination right with respect to the PropCo Sale pursuant to Section 8.1(l); or

(r) by written notice from any Purchaser if either the master lease agreement or the distribution centers lease agreement is not in form and substance acceptable to such Purchaser (as stated by the terminating Purchaser to the other Purchaser and the Company) by 1:00 p.m. Eastern Time on November 1, 2020.

For the avoidance of doubt, in no event shall OpCo Purchaser have the right to terminate this Agreement following the OpCo Closing.

8.2. Effect of Termination.

(a) In the event that this Agreement is terminated as provided herein, then each of the Parties will be relieved of its duties and obligations arising under this Agreement after the date of such termination and there will be no Liability or obligation on Purchaser, any Seller or any of their respective representatives, except as specifically set forth in this Section 8.2; provided, however, that (i) the provisions of Section 2.2, this Section 8.2, and, to the extent necessary to effectuate the foregoing enumerated provisions, Article XI, will survive any such termination and will be enforceable hereunder; (ii) nothing in this Section 8.2 will be deemed to interfere with Sellers’ rights to retain the Deposit to the extent provided in Section 2.2(b); and (iii) if this Agreement is terminated at or after the OpCo Closing, such termination shall not affect or rescind the consummation of the OpCo Closing or terminate any of the provisions of this Agreement to the extent related to the OpCo Acquired Assets, the OpCo Assumed Liabilities, or the OpCo Sale, it being the intent of the Parties in such circumstances that this Agreement operate as an agreement with respect to the OpCo Sale that is severable from the then terminated PropCo Sale.

(b) Notwithstanding Section 8.2(a), if this Agreement:

(i) is terminated (i) prior to the OpCo Closing and (ii) not pursuant to Sections 8.1(a), 8.1(i), 8.1(m) or, to the extent terminated by OpCo Purchaser, Section 8.1(r), then the Company will pay the OpCo Purchaser’s Expense Reimbursement Amount to OpCo Purchaser by wire transfer of immediately available funds within three (3) Business Days following such termination of this Agreement; or

(ii) is terminated (i) prior to the PropCo Closing and (ii) not pursuant to Sections 8.1(a), 8.1(h), 8.1(j), 8.1(k), 8.1(n) or, to the extent terminated by PropCo Purchaser, Section 8.1(r), then the Company will pay PropCo Purchaser’s Expense Reimbursement Amount to PropCo Purchaser by wire transfer of immediately available funds within three (3) Business Days following such termination of this Agreement.

(c) In consideration for OpCo Purchaser having expended considerable time and expense in connection with this Agreement and the negotiation thereof and the identification and quantification of assets of the Company, if this Agreement is terminated (i) prior to the OpCo Closing and (ii) pursuant to Sections 8.1(f), 8.1(g), 8.1(k) (solely in the case of a willful breach by a Seller), Sections 8.1(o), 8.1(p) or, solely following a termination by PropCo Purchaser, Section 8.1(q) (or any other subsection of Section 8.1 in circumstances where OpCo Purchaser would be entitled to terminate this Agreement pursuant to any of the foregoing subsections of Section 8.1) the Company shall pay to OpCo Purchaser a break-up fee in an amount equal to nine million dollars ($9,000,000) (the “Break-Up Fee”) within three (3) Business Days of the termination of this Agreement. Each of the Parties acknowledges and agrees that (i) the agreements contained in this Section 8.2(c) are an integral part of the OpCo Sale and this Agreement, (ii) in the absence of Sellers’ obligations to make these payments OpCo Purchaser would not have entered into this Agreement, (iii) the Break-Up Fee and the Expense Reimbursement shall (A) constitute allowed superpriority administrative expense claims pursuant to sections 105(a), 503(b), and 507(a)(2) of the Bankruptcy Code with priority over all other administrative expenses of the kind specified in section 503(b) of the Bankruptcy Code and such allowed superpriority administrative expense claim shall be superior in priority to all other similarly situated claims asserted or allowed in the Bankruptcy Case and (B) be carved out from and not be subject to the liens and claims granted in connection with the DIP Obligations, Term Loan Obligations, First Lien Notes Obligations or Second Lien Notes Obligations pursuant to the DIP Credit Agreement and the other DIP Documents (including the Financing Order), the Term Loan Agreement and the other Term Loan Credit Documents, the First Lien Notes Indenture and the other First Lien Notes Documents and the Second Lien Notes Indenture and the other Second Lien Notes Documents, and (iv) the Break-Up Fee and Expense Reimbursement Amount are not a penalty, but rather are liquidated damages in a reasonable amount that will reasonably compensate OpCo Purchaser in the circumstances in which such Break-Up Fee and Expense Reimbursement Amount are payable for the efforts and resources expended and opportunities foregone by OpCo Purchaser while negotiating and pursuing the OpCo Sale and this Agreement and in reasonable reliance on this Agreement and on the reasonable expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Each Seller acknowledges and agrees that such Seller shall be jointly and severally liable for the entire Break-Up Fee and the Expense Reimbursement Amount payable by Sellers pursuant to this Agreement. The obligations of Sellers to pay the Break-Up Fee or the Expense Reimbursement Amount shall survive the termination of this Agreement. The Break-Up Fee or the Expense Reimbursement Amount shall be deemed earned upon execution of this Agreement.

(d) Subject in all cases to Section 10.12, prior to the OpCo Closing, in the event of any breach by any Seller of this Agreement, the sole and exclusive remedy of OpCo Purchaser shall be to terminate this Agreement in accordance with Section 8.1 and, if applicable, to receive the Expense Reimbursement Amount or Break-Up Fee in accordance with Section 8.2(b) or 8.2(c), as applicable.

(e) Subject in all cases to Section 10.12, prior to the PropCo Closing, in the event of any breach by any Seller of this Agreement, the sole and exclusive remedy of PropCo Purchaser shall be to terminate this Agreement in accordance with Section 8.1.

(f) Subject in all cases to Section 10.12, Sellers acknowledge and agree that Sellers’ right (if any) to retain the Deposit pursuant to Section 2.2(b) shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of Sellers against OpCo Purchaser and any of its former, current or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents or any of the Debt Financing Source Related Parties for any Liability, damage or other loss resulting from the termination of this Agreement, breach of any representation, warranty, covenant or agreement contained herein or the failure of the transactions contemplated hereby to be consummated, and none of Sellers nor any of their Affiliates shall have any other remedy or cause of action against OpCo Purchaser or any of its former, current or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents or any of the Debt Financing Source Related Parties, and none of the foregoing shall have any further Liability or obligation, in each case, arising out of or relating to this Agreement or the transactions contemplated hereby. For the avoidance of doubt, subject in all cases to Section 10.12, the maximum Liability of OpCo Purchaser under this Agreement shall not exceed the Deposit.

ARTICLE IX

TAXES

9.1. Transfer Taxes. Any excise, sales, use, purchase, transfer (including real property transfer or gains), franchise, deed, fixed asset, stamp, documentary, filing, recordation, or other Taxes, fees and other charges payable by reason of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, including the sale of the Acquired Assets or the assumption of the Assumed Liabilities under this Agreement or the transactions contemplated hereby in any U.S. or foreign jurisdiction (the “Transfer Taxes”) shall be borne by OpCo Purchaser, solely with respect to the OpCo Acquired Owned Real Property and real estate Transfer Taxes with respect to the OpCo Acquired Leased Real Property, by PropCo Purchaser, solely with respect to the PropCo Acquired Assets, and otherwise by Sellers. Sellers and Purchasers shall cooperate to ensure that all such Transfer Taxes are timely paid and all Tax Returns related to the Transfer Taxes are timely filed. Sellers and Purchasers shall use commercially reasonable efforts and cooperate in good faith to minimize any Transfer Taxes, including claiming (to the extent available) any exemptions or reductions in any such Transfer Taxes, including under Bankruptcy Code Section 1146.

9.2. Allocation of Purchase Price. For U.S. federal and applicable state and local income Tax purposes, Purchasers, Sellers, and their respective Affiliates shall, consistent with the requirements of Section 1060 of the Code and the regulations promulgated thereunder and any similar provision of applicable Law, allocate the purchase price (and any Assumed Liabilities and other items treated as part of the purchase price for U.S. federal, and applicable state and local, income Tax purposes) among the Acquired Assets. As soon as commercially practicable, but no later than sixty (60) days following the final determination of the purchase price, OpCo Purchaser shall provide a proposed allocation (the “OpCo Allocation”) to Sellers setting forth the allocation of the OpCo-Company Closing Date Payment (and other amounts treated as part of the purchase price for U.S. federal, and applicable state and local, income Tax purposes) among the OpCo Acquired Assets for Sellers’ review and comment. Any reasonable comments provided by Sellers to OpCo Purchaser with respect to the draft OpCo Allocation shall be considered by OpCo

Purchaser in good faith, and the Parties shall negotiate in good faith to resolve any dispute with respect to any changes proposed by Sellers with respect thereto. Other than with respect to the OpCo Special Allocations addressed below, if any disputes regarding the OpCo Allocation cannot be resolved, OpCo Purchaser and Seller shall each be entitled to take its own position regarding the appropriate purchase price allocation. As soon as commercially practicable, but no later than sixty (60) days following the final determination of the purchase price, PropCo Purchaser shall provide a proposed allocation to Sellers setting forth the allocation of the PropCo Credit Bid Amount (and other amounts, including appropriate PropCo Assumed Liabilities, treated as part of the purchase price for U.S. federal, and applicable state and local, income Tax purposes) among the PropCo Acquired Assets (the “PropCo Allocation” and, together with the OpCo Allocation, the “Allocations”) for Sellers’ review and comment. Any reasonable comments provided by Sellers to PropCo Purchaser with respect to the draft PropCo Allocation shall be considered by PropCo Purchaser in good faith, and the Parties shall negotiate in good faith to resolve any dispute with respect to any changes proposed by Sellers with respect thereto. If any disputes regarding the PropCo Allocation cannot be resolved, PropCo Purchaser and Seller shall each be entitled to take its own position regarding the appropriate purchase price allocation. Notwithstanding the foregoing, Sellers and Purchasers acknowledge and agree that preliminary Allocations may be necessary on timeframes that are faster than the timeframes set forth above, for example, in order to comply with applicable Transfer Tax and withholding Tax obligations, and Sellers and Purchasers shall cooperate in good faith to agree upon such a preliminary Allocations in a timely manner. Notwithstanding anything to the contrary herein, no later than seven (7) days prior to the OpCo Closing Date, OpCo Purchaser shall deliver to Sellers and PropCo Purchaser an allocation specifying the amount attributable to each of the following: (a) any Leasehold Improvements or fixtures expected to give rise to Transfer Taxes that are not OpCo Taxes or PropCo Taxes, (b) the equity interests in J. C. Penney Services India Private Limited, (c) the equity interests in J. C. Penney Purchasing India Private Limited (the entities described in clauses (b) and (c), the “India Subsidiaries”), (d) the equity interests in J.C. Penney Purchasing Hong Kong Limited and (e) the equity interests in J.C. Penney Business Information Consulting (Shanghai) Co. Ltd (such allocation of items (a) through (e), the “OpCo Special Allocation”). Any reasonable comments provided by Sellers or PropCo Purchaser to OpCo Purchaser with respect to the draft OpCo Special Allocation shall be considered by OpCo Purchaser in good faith, and the Parties shall negotiate in good faith to resolve any dispute with respect to any changes proposed by Sellers or PropCo Purchaser with respect thereto. If Sellers or PropCo Purchaser, on the one hand, and OpCo Purchaser, on the other, cannot resolve any such dispute prior to the Closing Date, then (a) the Sellers shall reserve for any necessary difference as a wind-down expense, and (b) if agreement cannot be reached within thirty (30) days of OpCo Purchaser’s receipt of Sellers’ or PropCo Purchaser’s objection, then a nationally recognized accounting firm mutually acceptable to OpCo Purchaser, PropCo Purchaser and Sellers shall resolve such dispute and the resolution of such dispute shall be final and binding on the Parties. All fees and expenses relating to the work, if any, to be performed by the accounting firm with respect to the OpCo Special Allocation shall be borne 50% by OpCo Purchaser and 50% by Sellers. The Parties and their respective Affiliates shall file all Tax Returns in accordance with the Allocations and the OpCo Special Allocation (as finally determined under this Section 9.2) and not take any Tax related action inconsistent with the Allocations and the OpCo Special Allocation, in each case of the Allocations, unless otherwise required by a determination of IRS Appeals or a federal district court, federal court of claims, or federal tax court (or a similar level of determination by a relevant Taxing authority other than with respect to U.S. federal income Taxes); and, in the case of the OpCo Special Allocation, unless otherwise required by a determination of a federal district court, federal court of claims, or federal tax court (or a similar level of determination by a relevant Taxing authority other than with respect to U.S. federal income Taxes). Notwithstanding any other provision of this Agreement, the terms and provisions of this Section 9.2 shall survive the Closing.

9.3. Cooperation. Purchasers and Sellers shall reasonably cooperate, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any Action, audit, litigation, or other proceeding with respect to Taxes. Purchasers and Sellers shall further reasonably cooperate in making an election to close the taxable year of each Acquired Subsidiary formed outside of the United States for which such election is available as of the end of the day on the OpCo Closing Date, in accordance with the procedures set forth in Treasury Regulations Section 1.245A-5(e)(3)(i).

9.4. Preparation of Tax Returns and Payment of Taxes.

(a) Except as otherwise provided by Section 9.1, Sellers shall prepare and timely file, in a manner consistent with past practice except as otherwise required by applicable Law, (i) all Tax Returns with respect to the OpCo Acquired Assets, including of the Acquired Subsidiaries, for any Pre-OpCo-Closing Tax Period, (ii) all Tax Returns for any Pre-OpCo-Closing Tax Period with respect to any sales Tax, use Tax, personal property Tax, real property Tax, employee wage withholding, payroll Tax, and other ordinary course operational Tax liabilities, (iii) all Tax Returns with respect to the PropCo Acquired Assets for any Pre-PropCo-Closing Tax Period and (iv) all income Tax Returns of Sellers, in each case, except to the extent such Tax Return relates solely to a Tax included on Schedule 1.4(g) or otherwise constitutes an Assumed Liability. Except to the extent any Tax reflected on a return required to be prepared and filed by Sellers pursuant to this Section 9.4(a) constitutes an Assumed Liability or is included on Schedule 1.4(g), Sellers shall be liable and responsible for, and timely pay any such Taxes relating to periods covered by such Tax Returns. Sellers shall provide Purchasers with a draft of such Tax Returns which need to be filed by an Acquired Subsidiary at least thirty (30) days, or as soon as reasonably practical thereafter, prior to the filing of any such Tax Return. If a Purchaser disputes any item on such Tax Return, the Parties shall negotiate in good faith to resolve any such dispute prior to the date on which the relevant Tax Return is required to be filed. If the Parties cannot resolve any disputed item, the item in question shall timely be referred to, and resolved by, a nationally-recognized accounting firm mutually acceptable to each Purchaser and Sellers in accordance with the procedures set forth in Section 2.9 and the resolution of such dispute shall be final and binding on the Parties; provided that, if no resolution has been reached prior to the date on which the relevant Tax Return becomes due (taking into account any validly obtained extensions), Sellers shall be permitted to file such Tax Return, and the relevant Tax Return shall thereafter be amended to reflect its subsequent resolution. With respect to Straddle Periods, Sellers shall be liable and responsible for, and shall promptly pay any Taxes reflected on a return described in clauses (i)(A), (i)(B) and (ii)(A) of Section 9.4(b) for the portion of any OpCo Straddle Period and any PropCo Straddle Period (as applicable) ending at the end of the applicable Closing Date, as determined pursuant to Section 9.4(c), in each case, except to the extent such Tax is included on Schedule 1.4(g) or otherwise constitutes an Assumed Liability.

(b) Except as otherwise provided by Section 9.1, (i) OpCo Purchaser shall prepare and timely file (A) all Tax Returns with respect to the OpCo Acquired Assets, including of any Acquired Subsidiaries, and the OpCo Assumed Liabilities, for any Post-OpCo-Closing Tax Period and any OpCo Straddle Period, (B) all Tax Returns for any Post-OpCo-Closing Tax Period and any OpCo Straddle Period with respect to any sales Tax, use Tax, personal property Tax, real property Tax, employee wage withholding, payroll Tax, and other ordinary course operational Tax liabilities and (C) all Tax Returns for any Tax period that relate solely to an OpCo Assumed Liability (each, an “OpCo Tax Return”); and (ii) PropCo Purchaser shall prepare and timely file (A) all Tax Returns with respect to the PropCo Acquired Assets and the PropCo Assumed Liabilities, for any Post-PropCo-Closing Tax Period and any PropCo Straddle Period and (B) all Tax Returns for any Tax period that relate solely to a PropCo Assumed Liability (each, a “PropCo Tax Return”). OpCo Purchaser shall be liable and responsible for, and shall pay any Taxes (w) that are included on Schedule 1.4(g) or otherwise constitute OpCo Assumed Liabilities, (x) reflected on an OpCo Tax Return described in clauses (i)(A) and (i)(B) of this Section 9.4(b) for any Post-OpCo-Closing Tax Period, (y) reflected on an OpCo Tax Return described in clause (i)(C) of this Section 9.4(b), and (z) reflected on an OpCo Tax Return described in clauses (i)(A) through (i)(B) of this Section 9.4(b) for the portion of any OpCo Straddle Period beginning the day after the OpCo Closing Date, as determined pursuant to Section 9.4(c); and PropCo Purchaser shall be liable and responsible for, and shall pay any Taxes (x) reflected on a PropCo Tax Return described in clause (ii)(A) of this Section 9.4(b) for any Post-PropCo-Closing Tax Period, (y) reflected on a PropCo Tax Return described in clause (ii)(B) of this Section 9.4(b), and (z) reflected on a PropCo Tax Return described in clause (ii)(A) of this Section 9.4(b) for the portion of any PropCo Straddle Period beginning the day after the PropCo Closing Date, as determined pursuant to Section 9.4(c).

(c) For purposes of allocating liability between Sellers and Purchasers for purposes of determining the portion of Taxes that constitute OpCo Taxes or PropCo Taxes, as the case may be, for any OpCo Straddle Period or PropCo Straddle Period (as applicable), the amount of such taxes attributable to the portion of the applicable Straddle Period ending at the end of the applicable Closing Date, shall (i) in the case of property Taxes and other Taxes imposed on a periodic basis without regard to income, gross receipts, payroll, sales or any specific transaction or event, be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of such Straddle Period ending at the end of the applicable Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of any sales Tax, use Tax, employee wage withholding, payroll Tax, and other ordinary course operational Tax liabilities, be deemed to be the amount of such Taxes that would be payable if the applicable Tax period ended at the end of the applicable Closing Date. Except to the extent included on Schedule 1.1(y), Sellers’ liability for any Tax hereunder shall be reduced by an amount equal to any prepaid Tax or similar Tax asset that reduces a Purchaser’s obligation for any Taxes.

(d) With respect to any Straddle Period, the applicable Purchaser shall prepare such Tax Returns in a manner consistent with past practice except as otherwise required by applicable Law. OpCo Purchaser shall provide the Company with a draft of any OpCo Tax Return that is a Straddle Period Tax Return, and PropCo Purchaser shall provide the Company with a draft of any PropCo Tax Return that is a Straddle Period Tax Return, in each case, along with a calculation of the amount of such Taxes that relate to the portion of the applicable Straddle Period ending at the end of the applicable Closing Date and are the responsibility of Sellers, at least thirty

(30) days, or as soon as reasonably practicable thereafter, prior to the filing of any such Tax Return. If Sellers dispute any item on any such Tax Return, OpCo Purchaser and the Company (in the case of any OpCo Straddle Period) and PropCo Purchaser and the Company (in the case of any PropCo Straddle Period) shall negotiate in good faith to resolve any such dispute prior to the date on which the relevant Straddle Period Tax Return is required to be filed. If the applicable Parties cannot resolve any disputed item, the item in question shall timely be referred to, and resolved by, a nationally-recognized accounting firm mutually acceptable to the applicable Purchaser and Sellers in accordance with the procedures set forth in Section 2.9 and the resolution of such dispute shall be final and binding on the applicable Parties. Until such disputed item is resolved, the applicable Purchaser shall not file the relevant Straddle Period Tax Return without Sellers’ prior written consent, not to be unreasonably withheld, conditioned or delayed, and the relevant Straddle Period Tax Return shall thereafter be adjusted (or amended, if previously filed) to reflect its subsequent resolution.

(e) Except to the extent relating solely to any Taxes included on Schedule 1.4(g) or otherwise constituting an OpCo Assumed Liability, the applicable Purchaser shall not file any Tax Return for an Acquired Subsidiary, file an amendment to any previously-filed Tax Return, or agree to any audit adjustment or arrangement (including accepting a credit for future Taxes in lieu of a refund of prior Taxes, or agreeing to an adjustment affecting prior ad valorem real or personal property Taxes), in each case, for a Pre-OpCo-Closing Tax Period, Pre-PropCo-Closing Tax Period or portion of a Straddle Period ending at the end of the applicable Closing Date (except as set forth in Section 9.4(b)), unless required to do so by applicable Law or with the consent of Sellers (such consent not to be unreasonably withheld, delayed, or conditioned), and shall provide no less than forty-five (45) days’ notice of its position to the Company before filing any such Tax Return.

9.5. Tax Refunds. In furtherance of Sellers’ right to retain those assets described in Section 1.3(m), Sellers shall be entitled to receive (less any incremental taxes and costs incurred in connection with receipt thereof) from the applicable Purchaser all refunds (or credits for overpayments) of Taxes, including any interest paid thereon by a taxing authority, attributable to any Pre-OpCo-Closing Tax Period, any Pre-PropCo-Closing Tax Period, and the portion of any Straddle Period ending at the end of the applicable Closing Date. Purchasers and Sellers shall execute all documents, take any reasonable additional actions at Sellers’ sole cost and expense and otherwise reasonably cooperate as may be necessary to obtain the Tax refunds (or credits) contemplated by this Section 9.5; except to the extent any such refund (or credit for overpayment) of Taxes is included on Schedule 1.1(y). The applicable Purchaser shall pay any such Tax refund (or the amount of any such credit) less any incremental taxes and costs incurred in connection with receipt thereof to Sellers within five (5) calendar days after such Purchaser receives such Tax refund from a taxing authority or files a Tax Return claiming such credit. If any such refund or credit (or portion thereof) is subsequently disallowed by the applicable Governmental Body, amounts previously paid by the applicable Purchaser pursuant to this Section 9.5 in respect of the disallowed refund or credit (or the disallowed portion thereof) shall be promptly reimbursed by the relevant Sellers (plus any interest imposed thereon by the applicable Governmental Body) to the applicable Purchaser.

9.6. Employment Tax Filings. For purposes of payroll and employment Taxes related to Transferred Employees, and solely to the extent applicable, Sellers and OpCo Purchaser (and their respective Affiliates) shall, unless otherwise required pursuant to applicable Tax Law or the Transferred Employees are not employed by OpCo Purchaser prior to January 1, 2021, treat the transaction contemplated by this Agreement as a transaction described in Treasury Regulation Sections 31.3121(a)(1)-1(b)(2) and 31.3306(b)(1)-1(b)(2), and the parties further agree to implement this treatment by utilizing the “Alternative Procedure” provided in Section 5 of Revenue Procedure 2004-53.

ARTICLE X

MISCELLANEOUS

10.1. Non-Survival of Representations and Warranties and Certain Covenants; Certain Waivers. Each of the representations and warranties and the covenants and agreements (to the extent such covenant or agreement contemplates or requires performance by such Party prior to the OpCo Closing) of the Parties set forth in this Agreement or in any other document contemplated hereby, or in any certificate delivered hereunder or thereunder, will terminate effective immediately as of the OpCo Closing such that no claim for breach of any such representation, warranty, covenant or agreement, detrimental reliance or other right or remedy (whether in Contract, in tort or at law or in equity) may be brought in respect thereof after the OpCo Closing; provided that to the extent such representation and warranty relates to the PropCo Acquired Assets or PropCo Assumed Liabilities or any covenant or agreement of the Parties set forth in this Agreement or in any other document contemplated hereby, or in any certificate delivered hereunder or thereunder contemplates or requires performance by such Party following the OpCo Closing but prior to the PropCo Closing, such representation and warranty or covenant or agreement will terminate effective as of the PropCo Closing. Each covenant and agreement that explicitly contemplates performance after the OpCo Closing or PropCo Closing, as applicable, will, in each case and to such extent, expressly survive the OpCo Closing or PropCo Closing, as applicable, in accordance with its terms, and if no term is specified, then for five (5) years following the applicable Closing Date, and nothing in this Section 10.1 will be deemed to limit any rights or remedies of any Person for breach of any such surviving covenant or agreement. Purchaser and Sellers Parties acknowledge and agree, on their own behalf and on behalf of the Purchaser Groups or the Seller Parties, as the case may be, that the agreements contained in this Section 10.1 (a) require performance after the Closings (as applicable) to the maximum extent permitted by applicable Law and will survive the PropCo Closing; and (b) are an integral part of the transactions contemplated hereby and that, without the agreements set forth in this Section 10.1, none of the Parties would enter into this Agreement. Notwithstanding this Section 10.1, nothing in this Section 10.1 shall limit any right or remedies available to Purchasers in respect of a claim for Fraud.

10.2. Expenses.

(a) Whether or not the Closings takes place, except as otherwise provided herein (including Section 8.2), all fees, costs and expenses (including fees, costs and expenses of Advisors) incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby, the performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby will be paid by the Party incurring such fees, costs and expenses; it being acknowledged and agreed that (i) all fees and expenses in connection with any filing or submission that is necessary under the HSR Act and any Foreign Competition Laws will be allocated pursuant to Section 6.8, (ii) all Transfer Taxes will be allocated pursuant to Section 9.1, (iii) all Cure Costs will be allocated pursuant to Section 5.3, and (iv) any commitment, engagement, arranger, original issue discount, upfront premium, other premiums, structuring or other fees, costs, expenses or other amounts payable to the lenders, arrangers or agents under, or incurred by the lenders, arrangers, or agents in connection with, the Financing or the OpCo Term Loan B Credit Agreement (or, in either case, their respective Advisors, counsel or other representatives) in connection with the transactions contemplated thereby (the “Financing Fees”) shall be paid by Sellers at the Closing (or, to the extent paid prior to the OpCo Closing by OpCo Purchaser, reimbursed by Sellers at the OpCo Closing). Notwithstanding the foregoing or anything in this Agreement to the contrary, in no event shall Sellers pay, or reimburse OpCo Purchaser for, an aggregate amount of Financing Fees with respect to the Financing in excess of fifty-seven million dollars ($57,000,000).

(b) No later than the fifth (5th) Business Day prior to the OpCo Closing Date, OpCo Purchaser shall provide its good faith estimates of (i) any Closing Statement Financing Fees and (ii) any Post-Closing Statement Financing Fees, in each case, that are expected to become due and payable after the OpCo Closing but are not paid or reimbursed by Sellers by or before the OpCo Closing, and Sellers shall pay to OpCo Purchaser at the Closing an amount in cash equal to such estimates of Closing Statement Financing Fees and Post-Closing Statement Financing Fees. In connection with the delivery of the Closing Statement, OpCo Purchaser shall deliver to Sellers and PropCo Purchaser the aggregate amount of Closing Statement Financing Fees incurred after the OpCo Closing and prior to the delivery of the Closing Statement and not paid or reimbursed by Sellers by or before the OpCo Closing. Subject to the last sentence of Section 10.2(a), If such aggregate amount exceeds the estimated amount of Closing Statement Financing Fees paid at Closing pursuant to the first sentence of this Section 10.2(b), then OpCo Purchaser shall be entitled to be paid such excess solely from any amounts then remaining in the Adjustment Escrow Amount, and if such aggregate amount is less than the estimated amount of Closing Statement Financing Fees paid at Closing pursuant to the first sentence of this Section 10.2(b), then OpCo Purchaser shall pay to Sellers the such deficit. Any disputes with respect to the Closing Statement Financing Fee matters contemplated by this Section 10.2(b) shall be resolved in accordance with the procedures in Section 2.9, which shall apply mutatis mutandis, and Sellers shall not be liable for any Financing Fees following the payments contemplated by Section 10.2(a) and this Section 10.2(b).

10.3. Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when personally delivered, (b) when transmitted by electronic mail upon confirmation of receipt or, if receipt is not confirmed, delivery by another method permitted by this Section 10.3, (c) the day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, to the respective Party at the number, electronic mail address or street address, as applicable, set forth below, or at such other number, electronic mail address or street address as such Party may specify by written notice to the other Party.

Notices to OpCo Purchaser:

c/o Brookfield Asset Management Inc.

250 Vesey Street, 15th Floor

New York, New York 10281

Attn: Murray Goldfarb

Email: Murray.Goldfarb@brookfield.com

and

c/o Simon Property Group Inc.

225 West Washington Street

Indianapolis, IN 46204

Attn: Steven E. Fivel

Email: sfivel@simon.com

with a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention:  +-Edward T. Ackerman

 Brian S. Hermann

 Robert B. Schumer

Email:       eackerman@paulweiss.com

 bhermann@paulweiss.com

 rschumer@paulweiss.com

Notices to PropCo Purchaser:

c/o GLAS USA LLC

GLAS AMERICAS LLC

3 Second Street, Suite 206

Jersey City, NJ 07311

Attention: Client Services

Email: ClientServices.americas@glas.agency

with a copy to (which shall not constitute notice):

Milbank LLP

55 Hudson Yards

New York, NY 10001

Attention:      Dennis Dunne

Eric Reimer

Kevin O’Shea

Casey Fleck

Jason Anderson

Email:      DDunne@milbank.com

  EReimer@milbank.com

  koshea@milbank.com

  CFleck@milbank.com

  Jtanderson@milbank.com

Notices to Sellers:

J. C. Penney Corporation, Inc.

6501 Legacy Drive

Plano, Texas 75024

Attn: Brandy Treadway

E-mail address: btreadwa@jcp.com

with copies to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:  Joshua A. Sussberg

  Aparna Yenamandra

  Tana Ryan

  Steve Toth

  Aisha Lavinier

Email:      jsussberg@kirkland.com

  aparna.yenamandra@kirkland.com

  tryan@kirkland.com

  steve.toth@kirkland.com

  alavinier@kirkland.com

10.4. Binding Effect; Assignment. This Agreement shall be binding upon Purchasers and, subject to the entry and terms of the Sale Order and the Confirmation Order and the consummation of the Plan, Sellers, and shall inure to the benefit of and be so binding on the Parties and their respective successors and permitted assigns, including any trustee or estate representative appointed in the Bankruptcy Case or any successor Chapter 7 case; provided that, subject to Section 1.8, neither this Agreement nor any of the rights or obligations hereunder may be assigned or delegated without the prior written consent of Purchasers and the Company, and any attempted assignment or delegation without such prior written consent shall be null and void; provided further that OpCo Purchaser may, without the consent of the Company or PropCo Purchaser, assign all or any portion of its rights or obligations hereunder to any of the Debt Financing Sources pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral security in respect of the Debt Financing; provided further that OpCo Purchaser may, without the consent of the Company or PropCo Purchaser, assign all or any portion of its rights or obligations hereunder to a Designee in accordance with Section 1.8.

10.5. Amendment and Waiver. Any provision of this Agreement or the Schedules or exhibits hereto may be (a) amended only in a writing signed by Purchasers and the Company or (b) waived only in a writing executed by the Person against which enforcement of such waiver is sought. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default. Notwithstanding anything else to the contrary herein, the provisions set forth in Section 8.2(f), Section 10.4, this Section 10.5, Section 10.6, Section 10.7, Section 10.13 and Section 10.14, in each case may not be amended or waived in any manner adverse to the Debt Financing Source Related Parties without the prior written consent of the Debt Financing Sources.

10.6. Third Party Beneficiaries. Except as otherwise expressly provided in Section 10.7, nothing expressed or referred to in this Agreement will give, or will be construed to give, any Person other than the Parties any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement, except that the Debt Financing Sources are express third-party beneficiaries of the provisions of Section 8.2(f), Section 10.4, Section 10.5, this Section 10.6, Section 10.7, Section 10.13 and Section 10.14.

10.7. Non-Recourse. All claims or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or related in any manner to this Agreement or the other transaction documents to which Sellers are party, may be made only against (and are expressly limited to) the Persons that are expressly identified as parties hereto or thereto (the “Contracting Parties”). In no event shall any Contracting Party have any shared or vicarious Liability for the actions or omissions of any other Person. No Person who is not a Contracting Party, including any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney or representative of, and any financial advisor or Debt Financing Source Related Party to, any Contracting Party (other than another Contracting Party) (“Non-Party Affiliates”), shall have any Liability (whether in contract or in tort, in law or in equity, or granted by statute or based upon any theory that seeks to impose Liability of an entity party against its owners or Affiliates) for any claims, causes of action, obligations or Liabilities arising under, out of, in connection with or related in any manner to this Agreement or the Ancillary Agreements or based on, in respect of, or by reason of this Agreement or the Ancillary Agreements or their negotiation, execution, performance or breach; and, to the maximum extent permitted by Law, each Contracting Party waives and releases all such Liabilities, claims and obligations against any such Non-Party Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose Liability of a Contracting Party on any Non-Party Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Non-Party Affiliates with respect to the performance of this Agreement or the other transaction documents to which Sellers are party or any representation or warranty made in, in connection with, or as an inducement to this Agreement or the Ancillary Agreements. The Parties acknowledge and agree that the Non-Party Affiliates are intended third-party beneficiaries of this Section 10.7. Sellers covenant and agree that they shall not institute any Action (whether based in contract, tort, fraud, strict liability, other laws or otherwise) arising under or in connection with, this Agreement, the Debt Commitment Letters or the transactions contemplated hereby or thereby against the Debt Financing Source Related Parties and that the Debt Financing Source Related Parties shall not have any liability or obligations (whether based in contract, tort, fraud, strict liability, other laws or otherwise) to Sellers arising out of or relating to this Agreement, the Debt Commitment Letters or the transactions contemplated hereby or thereby. Nothing in this Agreement (including this Section 10.7) will limit the rights of the parties to the Equity Commitment Letters (or the Company as an intended third party beneficiary of the Equity Commitment Letters to the extent set forth therein) but subject to the terms and conditions thereof.

10.8. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law in any jurisdiction, such provision will be ineffective only to the extent of such prohibition or invalidity in such jurisdiction, without invalidating the remainder of such provision or the remaining provisions of this Agreement or in any other jurisdiction, unless the severance of any such provision from the remainder of this Agreement would change the economic substance of the Agreement as a whole in a manner that is materially adverse to any Party (and such change is not waived in writing by such affected Person), in which case the Parties shall negotiate in good faith to amend this Agreement to preserve such economic substance in light of such prohibition or invalidity; provided that the economic substance of the Agreement as a whole shall be deemed to be affected in a manner materially adverse to the Parties if Section 8.2(f) or Section 10.12 is held to be prohibited or invalid.

10.9. Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Person. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and will in no way restrict or otherwise modify any of the terms or provisions hereof.

10.10. Schedules. The Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement; however, each section of the Schedules will be deemed to incorporate by reference all information disclosed in any other section of the Schedules, and any disclosure in the Disclosure Statement will be deemed a disclosure against any representation or warranty set forth in this Agreement, in each case, to the extent the relevance of such disclosure to such other section of the Schedules or such other representation or warranty set forth in this Agreement is reasonably apparent on the face of such disclosure. Capitalized terms used in the Schedules and not otherwise defined therein have the meanings given to them in this Agreement. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Schedules or the attached exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course, and no Party will use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Schedules or exhibits in any dispute or controversy between the Parties as to whether any obligation, item or matter not set forth or included in this Agreement, the Schedules or exhibits is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course. In addition, matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. No information set forth in the Schedules will be deemed to broaden in any way the scope of the parties’ representations and warranties. The information contained in this Agreement, in the Schedules and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third party of any matter whatsoever, including any violation of Law or breach of Contract.

10.11. Complete Agreement. This Agreement, together with the Confidentiality Agreement and any other agreements expressly referred to herein or therein, contains the entire agreement of the parties respecting the sale and purchase of the Acquired Assets and the Assumed Liabilities and the transactions contemplated by this Agreement and supersedes all prior agreements among the Parties respecting the sale and purchase of the Acquired Assets and the Assumed Liabilities and the transactions contemplated by this Agreement. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, the terms and provisions of the execution version of this Agreement will control and prior drafts of this Agreement and the documents referenced herein will not be considered or analyzed for any purpose (including in support of parol evidence proffered by any Person in connection with this Agreement), will be deemed not to provide any evidence as to the meaning of the provisions hereof or the intent of the Parties with respect hereto and will be deemed joint work product of the Parties.

10.12. Specific Performance.

(a) The Parties agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if any of the Parties fails to take any action required of it hereunder to consummate the transactions contemplated by this Agreement. It is accordingly agreed that (a) the Parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 10.13 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, neither Sellers nor Purchasers would have entered into this Agreement. The Parties acknowledge and agree that any Party pursuing an injunction or injunctions or other Order to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.12 will not be required to provide any bond or other security in connection with any such Order. The remedies available to Sellers pursuant to this Section 10.12 will be in addition to any other remedy to which they were entitled at law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit any Seller from seeking to collect or collecting damages (subject in all cases to the limitations in Section 8.2(f)). If, prior to the Outside Date, any Party brings any action, in each case in accordance with Section 10.12, to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date will automatically be extended (y) for the period during which such action is pending, plus ten (10) Business Days or (z) by such other time period established by the court presiding over such action, as the case may be. In no event will this Section 10.12 be used, alone or together with any other provision of this Agreement, to require any Seller to remedy any breach of any representation or warranty of any Seller made herein.

(b) Notwithstanding anything herein to the contrary, it is hereby acknowledged and agreed that the Sellers shall be entitled to seek specific performance to cause OpCo Purchaser to cause the Equity Financing to be funded or to consummate the OpCo Closing if, and only if, (i) OpCo Purchaser is required to complete the OpCo Closing pursuant to Section 2.3 and OpCo Purchaser fails to complete the OpCo Closing by the date the OpCo Closing is required to have occurred pursuant to Section 2.3, (ii) the financing contemplated by the Debt Commitment Letters has been funded or will be funded at the OpCo Closing if the Equity Financing is funded at the OpCo Closing and (iii) the Sellers have confirmed in writing to OpCo Purchaser that, if specific performance is granted and the Equity Financing and Debt Financing are funded, then the OpCo Closing will occur substantially simultaneously therewith.

10.13. Jurisdiction and Exclusive Venue. Each of the Parties irrevocably agrees that any Action that may be based upon, arising out of, or related to this Agreement or the negotiation, execution or performance of this Agreement and the transactions contemplated hereby brought by any other Party or its successors or assigns will be brought and determined only in (a) the Bankruptcy Court and any federal court to which an appeal from the Bankruptcy Court may be validly taken or (b) if the Bankruptcy Court is unwilling or unable to hear such Action, (x) in the case of any Action against any Debt Financing Source Related Party, in any state or federal court sitting in the Borough of Manhattan in the City and State of New York (whether a state or Federal court) or (y) in the case of any other Action, in the Delaware Chancery Court and any state court sitting in the State of Delaware to which an appeal from the Delaware Chancery Court may be validly taken (or, if the Delaware Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) ((a) and (b), the “Chosen Courts”), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the Chosen Courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties agrees not to commence any Action relating thereto except in the Chosen Courts, other than Actions in any court of competent jurisdiction to enforce any Order, decree or award rendered by any Chosen Court, and no Party will file a motion to dismiss any Action filed in a Chosen Court on any jurisdictional or venue-related grounds, including the doctrine of forum non-conveniens. The Parties irrevocably agree that venue would be proper in any of the Chosen Courts, and hereby irrevocably waive any objection that any such court is an improper or inconvenient forum for the resolution of such Action. Each of the Parties further irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 10.3. Nothing in this Agreement will affect the right of any Party to this agreement to serve process in any other manner permitted by Law.

10.14. Governing Law; Waiver of Jury Trial.

(a) Except to the extent the mandatory provisions of the Bankruptcy Code apply, this Agreement, and any Action that may be based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State without regards to conflicts of law principles of the State of Delaware or any other jurisdiction that would cause the Laws of any jurisdiction other than the State of Delaware to apply. Notwithstanding the foregoing, the Debt Commitment Letters and any action or proceeding brought against any of the Debt Financing Source Related Parties shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements executed and performed entirely within such State without regards to conflicts of law principles of the State of New York or any other jurisdiction that would cause the Laws of any jurisdiction other than the State of New York to apply.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, THE DOCUMENTS AND AGREEMENTS CONTEMPLATED HEREBY AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION BASED ON, ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY (INCLUDING ANY SUCH ACTION RELATING TO THE DEBT FINANCING OR INVOLVING ANY DEBT FINANCING SOURCE RELATED PARTY). EACH OF THE PARTIES AGREES AND CONSENTS THAT ANY SUCH ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY (I) CERTIFIES THAT NO ADVISOR OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.15. No Right of Set-Off. Each Purchaser, on its own behalf and on behalf of its Purchaser Group and its and their respective successors and permitted assigns, hereby waives any rights of set-off, netting, offset, recoupment, or similar rights that such Purchaser, any member of such Purchaser Group or any of its or their respective successors and permitted assigns has or may have with respect to the payment of the Final OpCo-Company Closing Date Payment or any other payments to be made by such Purchaser to Sellers pursuant to this Agreement.

10.16. Counterparts and PDF. This Agreement and any other agreements referred to herein or therein, and any amendments hereto or thereto, may be executed in multiple counterparts, any one of which need not contain the signature of more than one party hereto or thereto, but all such counterparts taken together will constitute one and the same instrument. Any counterpart, to the extent signed and delivered by means of a facsimile machine, .PDF or other electronic transmission, will be treated in all manner and respects as an original Contract and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. Minor variations in the form of the signature page to this Agreement or any agreement or instrument contemplated hereby, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining the effectiveness of such signature. At the request of any party hereto or thereto or pursuant to any such Contract, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such Contract will raise the use of a facsimile machine, .PDF or other electronic transmission to deliver a signature or the fact that any signature or Contract was transmitted or communicated through the use of facsimile machine, .PDF or other electronic transmission as a defense to the formation of a Contract and each such Party forever waives any such defense.

10.17. Publicity. No Party shall, and each Party shall cause its Affiliates not to, issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of all of the other Parties, which approval will not be unreasonably withheld or delayed, unless, in the reasonable judgment of any such Party, disclosure is otherwise required by applicable Law, including the rules and regulations of the SEC, or by the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement or by the applicable rules of any stock exchange on which Purchasers or the Company lists securities, provided that the Party intending to make such release shall use its reasonable efforts consistent with such applicable Law or Bankruptcy Court requirement to consult with each of the other Parties with respect to the form and text thereof. Notwithstanding the foregoing, OpCo Purchaser shall at all times be entitled to provide (in a non-public manner) general information concerning the transactions contemplated hereby to its direct or indirect investors, limited partners and prospective investors for the purpose of fundraising, marketing or reporting or informational activities, in each case, without obtaining the prior approval of any other Party. No Party shall be required to obtain any prior written approval or otherwise comply with this Section 10.17 to the extent any proposed release or announcement is consistent with (and no more extensive than) information that has previously been made public without breach of the obligations under this Section 10.17.

10.18. Bulk Sales Laws. The Parties intend that pursuant to section 363(f) of the Bankruptcy Code, the transfer of the Acquired Assets shall be free and clear of any Encumbrances in the Acquired Assets including any liens or claims arising out of the bulk transfer laws except Permitted Post-Closing Encumbrances, and the Parties shall take such steps as may be necessary or appropriate to so provide in the Confirmation Order and the Plan. In furtherance of the foregoing, each Party hereby waives compliance by the Parties with the “bulk sales,” “bulk transfers” or similar Laws and all other similar Laws in all applicable jurisdictions in respect of the transactions contemplated by this Agreement.

10.19. No Solicitation. This Agreement, the Plan and the transactions contemplated herein and therein are the product of negotiations among the Parties. Notwithstanding anything herein to the contrary, this Agreement is not, and shall not be deemed to be, (a) a solicitation of votes for the acceptance of the Plan or any other plan of reorganization for the purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise or (b) an offer for the issuance, purchase, sale, exchange, hypothecation, or other transfer of securities or a solicitation of an offer to purchase or otherwise acquire securities for purposes of the Securities Act or the Exchange Act and none of the Company, the other Sellers, nor their Subsidiaries will solicit acceptances of the Plan from any party until such party has been provided with copies of a Disclosure Statement containing adequate information as required by section 1125 of the Bankruptcy Code.

10.20. Release.

(a) Effective upon the OpCo Closing Date, each Seller on behalf of itself and its Affiliates and its respective directors, officers, control persons (as defined in Section 15 of the Securities Act or Section 20 of the Exchange Act), members, employees, agents, attorneys, financial advisors, consultants, legal representatives, shareholders, partners, estates, successors and assigns solely in their capacity as such, and any of their respective agents, attorneys, financial advisors, legal advisors, Affiliates, directors, managers, officers, control persons, shareholders, members or employees, in each case, solely in their capacity as such (each a “Related Party”, and collectively, the “Related Parties”) acknowledges that it has no claim, counterclaim, setoff, recoupment, action or cause of action of any kind or nature whatsoever against any Purchaser or its Related Parties that directly or indirectly arises out of, is based upon, or is in any manner connected with any transaction, event, circumstances, action, failure to act or occurrence of any sort or type, including any approval or acceptance given or denied, whether known or unknown, which occurred, existed, was taken or begun prior to the consummation of the transactions contemplated hereunder (any and all such direct or derivative claims, collectively, the “Seller Released Claims”); and, should any Seller Released Claims nonetheless exist, each Seller on behalf of itself and its Related Parties hereby (i) releases and discharges each Purchaser and its Related Parties from any liability whatsoever on such Seller Released Claims that directly or indirectly arises out of, is based upon, or is in any manner connected with any transaction, event, circumstances, action, failure to act or occurrence of any sort or type, including any approval or acceptance given or denied, whether known or unknown, which occurred, existed, was taken or begun prior to the consummation of the transactions contemplated hereunder, and (ii) releases, remises, waives and discharges all such Seller Released Claims against each Purchaser and its Related Parties; provided that nothing herein shall release a Purchaser or a Seller of its obligations under this Agreement or the other Ancillary Agreements.

(b) Effective upon the applicable Closing Date, each Purchaser on behalf of itself and its Affiliates acknowledges that it has no claim, counterclaim, setoff, recoupment, action or cause of action of any kind or nature whatsoever against any Seller that directly or indirectly arises out of, is based upon, or is in any manner connected with any transaction, event, circumstances, action, failure to act or occurrence of any sort or type, including any approval or acceptance given or denied, whether known or unknown, which occurred, existed, was taken or begun prior to the consummation of the transactions contemplated hereunder (any and all such direct or derivative claims, collectively, the “Purchaser Released Claims”); and, should any Purchaser Released Claims nonetheless exist, each Purchaser on behalf of itself and its Affiliates hereby (i) releases and discharges each Seller from any liability whatsoever on Purchaser Released Claims that directly or indirectly arises out of, is based upon, or is in any manner connected with any transaction, event, circumstances, action, failure to act or occurrence of any sort or type, including any approval or acceptance given or denied, whether known or unknown, which occurred, existed, was taken or begun prior to the consummation of the transactions contemplated hereunder, and (ii) releases, remises, waives and discharges all such Purchaser Released Claims against each Seller; provided that nothing herein shall release a Purchaser or a Seller of its obligations under this Agreement or the other Ancillary Agreements.

(c) Without limiting in any way the scope of the release contained in this Section 10.20 and effective upon the applicable Closing Date, each Party, to the fullest extent allowed under applicable Law, hereby waives and relinquishes all statutory and common law protections purporting to limit the scope or effect of a general release, whether due to lack of knowledge of any claim or otherwise, including, waiving and relinquishing the terms of any Law which provides that a release may not apply to material unknown claims. Each Party hereby affirms its intent to waive and relinquish such unknown claims and to waive and relinquish any statutory or common law protection available in any applicable jurisdiction with respect thereto.

ARTICLE XI

ADDITIONAL DEFINITIONS AND INTERPRETIVE MATTERS

11.1. Certain Definitions.

(a) “ABL Credit Agreement” means that certain Credit Agreement dated as of June 20, 2014, among the Company, J. C. Penney Corporation, Inc., J. C. Penney Purchasing Corporation, the Lenders party thereto, Wells Fargo Bank, National Association, as Administrative Agent, Revolving Agent and Swingline Lender, Bank of America, N.A., as Term Agent, Wells Fargo Bank, National Association and Bank of America, N.A., as Co-Collateral Agents and Wells Fargo Bank, National Association, as LC Agent.

(b) “Accounts Receivable” means any and all accounts receivable, notes receivable and other amounts receivable owed to Sellers or their Subsidiaries (whether current or non-current), together with all security or collateral therefor and any interest or unpaid financing charges accrued thereon, including all actions pertaining to the collection of amounts payable, or that may become payable, to Sellers or their Subsidiaries with respect to products sold or services performed on or prior to the OpCo Closing Date.

(c) “Acquired Assets” means collectively, all OpCo Acquired Assets and all PropCo Acquired Assets.

(d) “Action” means any action, claim (including a counterclaim, cross-claim, or defense), complaint, grievance, summons, suit, litigation, arbitration, mediation, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation, of any kind whatsoever, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body.

(e) “Actual DC Inventory Shrink Factor” shall be a percentage, relative to the cost value of the applicable inventory, determined in accordance with Schedule 2.9(b)(i).

(f) “Actual Inventory Shrink Factors” Actual Store Inventory Shrink Factor and Actual DC Inventory Shrink Factor.

(g) “Actual Shrink Amount” means the sum of (i) the product of Final Store Inventory Amount multiplied by the Actual Store Inventory Shrink Factor plus (ii) the product of Final DC Inventory Amount multiplied by the Actual DC Inventory Shrink Factor.

(h) “Actual Store Inventory Shrink Factor” shall be a percentage, relative to the cost value of the applicable inventory, determined in accordance with Schedule 2.9(b)(ii).

(i) “Advisors” means, with respect to any Person, any directors, officers, employees, investment bankers, financial or other professional advisors, accountants, agents, attorneys, consultants, or other representatives of such Person.

(j) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person; provided that any “portfolio company” (as such term is commonly understood in the private equity industry of any investment fund affiliates of any Person (and any investment fund affiliates of any Person) shall not be considered an “Affiliate” of such Person. For purposes of this definition, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

(k) “Alternative Transaction” means (i) any investment in, financing of, capital contribution or loan to or restructuring or recapitalization of Sellers or any of their respective direct or indirect Subsidiaries (including any exchange of all or a substantial portion of Sellers’ or any of their respective Affiliates’ outstanding debt obligations for equity securities of Sellers or any of their respective Affiliates), (ii) any merger, consolidation, share exchange or other similar transaction to which Sellers or any of their respective Affiliates is a party that has the effect of transferring, directly or indirectly, any portion of the assets of, or any issuance, sale or transfer of equity interests in, Sellers or the Acquired Assets, (iii) any direct or indirect sale of any portion of the assets of, or any issuance, sale or transfer of equity interests in, Sellers or the Acquired Assets, or (iv) any other transaction, including a plan of liquidation or agreement with a liquidation firm (or consortium) for the orderly liquidation of Sellers, all or any portion of the Acquired Assets (other than any wind-down or similar plan or transaction or dismissal with respect to the sale of Excluded Assets) or reorganization (in any jurisdiction, whether domestic, foreign, international or otherwise), in each instance that transfers or vests ownership of, economic rights to, or benefits in any portion of the assets of Sellers or the Acquired Assets to any party other than Purchasers; provided, however, that “Alternative Transaction” shall not include any sales of Merchandise in the Ordinary Course.

(l) “Assigned Contracts” means collectively, all OpCo Assigned Contracts and PropCo Acquired Leases.

(m) “Assumed Liabilities” means collectively, all OpCo Assumed Liabilities and PropCo Assumed Liabilities.

(n) “Avoidance Actions” means any and all avoidance, recovery, subordination or other claims, actions, or remedies which any of the “Debtors” under the Bankruptcy Case, the debtors in possession, the “Estates” under the Bankruptcy Case, or other appropriate parties in interest have asserted or may assert under sections 502, 510, 542, 544, 545, or 547 through 553 of the Bankruptcy Code or under similar or related state or federal statutes and common law.

(o) “Bankruptcy Code” means Chapter 11 of Title 11, United States Code, 11 U.S.C. §§ 101-1532.

(p) “Benefits TSA” means that Benefits Transition Services Agreement substantially in the form attached hereto as Exhibit O, to be entered into by and among Sellers and OpCo Purchaser as of the OpCo Closing.

(q) “Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York City, New York are authorized or required by Law to be closed.

(r) “Closing Cash” means the aggregate amount of consolidated cash and cash equivalents of the Company and its Subsidiaries as of immediately prior to the OpCo Closing, other than OpCo Closing Cash.

(s) “Closing Statement Financing Fees” means Financing Fees incurred in connection with documentation required to be delivered under the Financing or the OpCo Term Loan B Credit Agreement on or prior to the date on which the Closing Statement is required to be delivered pursuant to Section 2.9(a).

(t) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, Section 4980B of the Code and any similar state Law.

(u) “Code” means the United States Internal Revenue Code of 1986, as amended.

(v) “Company Exclusively Licensed Intellectual Property” means all Intellectual Property exclusively licensed or purported to be exclusively licensed to the Company or any of its Subsidiaries.

(w) “Company Licensed Intellectual Property” means all Company Exclusively Licensed Intellectual Property and all Intellectual Property non-exclusive licensed or purported to be non-exclusively licensed to the Company or any of its Subsidiaries.

(x) “Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

(y) “Company SEC Documents” means Company’s Annual Report on Forms 10-K or 10-K/A and the Company’s Quarterly Report on Form 10-Q, in each case, filed by the Company with the SEC pursuant to the Securities Act since January 1, 2019.

(z) “Conditional Disclosure Statement Order” means an Order entered by the Bankruptcy Court, in form and substance reasonably satisfactory to Purchasers, which Order shall, among other things, (a) approve the Disclosure Statement (including approving the Disclosure Statement on a conditional basis as containing “adequate information” (as that term is used by section 1125 of the Bankruptcy Code)); (b) establishing a voting record date for the Plan; (c) approving solicitation packages and procedures for the distribution thereof; (d) approving the forms of ballots; (e) establishing procedures for voting on the Plan; (f) establishing notice and objection procedures for the confirmation of the Plan; and (g) scheduling a joint hearing to consider final approval of the adequacy of the Disclosure Statement and confirmation of the Plan.

(aa) “Confidentiality Agreement” means that certain letter agreement, made as of May 4, 2020, by and between the Company and SPG Equity Development, LLC, as amended, including by that Letter Agreement, dated June 15, 2020.

(bb) “Confirmation Order” means an Order of the Bankruptcy Court in form and substance reasonably acceptable to the Parties (i) pursuant to section 1129 of the Bankruptcy Code confirming the Plan in a form reasonably acceptable to Purchasers and the Company, as may have been amended, supplemented or otherwise modified with the consent of Purchasers (such consent not to be unreasonably withheld, delayed, or conditioned); and (ii) authorizing Sellers to undertake the transactions contemplated hereunder with respect to the PropCo Sale, including pursuant to sections 363, 365, 1123(a)(5)(B), and 1123(a)(5)(D) of the Bankruptcy Code.

(cc) “Consent” means any approval, consent, ratification, permission, waiver or authorization, or an Order of the Bankruptcy Court that deems or renders unnecessary the same.

(dd) “Contract” means any contract, indenture, note, bond, lease, sublease, license or other agreement that is binding upon a Person or its property.

(ee) “Covered Employees” means all employees of Sellers as of the OpCo Closing Date and those employees of Sellers who may be hired by Sellers during the Term (as defined in the Benefits TSA) in accordance with the Benefits TSA.

(ff) “Credit Bid Indebtedness” means all Term Loan Obligations, First Lien Notes Obligations and DIP Obligations outstanding as of the date hereof under the DIP Credit Agreement and the other DIP Credit Documents, the Term Loan Agreement and the other Term Loan Credit Documents, and the First Lien Notes Indenture and the other First Lien Notes Documents, as applicable, including all interest due and owing thereunder and all accrued and unpaid fees and expenses.

(gg) “DC Inventory Amount” means the aggregate cost value of the inventory of the Company and its Subsidiaries held in the Distribution Centers, as set forth in the Inventory File adjusted solely for actual inbound receipts and actual outbound shipments of inventory that occurred in each case from the date of the Inventory File to the Measurement Time. For the avoidance of doubt, the calculation of DC Inventory Amount delivered with the Closing Statement shall include an updated Inventory File, adjusted as set forth above.

(hh) “Debt Financing Source Related Parties” means the Debt Financing Sources, together with their Affiliates, current or future officers, directors, employees, agents, representatives, stockholders, limited partners, managers, members or partners involved in the Debt Financing and their successors and assigns.

(ii) “Debt Financing Sources” means the Persons that have committed to provide the debt financing contemplated by, or have otherwise entered into agreements in connection with, the Debt Commitment Letters or alternative debt financings in connection with the transactions contemplated by this Agreement, and any joinder agreements or credit agreements entered into pursuant thereto or relating thereto. For the avoidance of doubt, the lenders, arrangers and agents under the OpCo Term Loan B Credit Agreement shall not constitute “Debt Financing Sources”.

(jj) “DIP Administrative Agent” means the “Administrative Agent” as defined in the DIP Credit Agreement.

(kk) “DIP Collateral Agent” means the “Collateral Agent” as defined in the DIP Credit Agreement.

(ll) “DIP Credit Agreement” has the meaning set forth therefor in the Financing Order.

(mm) “DIP Credit Documents” has the meaning set forth therefor in the Financing Order.

(nn) “DIP Obligations” has the meaning set forth therefor in the Financing Order.

(oo) “DIP Secured Parties” has the meaning set forth therefor in the Financing Order.

(pp) “Disclosure Statement” means the disclosure statement for the Plan approved by the Bankruptcy Court pursuant to the Conditional Disclosure Statement Order (including all exhibits and schedules thereto) in form and substance reasonably satisfactory to Purchasers.

(qq) “Disclosure Statement Motion” means Sellers’ motion seeking entry of the Conditional Disclosure Statement Order, which shall be in form and substance reasonably satisfactory to Purchasers.

(rr) “Documents” means all of Sellers’ written files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, plans, operating records, safety and environmental reports, data, studies and documents, Tax Returns, ledgers, journals, title policies, customer lists, regulatory filings, operating data and plans, research material, technical documentation (design specifications, engineering information, test results, maintenance schedules, functional requirements, operating instructions, logic manuals, processes, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.) and other similar materials, in each case whether or not in electronic form; provided, however, that Tax Returns shall not constitute Documents except to the extent (i) the Tax to which such Tax Return relates is primarily related to the Acquired Assets or an Assumed Liability or (ii) the Tax to which such Tax Return relates is an OpCo Tax or PropCo Tax; provided further, however, that the Sellers shall be entitled to keep copies of any Tax Returns that constitute Documents.

(ss) “Earnout Agreement” means an earnout and contingent value right agreement, substantially in the form of Exhibit N.

(tt) “Earnout Co.” means an entity to be formed by, or at the direction of, PropCo Purchaser for the purposes of entering into the Earnout Agreement.

(uu) “Encumbrance” means any lien (as defined in section 101(37) of the Bankruptcy Code), encumbrance, claim (as defined in section 101(5) of the Bankruptcy Code), charge, mortgage, deed of trust, option, pledge, security interest or similar interests, title defects, hypothecations, easements, rights of way, encroachments, judgments, covenants, conditional sale or other title retention agreements and other similar impositions, imperfections or defects of title or restrictions on transfer or use.

(vv) “Environmental Laws” means all applicable Laws concerning pollution or protection of the environment.

(ww) “Equipment” means any and all equipment, computers, furniture, furnishings, fixtures, office supplies, supply inventory, vehicles and all other fixed assets.

(xx) “ERISA” means the Employee Retirement Income Security Act of 1974.

(yy) “ERISA Affiliate” means any corporation, trade or business which, together with Seller is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Section 414 of the Code.

(zz) “Estimated Shrink Amount” means the sum of (i) the product of Final Store Inventory Amount multiplied by 7.68% plus (ii) the product of Final DC Inventory Amount multiplied by 0.35%.

(aaa) “Exchange Act” means the Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(bbb) “Excluded Insurance Policies” means all director and officer, fiduciary, employment practices and similar insurance policies maintained by or on behalf of any Seller.

(ccc) “Excluded PropCo Real Property” means with respect to the Leased Real Property listed on Schedule 1.2(b) and the Owned Real Property listed on Schedule 1.2(c), all inventory, furniture, trade fixtures and other articles of personal property that are primarily related to or used in connection with the operation of the business conducted on or about any land or Improvements (as opposed to the ownership, operation, use or maintenance of such land or Improvements itself).

(ddd) “Expense Reimbursement Amount” means, with respect to OpCo Purchaser or PropCo Purchaser, an amount equal to the reasonable and documented out-of-pocket costs and expenses (including fees and expenses of counsel) incurred by or on behalf of such Purchaser or its Affiliates in connection with the negotiation, diligence, execution, performance and enforcement of this Agreement, the OpCo Sale and the PropCo Sale.

(eee) “Final DC Inventory Amount” means the DC Inventory Amount included in the Final Inventory Amount.

(fff) “Final Loan Escrow Account” has the meaning set forth in the DIP Credit Agreement.

(ggg) “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, modified, or amended, is not subject to any pending stay and as to which the time to appeal, move for reargument, reconsideration, or rehearing, or seek certiorari has expired and no appeal, motion for reargument, reconsideration, or rehearing or petition for certiorari has been timely taken or filed, or as to which any appeal that has been taken, motion for reargument, reconsideration, or rehearing that has been granted or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, reconsideration, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice; provided that the possibility that a motion under rule 60 of the Federal Rules of Civil Procedure or any comparable Federal Rule of Bankruptcy Procedures may be filed relating to such order or judgment shall not cause such order or judgment to not be a Final Order.

(hhh) “Final Store Inventory Amount” means the Store Inventory Amount included in the Final Inventory Amount.

(iii) “Financing Order” means the Final Order (I) authorizing the Debtors to (A) obtain postpetition financing and (B) utilize cash collateral, (II) granting adequate protection to the prepetition secured parties, (III) modifying the automatic stay, and (IV) granting related relief [D.I. 566].

(jjj) “First Lien Notes Documents” has the meaning set forth therefor in the Financing Order.

(kkk) “First Lien Notes Indenture” has the meaning set forth therefor in the Financing Order.

(lll) “First Lien Notes Obligations” has the meaning set forth therefor in the Financing Order.

(mmm) “First Lien Notes Trustee” means Wilmington Trust, National Association, in its capacity as trustee under the First Lien Notes Indenture, together with its successors and permitted assigns.

(nnn) “Fraud” means an act committed by (a) Sellers, in the making to Purchasers the representations and warranties in Article III or (b) Purchasers, in the making to the Company the representations and warranties in Article IV, in any such case, with intent to deceive another party hereto, or to induce such other party to enter into this Agreement and requires (i) a false representation of material fact made in such representation; (ii) with knowledge that such representation is false; (iii) with an intention to induce the party to whom such representation is made to act or refrain from acting in reliance upon it; (iv) causing that party, in justifiable reliance upon such false representation, to take or refrain from taking action; and (v) causing such party to suffer damage by reason of such reliance, which together constitutes common law fraud under Delaware Law (and does not include any fraud claim based on constructive knowledge, negligent misrepresentation, recklessness or a similar theory).

(ooo) “GAAP” means United States generally accepted accounting principles as in effect from time to time.

(ppp) “Governmental Authorization” means any permit, license, certificate, approval, consent, permission, clearance, designation, registration, certification, making, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.

(qqq) “Governmental Body” means any government, quasi-governmental entity, or other governmental or regulatory body, agency or political subdivision thereof of any nature, whether foreign, federal, state or local, or any agency, branch, department, official, entity, instrumentality or authority thereof, or any court or arbitrator (public or private) of applicable jurisdiction.

(rrr) “Hazardous Substance” means any toxic or hazardous material, substance or waste regulated under any Environmental Laws.

(sss) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

(ttt) “Intellectual Property” means any and all intellectual property or proprietary rights in any jurisdiction throughout the world (whether arising under statutory or common law, contract or otherwise), including: (i) all patents and industrial designs (including utility model rights, design rights and industrial property rights), patent and industrial design applications and patent disclosures, together with all divisions, reissues, continuations, continuations-in-part, revisions, divisionals, substitutes, extensions, renewals, registrations, confirmations and reexaminations in connection therewith and any foreign or international equivalent of any of the foregoing; (ii) Internet domain names, social media handles and accounts, trademarks (whether registered, unregistered or applied-for), service marks, service names, trade dress, trade names, brand names, product names, logos, corporate names, fictitious names, other names, symbols (including business symbols), slogans, and all other indicia or origins, together with all translations, transliterations, adaptations, derivations and combinations thereof and including all of the goodwill associated therewith and any foreign or international equivalent of any of the foregoing and any applications or registrations in connection with the foregoing; (iii) copyrights and copyrightable works (registered or unregistered), including copyrights in databases, copyright applications, mask works, works of authorship and moral rights and renewals in connection therewith; (iv) rights in databases and data collections, customer lists, customer contact information, customer licensing and purchasing histories, manufacturing information, business plans, product roadmaps, and archival collections (if any) of articles of clothing, accessories, or any products or services; (v) rights in technical, scientific and other know-how and information (including promotional materials), trade secrets and other confidential information (including ideas, formulas, recipes, compositions, methods, inventions, discoveries or invention disclosures and improvements (whether patentable or unpatentable and whether or not reduced to practice)), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, design rights, patterns, prototypes, molds, models, tech packs, artwork, archival materials and advertising materials, copy, commercials, images, samples, processes, practices, plans, proposals, financial and marketing plans and supplier lists and information (collectively, “Trade Secrets”); (vi) rights in Software; (vii) all registrations and applications for any of the foregoing; and (viii) all other proprietary or intellectual property rights of every kind and nature now known or hereafter recognized in any jurisdiction.

(uuu) “International Trade Laws” means any of the following: (a) any Laws concerning the importation of merchandise or items (including technology, services, and software), including but not limited to those administered by U.S. Customs and Border Protection or the U.S. Department of Commerce, (b) any Laws concerning the exportation or re-exportation of items (including technology, services, and software), including but not limited to those administered by the U.S. Department of Commerce or the U.S. Department of State, or (c) any economic sanctions administered by the United States (including but not limited to those administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) and the U.S. State Department), the United Nations, Canada, the European Union, or the United Kingdom.

(vvv) “Inventory” means all first-quality finished goods inventory that is salable in the Ordinary Course, including any such inventory that (a) are held by any Seller for sale or to be furnished by any Seller under a Contract of service, or (b) consist of finished goods. For the avoidance of doubt, and not withstanding anything in this Agreement to the contrary, “Inventory” does not include: (i) damaged and defective inventory; (ii) goods which belong to sublessees, licensees, department lessees, or concessionaires of any Seller; (iii) inventory located in any Store that has closed or is in the process of being closed; or (iv) Equipment or improvements to real property.

(www) “Inventory Amounts” means the Store Inventory Amount and the DC Inventory Amount.

(xxx) “Inventory File” means the summary file of inventory of the Company and its Subsidiaries by physical location dated as of October 10, 2020, named “Wk36 EOP by Address_10212020.xlsx”, and provided to OpCo Purchaser on October 21, 2020 and, as to the Stores only, grossed up by the percentage set forth in subsection (i) of the definition of “Estimated Shrink Amount”.

(yyy) “IT Systems” means computers, computer systems, hardware, networks, servers, workstations, peripherals, data communication equipment and lines, and telecommunications equipment and lines, in each case, currently used by or for Sellers.

(zzz) “KERP” means the discretionary fund of up to two million dollars ($2,000,000) as set forth in that certain Debtor’s Non-Insider Key Employee Retention Program as approved by the Bankruptcy Court on August 24, 2020 (with respect to the second Non-Insider KERP payment as approved by the Bankruptcy Court on August 24, 2020).

(aaaa) “Knowledge of OpCo Purchaser” means the actual knowledge of Ron Bloom and Stanley Shashoua.

(bbbb) “Knowledge of Sellers” means the actual knowledge of Jill Soltau, Bill Wafford, Brandy Treadway, Jim DePaul, Brynn Evanson, and Melissa Pint.

(cccc) “Law” means any federal, state, provincial, local, municipal, foreign or international, multinational or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, determination, decision, opinion or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

(dddd) “Lease” means the agreements pursuant to which Leased Real Property is leased, subleased, or otherwise occupied, together with all amendments, extensions, renewals, guaranties and other agreements with respect thereto.

(eeee) “Leased Real Property” means all of Sellers’ right, title, and interest in Real Property leased, subleased or otherwise occupied by Sellers or their Subsidiaries.

(ffff) “Leasehold Improvements” means all buildings, structures, improvements and fixtures which are owned by a Seller and located on any Leased Real Property, regardless of whether title to such buildings, structures, improvements or fixtures are subject to reversion to the landlord or other third party upon the expiration or termination of the Lease for such Leased Real Property.

(gggg) “Liability” means, as to any Person, any debt, adverse claim, liability (including any liability that results from, relates to or arises out of tort or any other product liability claim), duty, responsibility, obligation, commitment, assessment, cost, expense, loss, expenditure, charge, fee, penalty, fine, contribution or premium of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, direct or indirect, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and regardless of when sustained, incurred or asserted or when the relevant events occurred or circumstances existed.

(hhhh) “Material Adverse Effect” means any matter, event, change, development, occurrence, circumstance or effect (each, an “Effect”) that, individually or in the aggregate with all other Effects, has or would reasonably be expected to have, a material adverse effect on (1) the Acquired Assets and Assumed Liabilities, taken as a whole, or the results of operations or condition (financial or otherwise) of the Acquired Assets and Assumed Liabilities, taken as whole, or (2) Sellers’ ability to consummate the transactions contemplated by this Agreement and the other transaction documents to which Sellers are party; provided that solely for purposes of the foregoing clause (1), no Effect shall constitute, or be taken into account in determining whether or not there has been, a Material Adverse Effect to the extent arising from or relating to (i) general business or economic conditions affecting the industry in which the Company and its Subsidiaries operate, (ii) national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military, cyber or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, asset, Equipment or personnel of the United States, (iii) any fire, flood, hurricane, earthquake, tornado, windstorm, other act of God, global or national health concern, epidemic, pandemic (whether or not declared as such by any Governmental Body), viral outbreak (including the “Coronavirus” or “COVID-19”) or any quarantine or trade restrictions related thereto or any other force majeure, (iv) the decline or rise in cost of, or the limited or non-availability of, any raw materials or other supplies used in the manufacture and supply of the Company’s and its Subsidiaries’ products, (v) financial, banking, or securities markets (including (A) any disruption of any of the foregoing markets, (B) any change in currency exchange rates, (C) any decline or rise in the price of any security, commodity, Contract or index and (D) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the transactions contemplated by this Agreement), (vi) changes in GAAP occurring after the date hereof, (vii) changes in Laws (including, for the avoidance of doubt, any such items related to Section 6.8) and any increase (or decrease) in the terms or enforcement of (or negotiations or disputes with respect to) any of the foregoing (such as with respect to immigration, border, tariff, or import, export or other trade matters) and any delays in other processes, in each case occurring after the date hereof, (viii)(A) the taking of any action required by this Agreement (other than pursuant to Section 6.1(a)) or at the written request of any Purchaser or its Affiliates, (B) the failure to take any action if such action is prohibited by this Agreement, or (C) the negotiation, announcement or pendency of this Agreement or the transactions contemplated hereby or the identity, nature or ownership of any Purchaser including the impact thereof on the relationships, contractual or otherwise, of the business of the Company or any of its Subsidiaries with employees, customers, lessors, suppliers, vendors or other commercial partners (other than for purposes of any representation or warranty set forth in Section 3.3 or the conditions set forth in Section 7.2(a)(i) or 7.2(b)(i) to the extent such representation or warranty addresses the effect of the negotiation, announcement or pendency of this Agreement or any of the transactions contemplated hereby), (ix) any seasonal fluctuations in the business consistent with historical seasonal fluctuations, (x) any failure, in and of itself, to achieve any budgets, projections, forecasts, estimates, plans, predictions, performance metrics or operating statistics or the inputs into such items (whether or not shared with any Purchaser or its Affiliates or Advisors) and any other failure to win or maintain customers or business; provided that the underlying cause(s) of such failure may be taken into account in determining whether a Material Adverse Effect has occurred, (xi) any action taken by any Purchaser or its Affiliates with respect to the transactions completed by this Agreement or the financing thereof or any material breach by any Purchaser of the Agreement, or (xii) (A) the commencement or pendency of the Bankruptcy Case; (B) any objections in the Bankruptcy Court to (1) this Agreement or any of the transactions contemplated hereby, (2) the Plan or the Disclosure Statement, or (3) the assumption or rejection of any Assigned Contract; or (C) any Order of the Bankruptcy Court or any actions or omissions of Sellers or their Subsidiaries required thereby; provided that clauses (i), (ii), (iii), (iv), (v), (vi), (vii) and (ix) above shall apply only to the extent such Effect has not had, or would not reasonably be expected to have, a disproportionate effect on Sellers relative to other participants of similar size and scope in the industry and businesses in which Sellers operate.

(iiii) “Measurement Time” means immediately prior to the OpCo Closing on the OpCo Closing Date; provided that solely with respect to the Inventory Amounts, “Measurement Time” means 11:59 p.m. Eastern Time on October 31, 2020.

(jjjj) “Merchandise” means all finished goods inventory owned by any Seller. For the avoidance of doubt, and not withstanding anything in this Agreement to the contrary, “Merchandise” shall not include: (i) goods which belong to sublessees, licensees, department lessees, or concessionaires of Seller; (ii) goods held by Seller on memo, on consignment, or as bailee; or (iii) furnishings and Equipment or improvements to real property.

(kkkk) “November Non-Operating Costs” means the amounts actually paid in cash by the Company or its Subsidiaries in respect of the costs set forth on Schedule 11.1(kkkk) during the period beginning on the first day of the fiscal month of November 2020 and ending at the OpCo Closing.

(llll) “October EBITDA” means the consolidated Adjusted EBITDA of the Company and its Subsidiaries for the full fiscal month of October 2020 (defined as the period from October 4, 2020 until October 31, 2020), calculated in accordance with the methodology (including in relation to classifications and categorizations) used to calculate such amount in the forecast for the full fiscal month of October 2020 attached hereto as Schedule 11.1(llll); provided that:

(i) October EBITDA shall exclude any non-cash gains or losses relating to the write offs of the right of use assets and associated lease liabilities (including in relation to the deferred tenant allowances) resulting from lease terminations (or similar arrangements);

(ii) In the calculation of October EBITDA, there shall be no change in the inventory shrink reserve assumptions from those used in the preparation of the Target October EBITDA set out in Schedule 11.1(llll);

(iii) October EBITDA shall be prepared using the same policies, practices, procedures, methodologies, estimation techniques and judgements as were actually applied in the preparation of the consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended August 1, 2020; and

(iv) to the extent that there is any conflict between Schedule 11.1(llll) and the definition of October EBITDA, the definition of October EBITDA will control.

(mmmm) “OpCo Closing Cash” means all consolidated cash and cash equivalents of the Company and its Subsidiaries, other than (i) freely available cash in the Company’s Short Term Investment Account in excess of fifty million dollars ($50,000,000) and (ii) cash in the account(s) set forth on Schedule 1.3(c). For the avoidance of doubt, OpCo Closing Cash shall not include any cash representing the OpCo-Company Closing Date Payment.

(nnnn) “OpCo Straddle Period” means any Tax period beginning on or before, and ending after, the OpCo Closing Date.

(oooo) “OpCo Taxes” means, to the extent related to the OpCo Sale, any Taxes (including any Transfer Taxes) the liability for which is allocated to OpCo Purchaser under Article IX and any Taxes assumed by OpCo Purchaser under Section 1.4 or for which OpCo Purchaser has responsibility under Section 6.6(d).

(pppp) “OpCo Term Loan B” means the term loan facility provided under the OpCo Term Loan B Credit Agreement.

(qqqq) “Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body, including any Order entered by the Bankruptcy Court in the Bankruptcy Case.

(rrrr) “Ordinary Course” means the ordinary and usual course of operations of the business of the Company and its Subsidiaries taken as a whole consistent with past practice and taking into account the preparation, commencement and pendency of the Bankruptcy Case.

(ssss) “Owned Real Property” means all land, buildings, structures and improvements, together with all fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by Sellers or their Subsidiaries, including as set forth on Schedule 3.6(a).

(tttt) “Permits” means all permits, certificates, licenses, approvals, registrations and authorizations that are required in connection with the conduct of the business of Sellers under Laws.

(uuuu) “Permitted Encumbrances” means (i) Encumbrances for utilities and current Taxes (A) not yet due and payable, (B) being contested in good faith by appropriate proceedings and for which adequate reserves associated therewith have been established in accordance with GAAP, or (C) the nonpayment of which is permitted or required by the Bankruptcy Code, (ii) easements, rights of way, restrictive covenants, encroachments and similar non-monetary encumbrances or non-monetary impediments against any of the Acquired Assets which do not, individually or in the aggregate, materially adversely affect the operation of the Acquired Assets and, in the case of the Owned Real Property and Leased Real Property, which do not, individually or in the aggregate, materially adversely affect the current use or occupancy of the applicable Owned Real Property or Leased Real Property as it relates to the operation of the Acquired Assets, (iii) applicable zoning Laws, building codes, land use restrictions and other similar restrictions imposed by Law which are not violated by the current use or occupancy of such Owned Real Property or Leased Real Property, as applicable, and any matters that would be disclosed on an accurate survey or title report of the Owned Real Property that are not monetary Encumbrances and do not materially interfere with the current use by the Sellers of the Owned Real Property, (iv) materialmen’s, mechanics’, artisans’, shippers’, warehousemen’s or other similar common law or statutory liens incurred in the Ordinary Course for amounts not yet due and payable that are being contested in good faith and for which adequate reserves associated therewith have been established in accordance with GAAP, (v) with respect to licensed real or personal property, the terms and conditions of the license which are customary (excluding any license of Intellectual Property), (vi) such other non-monetary Encumbrances or title exceptions as the applicable Purchaser may approve in writing in its sole discretion or which do not, individually or in the aggregate, materially and adversely affect the operation of the applicable Acquired Assets, (vii) interests of a lessor in any leased or licensed asset, (viii) any Encumbrances set forth on Schedule 1.1, (ix) non-exclusive licenses of Intellectual Property in the Ordinary Course, and (x) any Encumbrances that will be removed or released by operation of the Sale Order or the Confirmation Order, as applicable.

(vvvv) “Permitted Post-Closing Encumbrances” means (a) applicable zoning Laws, building codes, land use restrictions and other similar restrictions imposed by Law which are not violated by the current use or occupancy of such Owned Real Property or Leased Real Property, as applicable, (b) non-monetary encumbrances not violated by Sellers’ current use of the assets or property subject to such lien, to the extent that the Sale Order does not in fact release any such lien upon the OpCo Closing and the PropCo Closing, respectively, and (c) any encumbrances on the interest of any landlord or sublandlord or underlying fee interest of any Acquired Leased Real Property.

(wwww) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, labor union, estate, Governmental Body or other entity or group.

(xxxx) “Personal Data” means data or information (i) that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household or (ii) that is otherwise subject to a Law relating to privacy or security of data or information (including if it constitutes “personal information” or “personal data” or other equivalent term under any such Law).

(yyyy) “Plan” means the plan of reorganization in form and substance reasonably satisfactory to Purchasers.

(zzzz) “Plan Supplement” means the compilation of documents and forms of documents, agreements, schedules and exhibits to the Plan as set forth in the Plan.

(aaaaa) “Post-Closing Statement Financing Fees” means Financing Fees incurred in connection with documentation required to be delivered under the Financing or the OpCo Term Loan B Credit Agreement following the date on which the Closing Statement is required to be delivered pursuant to Section 2.9(a).

(bbbbb) “Post-OpCo-Closing Tax Period” means any Tax period beginning after the OpCo Closing Date.

(ccccc) “Post-PropCo-Closing Tax Period” means any Tax period beginning after the PropCo Closing Date.

(ddddd) “Pre-OpCo-Closing Tax Period” means any Tax period ending on or before the OpCo Closing Date.

(eeeee) “Pre-PropCo-Closing Tax Period” means any Tax period ending on or before the PropCo Closing Date.

(fffff) “Product” means each product manufactured, commercialized, developed, packaged, labeled, stored, used, marketed, imported, exported, distributed or sold by or on behalf of the business of the Company, or which the process has taken substantial steps towards manufacturing, commercializing, developing, packaging, labeling, storing, using, marketing, importing, exporting, distributing or selling.

(ggggg) “PropCo Straddle Period” means any Tax period beginning on or before, and ending after, the PropCo Closing Date.

(hhhhh) “PropCo Taxes” means to the extent related to the PropCo Sale, any Taxes (including any Transfer Taxes) the liability for which is allocated to PropCo Purchaser under Article IX.

(iiiii) “Purchaser Group” means OpCo Purchaser or PropCo Purchaser (as applicable), any Affiliate of such Purchaser, any lender or Investor and any Affiliate of any lender or Investor, and, in each case of the foregoing, each of their respective former, current or future Affiliates, officers, directors, employees, partners, members, managers, agents, Advisors, successors or permitted assigns.

(jjjjj) “REA” means each reciprocal easement, operating, development or other similar agreement relating to an Acquired Owned Real Property or an Acquired Leased Real Property.

(kkkkk) “Real Property” means (i) land; (ii) buildings, structures and other improvements of every kind located on any land, including, as applicable, all free-standing buildings and all other buildings and improvements connected thereto (including all physical entranceways to adjacent malls to the extent located in the walls of attached stores or other buildings) (collectively, “Improvements”); (iii) tenements, hereditaments, easements, rights-of-way, and other rights and privileges in and to any land or Improvements, including (A) easements over any related shopping centers, malls or other adjacent properties and other real property rights granted pursuant to any applicable reciprocal easement, operating or construction agreements, easements, rights of way, covenants, conditions, restrictions, declarations and similar agreements or encumbrances, (B) alleyways and connecting tunnels, passageways and entranceways to any such shopping centers, malls or third-party properties, sidewalks, utility pipes, conduits, lines, vaults, gores and adjoining strips of land (on-site and off-site) and (C) all parking areas and roadways appurtenant to such buildings and structures; and (iv) all equipment, machinery, fixtures and other items of real or personal property, including all components thereof, that are located in, on or used in connection with and affixed to or otherwise incorporated into any land or Improvements, including all HVAC equipment, all furnaces, boilers, heaters, electrical equipment, heating and plumbing, lighting, ventilating, refrigerating, incineration, air- and water-pollution-control, waste disposal, air-cooling and air-conditioning systems and apparatus, security systems, sprinkler systems and fire- and theft-protection equipment, elevators, escalators, lifts, motors, conduits, ducts, blowers, steam lines, compressors, loading docks, bays and platforms, together with all equipment, parts and supplies used to service, repair and maintain and equip the foregoing.

(lllll) “Sale Motion” means a motion, in form and substance reasonable acceptable to the Parties, seeking approval of this Agreement, the OpCo Sale and the PropCo Sale and the Sale Order.

(mmmmm) “Sale Order” means an order in form and substance reasonably acceptable to the Parties and consistent with the terms of this Agreement approving the OpCo Sale and the PropCo Sale pursuant to section 363 of the Bankruptcy Code.

(nnnnn) “SEC” means the U.S. Securities and Exchange Commission.

(ooooo) “Second Lien Notes Documents” has the meaning set forth therefor in the Financing Order.

(ppppp) “Second Lien Notes Indenture” has the meaning set forth therefor in the Financing Order.

(qqqqq) “Second Lien Notes Obligations” has the meaning set forth therefor in the Financing Order.

(rrrrr) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(sssss) “Seller Parties” means Sellers and the Company’s Subsidiaries and each of their respective former, current, or future Affiliates, officers, directors, employees, partners, members, equityholders, controlling or controlled Persons, managers, agents, Advisors, successors or permitted assigns.

(ttttt) “Seller Plan” means each employee benefit plan (within the meaning of Section 3(3) of ERISA), whether or not subject to ERISA, and each other severance pay or benefit, change in control, equity, fringe, incentive, bonus, retention, retirement, deferred compensation, health, welfare, paid time off or other benefit or compensation plan, program, agreement or arrangement, whether funded or unfunded, for the benefit of any employee, individual independent contractor, or other individual service provider of the Company that is sponsored, maintained, contributed to, or required to be contributed to, by any Seller or pursuant to which the Company or any of its Subsidiaries has any liability (contingent or otherwise).

(uuuuu) “Short Term Investment Account” means the account(s) set forth on Schedule 11.1(uuuuu).

(vvvvv) “Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code, human readable form or other form (ii) databases and compilations, whether machine readable or otherwise, (iii) descriptions, flow-charts, instructions and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation, including user manuals and other training documentation, related to any of the foregoing.

(wwwww) “Specified Subsidiary” means JCPenney Insurance Agency, Inc., a Utah corporation.

(xxxxx) “Store” means any retail clothing store operated by Sellers.

(yyyyy) “Store Inventory Amount” means the aggregate cost value of the inventory of the Company and its Subsidiaries held in the Stores, as set forth in the Inventory File adjusted solely for actual sales and actual net receipts of inventory that occurred in each case from the date of the Inventory File to the Measurement Time. For the avoidance of doubt, the calculation of Store Inventory Amount delivered with the Closing Statement shall include an updated Inventory File, adjusted as set forth above.

(zzzzz) “Straddle Period” means any Tax period beginning on or before, and ending after, the applicable Closing Date.

(aaaaaa) “Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by, or the general partner, manager, managing member or similar is or is owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof.

(bbbbbb) “Target October EBITDA” means negative forty-seven million seven hundred thousand dollars (-$47,700,000).

(cccccc) “Tax” or “Taxes” means all taxes, customs, levies, duties, imposts, and all charges, fees, required deposits or other assessments of any kind in the nature of a tax, including any federal, state, local, non-U.S. or other income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, worker’s compensation, disability, real, personal or intangible property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, import, export, alternative minimum or estimated tax, including any interest, penalty or addition thereto.

(dddddd) “Tax Return” means any return, claim for refund, report, statement or information return relating to Taxes filed or required to be filed with a Governmental Body, including any schedule or attachment thereto, and including any amendments thereof.

(eeeeee) “Term Loan Administrative Agent” has the meaning set forth therefor in the Financing Order.

(ffffff) “Term Loan Agreement” has the meaning set forth therefor in the Financing Order.

(gggggg) “Term Loan Credit Documents” has the meaning set forth therefor in the Financing Order.

(hhhhhh) “Term Loan/First Lien Notes Collateral Agent” has the meaning set forth therefor in the Financing Order.

(iiiiii) “Term Loan/First Lien Notes Secured Parties” has the meaning set forth therefor in the Financing Order.

(jjjjjj) “Term Loan Obligations” has the meaning set forth therefor in the Financing Order.

(kkkkkk) “United States Seller Plan” means each Seller Plan maintained with respect to the Company and its Subsidiaries other than any Non-Debtor Subsidiary.

(llllll) “VARP” means that certain Debtor’s Non-Insider Key Employee Retention Program as approved by the Bankruptcy Court on August 24, 2020 (with respect to the second Non-Insider KERP payment as approved by the Bankruptcy Court on August 24, 2020). For the avoidance of doubt, the VARP is independent from, and does not include, the discretionary fund of up to two million dollars ($2,000,000) payable under the KERP.

11.2. Index of Other Defined Terms. Each of the following terms is defined on the page set forth opposite such term:

Acceptable Estoppel	28
Accounting Firm	31
Acquired Leased Real Property	3
Acquired Owned Real Property	3
Acquired Seller Plan	4
Acquired Subsidiaries	4
Acquired Subsidiary	4
Acquired Subsidiary Designation Date	4
Adjustment Escrow Amount	32
Agreement	1
Allocations	98
Ancillary Agreement	35
Anti-Corruption Laws	44
Bankruptcy Case	1
Bankruptcy Court	1
Break-Up Fee	96
Chosen Courts	109
Closing	27
Closing Account	20
Closing Dates	27
Closing Statement	29
Closings	27
COBRA Liabilities	74
Commitment Letters	55
Company	1
Company Inventory Amounts	21

Confidential Information	85
Contracting Parties	106
Counterparty	28
Credit Bid	1
Credit Bid Amount	1
Credit Bid Encumbrances	1
Cure Costs	10
Debt	55
Debt Financing	55
Deed	25
Deposit	23
Deposit Escrow Account	23
Designee	18
Disputed Claims Order	22
Disputed Reserved Claims Amounts	23
Distribution Centers Lease Agreement	77
Effect	122
Effective Date	1
Encumbered Assets	1
Enforceability Exceptions	35
Environmental Permits	45
Equity Commitment Letters	55
Equity Financing	55
Escrow Agent	23
Escrow Agreement	23
Estimated Closing Cash	21

Estimated Closing Statement	21
Estimated October EBITDA	21
Excluded Assets	7
Excluded Contracts	7
Excluded Documents	7
Excluded Liabilities	10
Express Representations	57
Filed SEC Documents	34
Final Actual Inventory Shrink Factors	32
Final Cash Payment	29
Final Closing Cash	32
Final Inventory Amounts	32
Final November Non-Operating Costs	32
Final October EBITDA	32
Financial Statements	37
Financing	55
Financing Fees	103
First Interim Distribution	22
Foreign Competition Laws	35
Fundamental Representations	88
GOB Stores	8
Indebtedness	65
India Subsidiaries	98
Initial OpCo Contract Schedule	13
Initial PropCo Contract Schedule	13
Instruction Letter	1
Intent-To-Use Trademark	5
Intercompany Liabilities	52
Interim Budget	22
Interim Period Rent Payments	68
Interim Period Rent Payments Account	69
Investors	55
Master Lease Agreement	77
Material Contracts	40
Material Suppliers	52
Milestones	61
Non-Debtor Subsidiaries	36
Non-Party Affiliates	106
Objection Notice	30
OFAC	121
OpCo Acquired Assets	2
OpCo Acquired Leased Real Property	3
OpCo Acquired Leases	24
OpCo Acquired Owned Real Property	3
OpCo Allocation	97
OpCo Assigned Contracts	13

OpCo Assignment and Assumption Agreement	24
OpCo Assignment and Assumption of Lease	24
OpCo Assumed Liabilities	8
OpCo Available Contracts	13
OpCo Closing	24
OpCo Closing Date	24
OpCo Closing Date Escrow Amount	26
OpCo Credit Bid Amount	19
OpCo Cure Costs	10
OpCo Designation Rights Period	14
OpCo Non-Assigned Contracts	13
OpCo Outside Date	92
OpCo Purchaser	1
OpCo Purchaser Adjustment Amount	32
OpCo Purchaser Plans	73
OpCo Sale	1
OpCo Special Allocation	98
OpCo Tax Return	100
OpCo Term Loan B Credit Agreement	26
OpCo-Company Closing Date Payment	20
Parties	1
Party	1
Payoff Amount	21
Payoff Indebtedness	21
Payoff Letter	21
Plan Effective Date	2
Projections	58
PropCo	92
PropCo Acquired Assets	6
PropCo Acquired Leased Real Property	6
PropCo Acquired Leases	6
PropCo Acquired Owned Real Property	6
PropCo Agreements	68
PropCo Allocation	98
PropCo Assigned Contracts	13
PropCo Assignment and Assumption Agreement	27
PropCo Assignment and Assumption of Lease	27
PropCo Assumed Liabilities	9
PropCo Available Contracts	13
PropCo Closing	27
PropCo Closing Date	27
PropCo Credit Bid Amount	20

PropCo Cure Costs	10
PropCo Designation Rights Period	15
PropCo Non-Assigned Contracts	14
PropCo Pre-Closing Reorganization	2
PropCo Purchaser	1
PropCo Sale	2
PropCo Subidiaries	2
PropCo Trust	2
Property Documents	38
Proposed November Non-Operating Costs	21
Proprietary Software	47
Purchaser Released Claims	112
Purchasers	1
Real Estate Plans	39
Real Estate Warranties	39
Related Parties	112
Related Party	112
RemainCo TSA	25
Remaining Escrow Funds	32
Required Amount	56
Reserved Claims	22
Reserved Claims Budget	22

Review Period	30
S/B REA/Ground Lease	28
Second Interim Distribution	23
Seller	1
Seller Released Claims	112
Sellers	1
Settlement Date	32
Specified Litigation	5
Support Obligations	79
Trade Secrets	121
Transaction	2
Transfer Offer	72
Transfer Taxes	97
Transferee Purchaser	79
Transferred Employees	72
Transferring Purchaser	79
Transition Services Agreement	25
Trustee	62
U.S. Registered Intellectual Property	45
WARN Act	74
WARN List	51
Wind-Down Operating Budget	22

11.3. Rules of Interpretation. Unless otherwise expressly provided in this Agreement, the following will apply to this Agreement, the Schedules and any other certificate, instrument, agreement or other document contemplated hereby or delivered hereunder.

(a) Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP consistently applied. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b) The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, schedule and exhibit references contained in this Agreement are references to sections, clauses, schedules and exhibits in or to this Agreement, unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Where the context permits, the use of the term “or” will be equivalent to the use of the term “and/or.”

(d) The words “to the extent” shall mean “the degree by which” and not “if.”

(e) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a day other than a Business Day, the period in question will end on the next succeeding Business Day.

(f) Words denoting any gender will include all genders, including the neutral gender. Where a word is defined herein, references to the singular will include references to the plural and vice versa.

(g) The word “will” will be construed to have the same meaning and effect as the word “shall”. The words “shall,” “will,” or “agree(s)” are mandatory, and “may” is permissive.

(h) All references to “$” and dollars will be deemed to refer to United States currency unless otherwise specifically provided.

(i) Any document or item will be deemed “delivered,” “provided” or “made available” by the Company, within the meaning of this Agreement if and only if such document or item is included in the “data room” hosted by Merrill Datasite under “Copper VDR 2020” (the “Dataroom”) prior to 5:00 p.m. Eastern Time on October 26, 2020.

(j) Any reference to any agreement or Contract will be a reference to such agreement or Contract, as amended, modified, supplemented or waived, but in the case of a Contract required to be made available, only if all such amendments, modifications, supplements or waivers have been made available.

(k) Any reference to any particular Code section or any Law will be interpreted to include any amendment to, revision of or successor to that section or Law regardless of how it is numbered or classified; provided that, for the purposes of the representations and warranties set forth herein, with respect to any violation of or non-compliance with, or alleged violation of or non-compliance, with any Code section or Law, the reference to such Code section or Law means such Code section or Law as in effect at the time of such violation or non-compliance or alleged violation or non-compliance.

(l) All references to a day or days shall be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.

(m) A reference to any Party to this Agreement or any other agreement or document shall include such Party’s successors and permitted assigns.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

J. C. Penney Company, Inc.
J. C. Penney Corporation, Inc.
JCPenney Services, LLC
JCP Realty, LLC
JCP New Jersey, LLC
jcpSSC, Inc.
J. C. Penney Direct Marketing Services, LLC
JCP Construction Services, Inc.
JCP Procurement, Inc.
J. C. Penney Export Merchandising Corporation
J. C. Penney International, InC.
JCPenney Puerto Rico, Inc.
JCP Media, Inc.
JCP Telecom Systems, Inc.
Future Source LLC

By:	/s/ Bill Wafford
Name:	Bill Wafford
Title:	Chief Financial Officer

JCP Real Estate Holdings, LLC
J. C. Penney Properties, LLC
J. C. Penney Purchasing Corp.

By:	/s/ Dawn Wolverton
Name:	Dawn Wolverton
Title:	Assistant Secretary

Signature Page to Asset Purchase Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

COPPER RETAIL JV LLC

By: BPG Retail Holdings I LLC, its managing member

By:	/s/ Murray Goldfarb
Name:	Murray Goldfarb
Title:	Managing Partner

By: Simon JCP Holdings, LLC

By:	/s/ Stanley Shashoua
Name:	Stanley Shashoua
Title:	Authorized Signatory

Signature Page to Asset Purchase Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

COPPER BIDCO LLC

By:	/s/ Yana Kielenko
Name:	Yana Kielenko
Title:	Vice President

Signature Page to Asset Purchase Agreement

EXHIBIT A

[Reserved.]

EXHIBIT B

FORM OF PATENT ASSIGNMENT AGREEMENT

EXHIBIT C

FORM OF TRADEMARK ASSIGNMENT AGREEMENT

EXHIBIT D

FORM OF COPYRIGHT ASSIGNMENT AGREEMENT

EXHIBIT E

FORM OF DOMAIN NAME ASSIGNMENT AGREEMENT

EXHIBIT F

FORM OF BARGAIN AND SALE DEED

EXHIBIT G

FORM OF ASSIGNMENT AND ASSUMPTION OF LEASE

EXHIBIT H

[Reserved.]

EXHIBIT I

[Reserved.]

EXHIBIT J

FORM OF OPCO TERM LOAN B CREDIT AGREEMENT

EXHIBIT K

FORM OF TRANSITION SERVICES AGREEMENT

EXHIBIT L

FORM OF ESCROW AGREEMENT

EXHIBIT M

[Reserved.]

EXHIBIT N

EARNOUT AGREEMENT

EXHIBIT O

FORM OF BENEFITS TRANSITION SERVICES AGREEMENT

BENEFITS TRANSITION SERVICES AGREEMENT

This BENEFITS TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of [            ], 2020 is entered into by and among Copper Retail JV LLC, a Delaware limited liability company (“OpCo Purchaser”), [            ], a [            ] (together with OpCo Purchaser, “Buyer”), and J. C. Penney Company, Inc., a Delaware corporation (the “Company”) and certain subsidiaries of the Company (together with the Company, each a “Seller” and collectively “Sellers” and, together with Buyer, the “Parties,” and each a “Party”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in that certain Asset Purchase Agreement, dated as of October 28, 2020 (the “Purchase Agreement”), by and among Sellers, Buyer, and the other parties thereto.

R E C I T A L S:

WHEREAS, on May 15, 2020, the Company and the other Sellers filed voluntary petitions for relief under the Bankruptcy Code, in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”), which are jointly administered for procedural purposes;

WHEREAS, on [            ], the Bankruptcy Court entered the Sale Order authorizing Sellers to enter into this Agreement;

WHEREAS, the Purchase Agreement provides for, among other things, the sale by Sellers, and the purchase by Buyer, of the OpCo Acquired Assets, and the assignment by Sellers, and assumption by Buyer, of the OpCo Assumed Liabilities;

WHEREAS, the Purchase Agreement provides that, in connection with the consummation of the transactions contemplated thereby, the Parties will enter into this Agreement, pursuant to which Sellers and their Subsidiaries will provide, or cause to be provided, certain services on a transitional basis relating to Covered Employees1 following the OpCo Closing Date in accordance with the terms and subject to the conditions set forth in this Agreement;

WHEREAS, this Agreement constitutes the Benefits TSA referred to in the Purchase Agreement and contains the terms and conditions set forth in the Purchase Agreement;

WHEREAS, the intent of this Agreement is for Sellers to provide, as a matter of administrative convenience to Buyer, continued access to and coverage under Seller’s existing payroll, human resource systems and employee benefit plans and Buyer will make the payments as set forth in this Agreement; and

[1]

Certain non-U.S. employees are employed by J. C. Penney Purchasing Corporation or another entity, and the parties will work in good faith between signing and closing to address those individuals through either this Agreement or by transitioning their employment to an entity OpCo Purchaser is acquiring. The Parties will also work together in good faith if similar transition services are needed with respect to any foreign employees at any non-US subsidiary which the Buyer may acquire.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

SERVICES

Section 1.1    Services.

(a)    During the Term, except as otherwise consented to in writing by Buyer, Sellers shall, and shall cause their Subsidiaries to:

(i)    continue to employ any Covered Employee employed by Sellers or any of their Subsidiaries as of the OpCo Closing Date in order to perform the same functions, roles and services for Buyer or any of its designees that acquires any OpCo Acquired Assets (collectively, the “Buyer Parties”) as were performed for Sellers or any of their Subsidiaries prior to the OpCo Closing Date in respect of the Business, the OpCo Acquired Assets, or the OpCo Assumed Liabilities, and otherwise perform such functions, roles and services as reasonably directed by Buyer in connection with the transition of the Business to Buyer during the Term, other than (x) any Covered Employee Buyer directs a Seller to terminate during the Term, (y) any Covered Employee who terminates his or her employment during the Term; and

(ii)    continue in effect all Seller Plans (other than the Seller Plans set forth in Exhibit A (“Excluded Plans”)) in effect as of the OpCo Closing Date, without any material amendment, modification or termination thereto (other than any amendments or modifications required by applicable Law) as they relate to the Covered Employees, and ensure that all Covered Employees continue to remain eligible to participate in such Seller Plans other than the Excluded Plans in accordance with the terms and conditions thereof. Notwithstanding any other provision of this Agreement, the Buyer acknowledge and agrees that it does not intend to reduce the Covered Employees overall cash compensation during the Term.

Each such service listed in sub-clauses (i) and (ii) above is referred to herein as a “Service”, and collectively, the “Services”. The Parties acknowledge and agree that (A) the Buyer Parties shall be responsible for all Liabilities arising from the termination of any Covered Employee (other than arising under an Excluded Plan, and for the avoidance of doubt, severance will be an Excluded Plan), (B) Sellers and their Subsidiaries do not guarantee the actions or omissions of any Covered Employee or the quality of work of any Covered Employee; and (C) Sellers do not guarantee that any individual will remain a Covered Employee. None of Sellers or any of their Subsidiaries shall be responsible for any Covered Employee who resigns or otherwise terminates his or her employment, nor shall any of them be obligated to replace any such Covered Employee (but Sellers and their Subsidiaries may replace any such Covered Employee who resigns during the Term upon reasonable request of Buyer).

(b)    Schedule 1.1(o) of the Purchase Agreement sets forth a list of the Acquired Seller Plans which may be assumed by OpCo Purchaser as of the expiration of the Term. As set forth in Section 1.1(o) of the Purchase Agreement, the Parties acknowledge and agree that (i) OpCo Purchaser shall retain the discretion to determine which Seller Plans (other than the Excluded Plans) will be assumed by OpCo Purchaser (and such determination shall be made by December 31, 2020) and update Schedule 1.1(o) accordingly; and (ii) Liabilities under the Acquired Seller Plans will be allocated in accordance with Article I and Section 6.6 of the Purchase Agreement. The Parties will cooperate reasonably and in good faith to execute any additional document(s) that are reasonably necessary to transfer the sponsorship of the Acquired Seller Plans as of the expiration of the Term, including, without limitation, an assignment and assumption agreement.

(c)    At the reasonable request of the other Party, as applicable, from time to time and without further consideration, each Party shall execute and deliver, or shall cause to be executed and delivered, such acknowledgments, assurances and other documents as may be reasonably necessary for such Party to satisfy and perform its obligations hereunder.

2

Section 1.2    Employment Matters.

(a)    During the Term of this Agreement:

(i)    all services, acts and activities of the Covered Employees in the course of their employment during the Term shall be for the benefit of the Buyer Parties (except for any nonmaterial services, acts or activities necessary to effectuate Sellers obligations in the bankruptcy case, under the Purchase Agreement, or in the wind-down of its operations);

(ii)    except as otherwise provided by the terms of this Agreement, Buyer shall, in its sole discretion, have the authority to make all employment-related decisions with respect to the Covered Employees in connection with their provision of Services hereunder (the “Buyer Directives”), including (A) directing the general scope, manner and method of activities that the Covered Employees will perform on behalf of the Buyer Parties and the Business, (B) directing and managing the Covered Employees in connection with such Services, (C) setting policies and procedures and codes of conduct with respect to the Covered Employees in connection with such Services, and (D) the right to request that Seller terminate any particular Covered Employee’s Services hereunder (in which case the applicable Seller shall terminate the employment of such Covered Employee within five (5) Business Days following receipt of such request (and, for the avoidance of doubt, Buyer shall be responsible for the applicable Compensation Costs and any other costs or liabilities incurred or related to such employee’s termination of employment, including any costs to comply with or liabilities relating to the WARN Act with respect to terminations of employment of Covered Employees after the Closing, but not including any severance pay under an Excluded Plan); provided, however, that, notwithstanding the foregoing, Sellers may elect, in their sole discretion, to retain any such Covered Employee to assist in the wind-down of its operations; provided that, following such election by a Seller, such individual shall no longer be a Covered Employee under this Agreement (and, for the avoidance of doubt, such Seller shall be responsible for the applicable Compensation Costs following the date of such election); and

(iii)    except as otherwise provided by the terms of this Agreement, Sellers shall not, and shall cause their Subsidiaries not to, without the prior written consent of Buyer, reassign, remove or reallocate any Covered Employee during the Term.2

(b)    Notwithstanding the foregoing, for the avoidance of doubt, the Buyer Parties shall comply with all applicable Law relating to the Buyer Directives, and the Buyer Parties shall not instruct Seller or any of its Subsidiaries to undertake any act or omission with respect to the Covered Employees, and neither Seller nor any of its Subsidiaries shall be required to take or omit to take any action with respect to the Covered Employees, if the same would violate applicable Law or could reasonably be expected to result in Liability to the Seller or any of its Subsidiaries.

(c)    Notwithstanding anything to the contrary in Section 6.6(a) of the Purchase Agreement, prior to the expiration of the Term, the Buyer shall make offers of employment in compliance with Section 6.6 of the Purchase Agreement to the Covered Employees Buyer wishes to continue to employ in its discretion with such offers to be effective on the expiration of the Term.

Section 1.3    Service Coordinators.

(a)    The Parties shall each nominate a representative to act as the primary contact person with respect to the performance of the Services (each such person, a “Service Coordinator”, and collectively, the “Service Coordinators”). Unless the Parties otherwise agree in writing, all communications relating to this Agreement and the Services will be directed to the Service Coordinators. Either Party may change its Service Coordinator at any time following the date hereof upon written notice to the other Party.

(b)    The Parties’ Service Coordinators will attempt to resolve all disputes under this Agreement or relating to Covered Employees in good faith. Notwithstanding the foregoing, the Parties shall be entitled to all remedies available at Law, including injunctive relief.

[2]	Parties to work together in good faith to determine reasonable parameters for reassigning, removing and reallocating Covered Employees during the Term within 15 days post signing.

3

Section 1.4    Independent Contractor. In providing Services hereunder, Sellers and their Subsidiaries shall act solely as independent contractors. Nothing herein shall constitute or be construed to be or create in any way or for any purpose a partnership, joint venture or principal-agent relationship between the Parties. No Party shall have any power to control the activities and/or operations of the other Party. No Party shall have any power or authority to bind or commit any other Party. In providing the Services hereunder, Sellers’ and/or their Subsidiaries’ employees or agents shall not be considered employees or agents of any Buyer Party, nor shall Sellers’ and/or their Subsidiaries’ employees or agents be eligible or entitled to any compensation, benefits, or perquisites (including severance) given or extended to any of any Buyer Party’s respective employees or agents.

For the avoidance of doubt, each Party shall be solely responsible for the operation of its business and the decisions and actions taken in connection therewith, and nothing contained herein shall impose any Liability or responsibility on the other Party with respect thereto. Subject to Buyer’s payment of fees, expenses, and Service Charges, Sellers and their Subsidiaries shall be solely responsible throughout the Term for (a) paying to, or causing the payment to, Sellers and their Subsidiaries’ employees all compensation and benefits due and owing under applicable Law, contract, or otherwise, (b) all payroll, accounting and administrative services associated with payment of each of such employees’ compensation and the administration and provision of benefits pursuant to their employee benefit plans or programs and as provided by Law, (c) the payment of all federal, state and local payroll taxes, workers’ compensation insurance, unemployment compensation and social security benefits for such employees and for preparing and filing any necessary returns and reports concerning those employees, (d) obtaining and maintaining in full force and effect during the Term workers’ compensation insurance coverage for such employees in accordance with applicable Law, and (e) compliance with all applicable Laws with respect to items (a) through (d) above. Buyer acknowledges that this Agreement may impact the ability of Sellers and their Subsidiaries to self-insure for workers compensation coverage, and therefore Sellers and their Subsidiaries may secure workers compensation insurance from third-party insurers on commercially reasonable terms with Buyer bearing all related costs; subject to Buyer’s prior written consent, such consent not to be unreasonably withheld.

ARTICLE II

SERVICE CHARGES

Section 2.1    Fees.

(a)    The Services will be provided at Sellers’ and their Subsidiaries’ actual cost in the Ordinary Course (with any changes outside the Ordinary Course as may be reasonably necessary for Sellers and their Subsidiaries to comply with applicable Laws or shift from self-insured workers compensation plans or programs to third-party insured plans or programs) to employ the Covered Employees and provide the Services during the period from and including the OpCo Closing Date through the end of the Term (the “Service Charges”) which Service Charges, for the avoidance of doubt, shall (i) include “fully loaded” costs for the compensation and employee benefits payable or provided to the Covered Employees in the Ordinary Course (with any changes outside the Ordinary Course as may be reasonably necessary for Sellers and their Subsidiaries to comply with applicable Laws or shift from self-insured workers compensation plans or programs to third-party insured plans or programs if self-insurance is no longer available to Sellers or their Subsidiaries under applicable Law, subject to Buyer’s prior written consent, such consent not to be unreasonably withheld) with respect to the period from and after the OpCo Closing Date through the end of the Term (the “Compensation Costs”), which Compensation Costs shall be inclusive of (A) employee withholding, payroll and similar taxes (including employer-side payroll taxes), (B) contributions to Seller Plans, and (C) the amount of actual medical, dental, disability and other benefits or claims incurred by Covered Employees (and any eligible spouse or dependent thereof) under self-insured Seller Plans or worker’s compensation plans, policies or programs, but shall not include any special bonus or severance payments not directed by Buyer in writing to pay, (ii) include only such third-party costs or other non-payroll expenses that are actually incurred in connection with the Services and employing, insuring and providing benefits to the Covered Employees in the Ordinary Course (with any changes outside the Ordinary Course as may be reasonably necessary for Seller and its Subsidiaries to comply with applicable Laws or shift from self-insured workers compensation plans or programs to third-party insured plans or programs if self-insurance is no longer available to Sellers or their Subsidiaries under applicable Law, subject to Buyer’s prior written consent, such consent not to be unreasonably withheld) during the Term (“Third Party Costs”), and (iii) not include Compensation Costs incurred with respect to any employee who is not a Covered Employee. Exhibit B attached hereto sets forth Seller’s good-faith estimate of the Service Charges for the Term as of the date of this Agreement (the “Budget”).

4

(b)    With respect to each payroll period ending during the Term, at least three (3) Business Days in advance of the date the applicable payroll becomes due, Buyer will deposit, or cause to be deposited, cash into a segregated account jointly controlled by Sellers and Buyer (the “Services Account”) in an amount not less than the Budget for such payroll period; provided that at least five (5) Business Days prior to the date the applicable payroll becomes due, Sellers will deliver to Buyer its good-faith estimate of any updates to the Budget with respect to the Compensation Costs incurred for such payroll period (including any reductions in aggregate Compensation Costs as a result of any termination of Covered Employees in accordance with the terms under this Agreement). Subject to Section 2.1(d), in the event Seller determines that the amount of cash on deposit in the Services Account (after deducting the amount of any Third-Party Costs that have not yet been paid) is insufficient to pay for the Compensation Costs incurred during the applicable payroll period, Sellers shall immediately inform Buyer in writing or e-mail to the Service Coordinator and Buyer shall as promptly as reasonably practical deposit, or cause to be deposited, into the Services Account an amount of cash sufficient to cover such shortfall. Buyer shall bear all Liabilities for failing to sufficiently fund the Services Account and shall indemnify Sellers and their Subsidiaries for any such failures, including with respect to any claims by any Covered Employees.

(c)    No later than the fifth Business Day following the OpCo Closing Date, Buyer will deposit, or cause to be deposited, an amount not less than the Third Party Costs set forth in the Budget.

(d)    The obligations of Sellers and their Subsidiaries to provide the Services hereunder shall be conditioned upon Buyer’s prepayment of the Service Charges and Third Party Costs payable hereunder in accordance with this Section 2.1. For the avoidance of doubt, nothing herein shall require double payment in respect of the obligations of the Buyer set forth in the Purchase Agreement, this Agreement or the other Ancillary Agreements.

(e)    Within twenty (20) Business Days following the end of the Term, Sellers shall deliver a final report to Buyer setting forth, in reasonable detail the Service Charges actually incurred over the course of the Term (the “Report”). In the event that, following final resolution of the Report in accordance with Section 3.1, the actual Service Charges for the Term is less than the amount deposited by Buyer into the Services Account, Buyer may authorize the disbursement of such excess (the “Excess Amount”) from the Services Account to Buyer.

Section 2.2    Taxes. Buyer and Sellers shall each cooperate in order to minimize any sales, use, value added, goods and services or similar Taxes (collectively, “Sales Taxes”) imposed on the sale of the Services, including providing any applicable sales and use Tax exemption certificates or other documentation necessary to support the characterization of such Services and any available explicit exemptions. Notwithstanding anything in this Section 2.2 to the contrary, each party shall be responsible for its own income and franchise taxes, except as otherwise provided in the Purchase Agreement or any of the other Ancillary Agreements. Buyer and Sellers each agree to provide to the other such information and data as reasonably requested from time to time and, at the other party’s request, to reasonably cooperate in connection with (a) the reporting of any Sales Taxes applicable to the Services, (b) any audit relating to any such Sales Taxes, or (c) any assessment, refund, claim or proceeding relating to any such Sales Taxes. Buyer shall control any audit, assessment, refund, claim, or proceeding in relation to such Sales Taxes. If Buyer is required to withhold from any amounts otherwise due and payable to Sellers pursuant to this Agreement, Buyer shall be permitted to so withhold and any amounts withheld shall be deemed paid to Sellers for purposes of this Agreement. If any such withholding relates to amounts other than with respect to taxes described in the second sentence of this Section 2.2, the amount paid to Sellers by Buyer for such Services shall be increased as necessary so that after all such required deductions and withholdings have been made (including such deductions or withholdings applicable to additional sums payable hereunder), Sellers receive an amount equal to the sum it would have received had no such deductions or withholdings been made.

ARTICLE III

DISPUTE

Section 3.1    Disputes. If Buyer, acting in good faith, disputes the amount of any Service Charge set forth in the Report, Buyer shall notify Sellers in writing of the amount of the disputed Service Charge and provide a reasonably detailed description of the reasons for the disputed charge, cost or expense. In the event resolution is not reached by the Parties within five (5) Business Days after receipt of the Report, the matter shall be referred to the Bankruptcy Court in accordance with Section 5.6. Subject to the terms and conditions of this Agreement, the failure of the Parties to resolve a dispute pursuant to this Section 3.1 shall not relieve a Party hereto of its obligations hereunder.

5

Section 3.2    Audit Rights. At all times during the term of this Agreement, Sellers shall, and shall cause their Subsidiaries to, maintain books of account, receipts, disbursements and all other records relating to the Services performed hereunder, in each case that are required by Law and also that that are sufficient to support the calculation of the Service Charges. Buyer shall have the right, at reasonable times during usual business hours of Sellers to audit such books and records, and such books and records solely relating to the Covered Employees to whom Buyer makes offers to in accordance with Section 1.2(c) of this Agreement and to the extent allowed under applicable Law shall be transferred to Buyer upon the expiration of the Term. This Section 3.2 shall survive termination or expiration of this Agreement for a period of twelve (12) months. In the event that the audit reveals that Buyer was overbilled, the matter shall be referred to the Bankruptcy Court in accordance with Section 5.6.

Section 3.3    Insurance. Sellers shall, and shall cause their Subsidiaries to, at all times during the Term, maintain worker’s compensation and employer’s liability insurance policies (at Buyer’s cost but without duplication of benefit under the Purchase Agreement) with respect to the Covered Employees (and shall endorse Buyer as a named insured on all such policies), in such amounts (if any) and with such limits (if any) as are consistent with the amounts and limits Sellers or their Subsidiaries maintained in respect of the Covered Employees immediately prior to the OpCo Closing Date, or as the Parties may from time to time otherwise agree in writing. For the avoidance of doubt, Sellers or their Subsidiaries may, with the advance written approval of Buyer (which shall not unreasonably be withheld): (i) self-insure those risks at their discretion consistent with the Ordinary Course in accordance with applicable Laws, and (ii) shift from self-insured workers compensation plans or programs to third-party insured plans or programs if self-insurance is no longer available to Sellers or their Subsidiaries under applicable Law. For the avoidance of doubt, the costs of maintaining and providing such insurance shall be Compensation Costs or Third-Party Costs, as applicable, under this Agreement, payable in accordance with Section 2.1.

Section 3.4    Seller as Employer.    The Parties acknowledge and agree that, in order to provide the Services hereunder, a Seller or its relevant Subsidiary is and shall remain during the Term the employer of the Covered Employees for wage reporting and benefits purposes, and the Covered Employees shall remain subject to the terms of the Seller Plans (but not the Excluded Plans) and other policies, procedures, codes of conduct and other rules established by the Seller and its Subsidiaries regarding conditions of employment that may be necessary for Sellers or their Subsidiaries to provide the Services hereunder. Subject to Buyer’s compliance with the payment obligations under Section 2.1, Seller or its relevant Subsidiary shall be responsible for the payment to the Covered Employees of all payroll expenses during the Term, and, at the reasonable request of Buyer, Sellers shall provide to Buyer, reasonable evidence that all of such payments have been made

Section 3.5    Liabilities. Except as specifically provided in this Agreement or as set forth in the Purchase Agreement, Buyer shall have no Liability under, or with respect to, any Seller Plan (other than the Acquired Seller Plans) prior to or during the Term; provided, however, for the avoidance of doubt, the costs of administration of any Seller Plan (other than the Excluded Plans) during the Term or any other fees, expenses or claims incurred in respect thereof in the Ordinary Course during the Term shall be Third-Party Costs under this Agreement, payable in accordance with Section 2.1.

ARTICLE IV

TERM AND TERMINATION

Section 4.1    Term. The term of this Agreement will commence on the OpCo Closing Date and end on 11:59:59pm on December 31, 2020 or such earlier date as selected by the Buyer in writing, with at least ten (10) Business Days advance notice to Sellers (the “Term”).

Section 4.2    Effect of Termination. In the event of termination of this Agreement, this Agreement shall cease to have further force or effect, and neither Party shall have any Liability to the other Party with respect to this Agreement; provided that:

(a)    expiration of the Term shall not release a Party from any Liability or obligation that already has accrued as of the effective date of such expiration and shall not constitute a waiver or release of, or otherwise be deemed to adversely affect, any rights, remedies or claims which a Party may have hereunder at Law, in equity or otherwise or which may arise out of or in connection with such termination or expiration; and

(b)    Section 2.1(e) (Fees), Section 3.1 (Disputes), Section 3.2 (Audit Rights) and Article V (Miscellaneous) shall survive the expiration of this Agreement and shall remain in full force and effect.

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ARTICLE V

MISCELLANEOUS

Section 5.1    Limitation of Liability; Disclaimer of Warranties.

(a)    To the maximum extent permitted by applicable Law, in no event shall Sellers or any of their Subsidiaries have any Liability under any provision of this Agreement, including any Liability for consequential or other indirect damages, including for any loss of profits, revenue, business reputation or opportunity, any diminution of value, or any damages (each of which is hereby disclaimed) arising from or related to the Covered Employees, Buyer Directives, the Services provided hereunder or otherwise under this Agreement, and Buyer shall indemnify, defend and hold harmless Sellers and their Subsidiaries from any and all Liabilities that arise from or are related to the Covered Employees, Buyer Directives, the Services or to any actions or omissions of Buyer in connection with the Services provided hereunder (including any action or omission by Seller or its Subsidiaries at the direction of Buyer in accordance with this Agreement) or otherwise under this Agreement, except for and to the extent of any damages to Buyer caused by the fraud, gross negligence or willful misconduct of or material breach of this Agreement, in each case by Sellers or their Subsidiaries in the performance of Services under this Agreement; provided that prior to seeking any such indemnification hereunder, Sellers shall promptly after obtaining knowledge thereof, provide notice of any fact or circumstance that would constitute a breach of this Agreement to Buyer and shall provide Buyer a reasonable opportunity to cure (if capable of cure) such breach. Except as expressly set forth herein or in the Ancillary Agreements, (a) Sellers do not guarantee or warrant the Services to be provided hereunder, (b) the Services shall be provided on an “as is” and “with all faults” basis and (c) there are no, and Buyer is not relying on any, express or implied warranties or guarantees of any kind, including any warranty of merchantability, non-infringement or fitness for a particular purpose, and all such warranties not expressly set forth herein or in the Ancillary Agreements are expressly disclaimed.

(b)    Sellers shall indemnify, defend and hold harmless Buyer and its Subsidiaries from any and all Liabilities that arise from or are related to any material breach of this Agreement by Sellers or their Subsidiaries, except for and to the extent of any damages caused by the fraud, gross negligence or willful misconduct of or material breach of this Agreement, in each case by Buyer or its Subsidiaries; provided that, prior to seeking any such indemnification hereunder, Buyer shall promptly after it obtains knowledge thereof, provide notice of any fact or circumstance that would constitute a breach of this Agreement to Sellers and shall provide Sellers a reasonable opportunity to cure (if capable of cure) such breach.

(c)    The Parties acknowledge that the foregoing limitations of liability are an essential element of this Agreement and that in their absence the other terms of this Agreement would be materially different. For the avoidance of doubt, nothing in this Section 5.1 shall limit either Party’s right to seek specific performance under Section 5.10 hereunder or obtain other equitable relief.

Section 5.2    Amendment. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver of any breach of this Agreement shall be construed as an implied amendment or agreement to amend or modify any provision of this Agreement. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation or breach of warranty or covenant. No conditions, course of dealing or performance, understanding or agreement purporting to modify, vary, explain, or supplement the terms or conditions of this Agreement shall be binding unless this Agreement is amended or modified in writing pursuant to the first sentence of this Section 5.2 except as expressly provided herein. Except where a specific period for action or inaction is provided herein, no delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

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Section 5.3    Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing except as expressly provided herein. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient; (b) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid); (c) on the day such communication was received by e-mail; or (d) three (3) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Buyer:

c/o Brookfield Asset Management Inc.

250 Vesey Street, 15th Floor

New York, New York 10281

Attn: Murray Goldfarb

Email: murray.goldfarb@brookfield.com

and

c/o Simon Property Group Inc.

225 West Washington Street

Indianapolis, IN 46204

Attn: Steven E. Fivel

Email: sfivel@simon.com

with a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention: Edward T. Ackerman

Brian S. Hermann

Robert B. Schumer

Email:   eackerman@paulweiss.com

  bhermann@paulweiss.com

  rschumer@paulweiss.com

If to Sellers:

J. C. Penney Company, Inc.

6501 Legacy Drive

Plano, Texas 75024

Attention:            Bill Wafford

    Brandy Treadway

Email:                  bwafford@jcp.com

    btreadwa@jcp.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention:     Joshua A. Sussberg

    Aparna Yenamandra

    Tana Ryan

    Steve Toth

    Aisha Lavinier

Email:    jsussberg@kirkland.com

aparna.yenamandra@kirkland.com

tryan@kirkland.com

steve.toth@kirkland.com

alavinier@kirkland.com

Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner set forth in this Section 5.3.

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Section 5.4    Assignment; Binding Effect; No Delegation of Services. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, legal representatives and permitted assigns, including any trustee appointed under Chapter 11 or Chapter 7 of the Bankruptcy Code. Notwithstanding the foregoing, no Party to this Agreement may assign any of its rights or delegate any or all of its obligations under this Agreement to any Person other than to an Affiliate without the express prior written consent of the other Party, and any purported assignment in violation of the foregoing shall be null and void; provided that such assignment shall not relieve the assigning Party of its obligations hereunder. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties any legal or equitable right, remedy or claim under or with respect to any provision of this Agreement.

Section 5.5    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement. In the event that any of the provisions of this Agreement shall be held by any Governmental Authority to be illegal, invalid or unenforceable, such provisions shall be limited or eliminated only to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect.

Section 5.6    Governing Law, etc.

(a)    This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware (without giving effect to the principles of conflict of Laws of any jurisdiction that would cause the application of the Law of a jurisdiction other than Delaware, except to the extent that the Laws of such state are superseded by the Bankruptcy Code.

(b)    Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Bankruptcy Court in any litigation arising out of or relating to this Agreement or the transactions contemplated hereby and agrees that all claims in respect of such litigation may be heard and determined in any such court. Each Party also agrees not to (a) attempt to deny or defeat such exclusive jurisdiction by motion or other request for leave from the Bankruptcy Court, or (b) bring any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue in, and any defense of inconvenient forum to the maintenance of, any litigation so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 5.3; provided, however, that nothing in this Section 5.6 shall affect the right of any Party to serve legal process in any other manner permitted by law or in equity. Each Party agrees that a final judgment in any litigation so brought shall be conclusive and may be enforced by litigation or in any other manner provided by law or in equity. The Parties intend that all foreign jurisdictions will enforce any decree of the Bankruptcy Court in any litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

(c)    EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.7    Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original.

Section 5.8    Interpretation. Unless otherwise indicated herein to the contrary:

(a)    When a reference is made in this Agreement to an Article, Section, Exhibit, Schedule, clause or subclause, such reference shall be to an Article, Section, Exhibit, Schedule, clause or subclause of this Agreement.

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(b)    The words “include,” “includes” or “including” and other words or phrases of similar import, when used in this Agreement, shall be deemed to be followed by the words “without limitation.”

(c)    The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d)    The word “if” and other words of similar import shall be deemed, in each case, to be followed by the phrase “and only if.”

(e)    The use of “or” herein is not intended to be exclusive.

(f)    The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa.

(g)    All terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

(h)    References herein to a Person are also to its successors and permitted assigns. Any reference herein to a Governmental Authority shall be deemed to include reference to any successor thereto.

(i)    Any reference herein to “Dollars” or “$” shall mean United States dollars.

(j)    If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(k)    The words “to the extent” shall mean “the degree by which” and not “if.”

Section 5.9    Entire Agreement. This Agreement, the Purchase Agreement, and the other Ancillary Agreements constitute the entire agreement between the Parties and supersede any prior understandings, agreements or representations (whether written or oral) by or between the Parties to the extent they relate in any way to the subject matter hereof.

Section 5.10    Specific Performance. The Parties shall be entitled to an injunction or injunctions to enforce specifically the Parties’ respective covenants and agreements under this Agreement, without the requirement of posting a bond or other security or making a showing of irreparable harm.

Section 5.11    Mutual Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 5.12    Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

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